Exhibit (a)(1)(A)

MAXIM INTEGRATED PRODUCTS, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS

FOR RESTRICTED STOCK UNITS

February 1, 2006

MAXIM INTEGRATED PRODUCTS, INC.

Offer to Exchange Certain

Outstanding Stock Options for Restricted Stock Units

Unless extended, this offer and the accompanying withdrawal rights will expire at 5:00 p.m.,

Pacific Standard Time, on March 1, 2006.

By this offer, we are giving you the opportunity to exchange your vested, outstanding stock options granted under the Maxim Integrated Products, Inc. 1996 Stock Incentive Plan, as amended and restated, the Maxim Integrated Products, Inc. 1987 Supplemental Stock Option Plan, as amended, the Dallas Semiconductor Corporation 1987 Stock Option Plan, as amended and restated, or the Dallas Semiconductor Corporation 1993 Officer and Director Stock Option Plan, with an exercise price equal to or greater than $35 for restricted stock units. Restricted stock units are a promise by Maxim to issue shares of Common Stock in the future, provided the vesting criteria are satisfied. You may participate in this offer if you are an eligible service provider of Maxim Integrated Products, Inc. or one of our subsidiaries (collectively referred to as Maxim, we, our or us), and reside in one of the following countries: Austria, Canada, China, Finland, France, Germany, India, Israel, Japan, Korea, Malaysia, the Netherlands, the Philippines, Singapore, Spain, Switzerland, Taiwan, Thailand, the United Kingdom or the United States. Eligible service providers consist of all employees, other than officers, of Maxim and its subsidiaries located in the countries listed in the preceding sentence as of February 1, 2006.

This offer is not conditioned upon a minimum number of options being tendered for exchange. However, this offer is conditioned upon our Common Stock price being equal to or greater than $38 on the expiration date, as well as other conditions applicable between the commencement of this offer and the expiration date as described herein. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may, in our sole discretion, extend the offering period or waive the relevant conditions if they are not satisfied on or before (as the case may be) the expiration date.

If you participate in this offer, the number of restricted stock units that you will receive depends on:

(i)	the exercise price and the date on which your eligible options were originally granted;

(ii)	the price of our Common Stock on the expiration date of this offer; and

(iii)	which set of exchange ratios applies to your eligible options—either the Standard Exchange Ratios or the Minimum Value Exchange Ratios.

To determine the number of restricted stock units you will receive upon exchange of your eligible options, please refer to Schedule C. Schedule C displays two alternative sets of exchange ratios. The first set of exchange ratios—entitled “Standard Exchange Ratios”—shows the number of restricted stock units that you will be issued in exchange for any given eligible option, based on the original grant date of that eligible option and the price of our Common Stock on the expiration date, and will apply to a given eligible option unless the Minimum Value Exchange Ratios apply. All restricted stock units issued in accordance with the Standard Exchange Ratios will vest in four equal quarterly installments over the approximate twelve (12) month period following the restricted stock unit grant date.

The second set of exchange ratios—entitled “Minimum Value Exchange Ratios”—shows the number of restricted stock units that you will be issued in exchange for any given eligible option, based on the original grant date of that eligible option and the price of our Common Stock on the expiration date, and will apply to a given eligible option only if you are eligible to use the Minimum Value Exchange Ratios for that eligible option, and you elect to do so. You are eligible to use the applicable Minimum Value Exchange Ratio for any given eligible option if and only if it is greater than the applicable Standard Exchange Ratio for that same eligible option. In that case, you have a choice with respect to that eligible option: you may elect to use the applicable Minimum Value Exchange Ratio (and receive a greater number of restricted stock units than you would if you had elected to use the Standard Exchange Ratio), in which case the restricted stock units issued in exchange for that eligible option will vest in six equal quarterly installments over the approximate eighteen (18) month period following the restricted stock unit grant date, OR you may elect to use the applicable Standard Exchange Ratio (and receive a lesser number of restricted stock units than you would if you had elected to use the Minimum Value Exchange Ratio), in which case the restricted stock units issued in exchange for that eligible option will vest in four equal quarterly installments over the approximate twelve (12) month period following the restricted stock unit grant date.

Please note that, regardless which set of exchange ratios applies in any given case, the exchange ratios shall not increase further if our Common Stock price exceeds $48.00 on the expiration date.

Schedule D, which is included solely for your reference, shows the approximate dollar value we have assigned to each of your eligible options based on the original grant date of those eligible options and the price of our Common Stock on the expiration date, and are set forth in two groups. The first group—entitled “Standard Exchange Ratio—Approximate Dollar Values”—shows the approximate dollar value we have assigned to an eligible option if the Standard Exchange Ratios apply. The second group—entitled “Minimum Value Exchange Ratio—Approximate Dollar Values”—shows the approximate dollar value we have assigned to an eligible option if the Minimum Value Exchange Ratios apply.

We will grant restricted stock units on the same U.S. business date on which we cancel the exchanged options. We refer to this date as the restricted stock unit grant date. We expect the restricted stock unit grant date to be March 1, 2006.

All restricted stock units issued in accordance with the Standard Exchange Ratios will vest in four equal quarterly installments over the approximate twelve (12) month period following the restricted stock unit grant date. In that case, if the restricted stock unit grant date is March 1, 2006 as expected, the first 1/4th of the restricted stock units will vest on May 15, 2006, another 1/4th will vest on August 15, 2006, another 1/4th will vest on November 15, 2006, and the final 1/4th will vest on February 15, 2007.

All restricted stock units issued in accordance with the Minimum Value Exchange Ratios will vest in six equal quarterly installments over the approximate eighteen (18) month period following the restricted stock unit grant date. In that case, if the restricted stock unit grant date is March 1, 2006 as expected, the first 1/6th of the restricted stock units will vest on May 15, 2006, another 1/6th will vest on August 15, 2006, another 1/6th will vest on November 15, 2006, another 1/6th will vest on February 15, 2007, another 1/6th will vest on May 15, 2007, and the final 1/6th will vest on August 15, 2007.

If you live and work in France, the vesting of your restricted stock units may be different. Please refer to Schedule E for more details. Vesting of the restricted stock units is subject to your continuing to be employed by, or provide services to, Maxim or one of its subsidiaries through each relevant vesting date.

Our Common Stock is traded on the Nasdaq National Market under the symbol “MXIM.” On January 27, 2006, the closing price of our Common Stock was $42.26 per share. You should evaluate current market quotes for our Common Stock, among other factors, before deciding to participate in this offer.

Terms in italics in this introduction are the defined terms that we use throughout this offer to exchange document. Definitions for these terms can be found on pages 3 and 4 of the Summary Term Sheet.

See “Risks of Participating in the Offer” beginning on page 16 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you participate in this offer, you must complete and sign the attached election form and deliver it by facsimile to Carl Jasper, our Chief Financial Officer, at fax number (408) 530-9176, or deliver it by hand, interoffice mail, First Class United States Mail (or, for eligible service providers outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper at Stock Administration, Maxim Integrated Products, Inc., 120 San Gabriel Drive, Sunnyvale, CA 94086, in each case before 5:00 p.m., Pacific Standard Time, on March 1, 2006. Responses submitted by any other means are not permitted. Only responses that are complete, signed and actually received by Carl Jasper by the deadline will be accepted.

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer to Tim Ruehle, our Corporate Treasurer, at:

Tim Ruehle

Maxim Integrated Products, Inc.

120 San Gabriel Dr.

Sunnyvale, CA 94086

(408) 737-7600, ext. 7126

You should direct requests for additional copies of this offer to exchange and the other option exchange program documents to Carl Jasper, our Chief Financial Officer, at:

Carl Jasper

Maxim Integrated Products, Inc.

120 San Gabriel Dr.

Sunnyvale, CA 94086

(408) 737-7600, ext. 4192

Offer to Exchange dated February 1, 2006.

You should rely only on the information contained in this offer to exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, we will not make the offer, nor will options be accepted from option holders residing in such jurisdiction. You should not assume that the information provided in this offer to exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This offer to exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

i

SUMMARY TERM SHEET

The following summary provides answers to some of the questions that you may have about this offer. You should carefully read this entire offer to exchange document, the accompanying letter from John F. Gifford (our Chief Executive Officer) dated February 1, 2006, and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. Please note that the information in the following summary is not complete. Additional important information is contained in the remainder of this offer to exchange document and the other offer documents. We have included in this summary references to other sections in this offer to help you find a more complete description of these topics.

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible service providers to exchange eligible options for restricted stock units. The following is a brief summary of the terms of this offer:

Terms in italics in this Question & Answer 1 are the defined terms that are used throughout this offer to exchange document. The definitions of these terms can be found at the bottom of this Question & Answer 1 on pages 3 and 4 of this Summary Term Sheet.

Participant Eligibility

•	All eligible service providers are eligible to participate in the offer. (See Section 1)

Eligible Options

•	All eligible options may be tendered and exchanged in the offer. (See Section 2)

•	If you participate in this offer, you may choose which of your eligible options to exchange. (See Section 2)

•	This offer is not conditioned upon a minimum number of options being tendered for exchange. However, this offer is conditioned upon our Common Stock price being equal to or greater than $38 on the expiration date, as well as other conditions applicable between the commencement of this offer and the expiration date as described herein. (See Section 7)

•	Any portion of an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and that is beneficially owned by a person who is not an eligible service provider of Maxim is not eligible to be exchanged in this offer (even if legal title to that portion of the option grant is held by an eligible service provider). The portion that is beneficially owned by our eligible service provider may be exchanged. (See Section 2)

Exchange Ratios

•	As previously noted, the number of restricted stock units that you will receive depends on: (i) the exercise price and the date on which your eligible options were originally granted; (ii) the price of our Common Stock on the expiration date of this offer; and (iii) which set of exchange ratios applies to your eligible options—either the Standard Exchange Ratios or the Minimum Value Exchange Ratios. To determine the number of restricted stock units you will receive upon exchange of your eligible options, please refer to Schedule C. Schedule C displays two alternative sets of exchange ratios.

•	The first set of exchange ratios—entitled “Standard Exchange Ratios”—shows the number of restricted stock units that you will be issued in exchange for any given eligible option, based on the original grant date of that eligible option and the price of our Common Stock on the expiration date, and will apply to a given eligible option unless the Minimum Value Exchange Ratios apply. All restricted stock units issued in accordance with the Standard Exchange Ratios will vest in four equal quarterly installments over the approximate twelve (12) month period following the restricted stock unit grant date.

•	The second set of exchange ratios—entitled “Minimum Value Exchange Ratios”—shows the number of restricted stock units that you will be issued in exchange for any given eligible option, based on the original grant date of that eligible option and the price of our Common Stock on the expiration date, and will apply to a given eligible option only if you are eligible to use the Minimum Value Exchange Ratios for that eligible option, and you elect to do so. You are eligible to use the applicable Minimum Value Exchange Ratio for any given eligible option if and only if it is greater than the applicable Standard Exchange Ratio for that same eligible option. In that case, you have a choice with respect to that eligible option: you may elect to use the applicable Minimum Value Exchange Ratio (and receive a greater number of restricted stock units than you would if you had elected to use the Standard Exchange Ratio), in which case the restricted stock units issued in exchange for that eligible option will vest in six equal quarterly installments over the approximate eighteen (18) month period following the restricted stock unit grant date, OR you may elect to use the applicable Standard Exchange Ratio (and receive a lesser number of restricted stock units than you would if you had elected to use the Minimum Value Exchange Ratio), in which case the restricted stock units issued in exchange for that eligible option will vest in four equal quarterly installments over the approximate twelve (12) month period following the restricted stock unit grant date.

•	Please note that, regardless which set of exchange ratios applies in any given case, the exchange ratios shall not increase further if our Common Stock price exceeds $48.00 on the expiration date.

For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one share of our Common Stock. For purposes of applying the exchange ratios, fractional restricted stock units will be rounded up to the nearest whole restricted stock unit on a grant-by-grant basis. (See Section 2)

Restricted Stock Units

•	Restricted stock units are a promise by Maxim to issue shares of Common Stock in the future, provided the vesting criteria are satisfied. Restricted stock units granted in connection with this offer will be granted on the same U.S. business day as the cancellation date. We refer to this date as the restricted stock unit grant date. We expect that the restricted stock unit grant date will be March 1, 2006. (See Sections 1 and 6)

Exercise Price of the Restricted Stock Units

•	The purchase price of a share of Common Stock to be issued pursuant to a restricted stock unit will be the par value of our Common Stock which is equal to one tenth of one cent ($.001). Upon the date the restricted stock units are settled, the par value shall be deemed to have been paid by your past services rendered to Maxim or one of its subsidiaries. As a result, you do not have to make any cash payment to Maxim to receive your shares of Common Stock upon settlement of your restricted stock units. (See Section 9)

Vesting and Exercisability of Restricted Stock Units

•	All restricted stock units issued in accordance with the Standard Exchange Ratios will vest in four equal quarterly installments over the approximate twelve (12) month period following the restricted stock unit grant date. In that case, if the restricted stock unit grant date is March 1, 2006 as expected, the first 1/4th of the restricted stock units will vest on May 15, 2006, another 1/4th will vest on August 15, 2006, another 1/4th will vest on November 15, 2006, and the final 1/4th will vest on February 15, 2007. If you live and work in France, the vesting of your restricted stock units may be different. Please refer to Schedule E for more details.

•	All restricted stock units issued in accordance with the Minimum Value Exchange Ratios will vest in six equal quarterly installments over the approximate eighteen (18) month period following the restricted stock unit grant date. In that case, if the restricted stock unit grant date is March 1, 2006 as expected, the first 1/6th of the restricted stock units will vest on May 15, 2006, another 1/6th will vest on August 15, 2006, another 1/6th will vest on November 15, 2006, another 1/6th will vest on February 15, 2007, another 1/6th will vest on May 15, 2007, and the final 1/6th will vest on August 15, 2007. If you live and work in France, the vesting of your restricted stock units may be different. Please refer to Schedule E for more details.

•	Vesting of the restricted stock units is subject to your continuing to be employed by, or provide services to, Maxim or one of its subsidiaries through each relevant vesting date.

•	We will make minor modifications to the vesting schedule of any restricted stock units to eliminate fractional vesting (such that a whole number of restricted stock units will vest on each vesting date); this will be done by rounding down to the nearest whole number of restricted stock units that will vest on a particular vesting date. Fractional shares that do not vest on a particular date as a result of such rounding will be carried forward to the next scheduled vesting date.

(See Section 9)

Terms Used in This Offer

•	“cancellation date” refers to the same U.S. business day as the expiration date. This is the date on which exchanged options will be cancelled. We expect that the cancellation date will be March 1, 2006. If the expiration date is extended, then the cancellation date will be similarly extended.

•	“Common Stock” refers to Maxim’s common stock.

•	“eligible service providers” refers to all employees, other than officers, of Maxim and its subsidiaries located in Austria, Canada, China, Finland, France, Germany, India, Israel, Japan, Korea, Malaysia, the Netherlands, the Philippines, Singapore, Spain, Switzerland, Taiwan, Thailand, the United Kingdom or the United States as of February 1, 2006, provided that such employees remain employees of Maxim or one of its subsidiaries located in such countries, or a successor entity thereto, at all times up to and through the cancellation date.

•	“eligible options” refers to all stock options that: (i) have an exercise price per share equal to or greater than $35, (ii) were granted under the Maxim Integrated Products, Inc. 1996 Stock Incentive Plan, as amended and restated, the Maxim Integrated Products, Inc. 1987 Supplemental Stock Option Plan, as amended, the Dallas Semiconductor Corporation 1987 Stock Option Plan, as amended and restated, or the Dallas Semiconductor Corporation 1993 Officer and Director Stock Option Plan, and (iii) are outstanding and vested immediately prior to 5:00 p.m., Pacific Standard Time, on February 24, 2006.

•	“exchanged options” refers to all eligible options that you tender and that are accepted for exchange pursuant to this offer.

•	“executive officers” refers to those officers of Maxim listed on Schedule A to this offer to exchange document who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

•	“expiration date” refers to the date that this offer expires. We expect that the expiration date will be March 1, 2006 at 5:00 p.m., Pacific Standard Time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•	“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on February 1, 2006 and we expect it to end at 5:00 p.m., Pacific Standard Time, on March 1, 2006.

•	“restricted stock unit grant date” refers to the date that is the same U.S. business date as the cancellation date. This is the date when restricted stock units will be granted. We expect that the restricted stock unit grant date will be March 1, 2006. If the expiration date is extended, then the restricted stock unit grant date will be similarly extended.

•	“restricted stock units” refers to the restricted stock units issued pursuant to this offer that replace your exchanged options.

•	“Stock Option Plans” refers collectively to the Maxim Integrated Products, Inc. 1996 Stock Incentive Plan, as amended and restated, the Maxim Integrated Products, Inc. 1987 Supplemental Stock Option Plan, as amended, the Dallas Semiconductor Corporation 1987 Stock Option Plan, as amended and restated, and the Dallas Semiconductor Corporation 1993 Officer and Director Stock Option Plan.

Q2.	How do I participate in this offer?

A2.	If you choose to participate in this offer, you must do the following before 5:00 p.m., Pacific Standard Time, on March 1, 2006:

1. Properly complete and sign the election form attached hereto as Schedule F.

2. Deliver the completed and signed election form to Carl Jasper either by facsimile at fax number (408) 530-9176, or deliver it by hand, interoffice mail, First Class United States Mail (or, for eligible service providers outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper at Stock Administration, Maxim Integrated Products, Inc., 120 San Gabriel Drive, Sunnyvale, CA 94086.

To help you identify your eligible options and to give you the tools to make an informed decision, we will distribute to you a summary of all your eligible options, broken down by grant date.

This offer is not conditioned upon a minimum number of options being tendered for exchange. However, this offer is conditioned upon our Common Stock price being equal to or greater than $38 on the expiration date, as well as other conditions applicable between the commencement of this offer and the expiration date as described herein.

We will strictly enforce the expiration date, subject only to an extension thereof that we may grant in our sole discretion. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered eligible options promptly after the expiration of this offer. (See Section 4)

We may extend the expiration date of this offer. If we do, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Standard Time, on the U.S. business day following the previously-scheduled expiration date.

The delivery of all required documents, including election forms, is your sole responsibility. Delivery will be deemed made only when actually received by Maxim in one of the following ways: (1) you may fax the completed form to Carl Jasper, our Chief Financial Officer, at fax number (408) 530-9176, or (2) you may deliver it by hand, interoffice mail, First Class United States Mail (or, for eligible service providers outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper, Stock Administration, Maxim Integrated Products, Inc., 120 San Gabriel Drive, Sunnyvale, CA 94086. Responses submitted by any other means are not permitted. In all cases, you should allow sufficient time to ensure timely delivery. Only responses that are complete, signed and actually received by Carl Jasper by the deadline will be accepted. (See Section 4)

Q3.	Are there any conditions to this offer?

A3.	Yes. While the completion of this offer is not conditioned upon any minimum number of options being tendered for exchange, it is subject to the condition that our Common Stock price be equal to or greater than $38 on the expiration date, as well as a number of customary conditions that are described in Section 7 of this offer to exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may, in our sole discretion, extend the offering period or waive the relevant conditions if they are not satisfied as of the expiration date. (See Section 7)

Q4.	Why is Maxim making this offer?

A4.	This offer is primarily designed to foster retention of our valuable employees and to better align their interests with those of our stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Some of those outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our Common Stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible service providers with the opportunity to own restricted stock units that have a greater retention value. In addition, one beneficial consequence of this offer will be to reduce Maxim’s option overhang, which is most simply defined as the number of options outstanding as a percentage of the total number of shares outstanding. The exchange ratios used in this offer will result in this reduction of Maxim’s option overhang. (See Section 3)

Q5.	Who may participate in this offer?

A5.	You may participate in this offer if you are an eligible service provider holding eligible options. (See Section 1)

Q6.	Are there circumstances under which I would not be granted restricted stock units?

A6.	Yes. If, for any reason, you are no longer an eligible service provider to Maxim or one of its subsidiaries on the restricted stock unit grant date, you will not receive any restricted stock units. Instead, you will keep your eligible options under their existing terms and conditions (including vesting schedules and expirations dates). Unless expressly provided otherwise by the applicable laws of a jurisdiction outside the United States, your employment with Maxim will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. (See Section 1)

Moreover, even if we accept your eligible options for exchange in this offer, we will not grant restricted stock units to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting restricted stock units as a result of changes in SEC or Nasdaq rules. We do not anticipate any such prohibitions at this time. (See Section 13)

Q7.	Am I required to participate in this option exchange program?

A7.	No. Participation in this offer is completely voluntary. (See Section 2)

Q8.	How many restricted stock units will I receive for the options that I exchange?

A8.	The number of restricted stock units that you will receive depends on:

(i)	the exercise price and the date on which your eligible options were originally granted;

(ii)	the price of our Common Stock on the expiration date of this offer; and

(iii)	which set of exchange ratios applies to your eligible options—either the Standard Exchange Ratios or the Minimum Value Exchange Ratios.

To determine the number of restricted stock units you will receive upon exchange of your eligible options, please refer to Schedule C. Schedule C displays two alternative sets of exchange ratios.

The first set of exchange ratios—entitled “Standard Exchange Ratios”—shows the number of restricted stock units that you will be issued in exchange for any given eligible option, based on the original grant date of that eligible option and the price of our Common Stock on the expiration date, and will apply to a given eligible option unless the Minimum Value Exchange Ratios apply. All restricted stock units issued in accordance with the Standard Exchange Ratios will vest in four equal quarterly installments over the approximate twelve (12) month period following the restricted stock unit grant date.

The second set of exchange ratios—entitled “Minimum Value Exchange Ratios”—shows the number of restricted stock units that you will be issued in exchange for any given eligible option, based on the original grant date of that eligible option and the price of our Common Stock on the expiration date, and will apply to a given eligible option only if you are eligible to use the Minimum Value Exchange Ratios for that eligible option, and you elect to do so. You are eligible to use the applicable Minimum Value Exchange Ratio for any given eligible option if and only if it is greater than the applicable Standard Exchange Ratio for that same eligible option. In that case, you have a choice with respect to that eligible option: you may elect to use the applicable Minimum Value Exchange Ratio (and receive a greater number of restricted stock units than you would if you had elected to use the Standard Exchange Ratio), in which case the restricted stock units issued in exchange for that eligible option will vest in six equal quarterly installments over the approximate eighteen (18) month period following the restricted stock unit grant date, OR you may elect to use the applicable Standard Exchange Ratio (and receive a lesser number of restricted stock units than you would if you had elected to use the Minimum Value Exchange Ratio), in which case the restricted stock units issued in exchange for that eligible option will vest in four equal quarterly installments over the approximate twelve (12) month period following the restricted stock unit grant date.

Please note that, regardless which set of exchange ratios applies in any given case, the exchange ratios shall not increase further if our Common Stock price exceeds $48.00 on the expiration date. Please also note that the exchange ratios apply to each of your option grants separately. This means that the various options you have received may be subject to different exchange ratios.

The examples set forth below will assist you in determining the number of restricted stock units to which you will be entitled upon exchange of your eligible options. For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one share of our Common Stock. For purposes of applying the exchange ratios, fractional restricted stock units will be rounded up to the nearest whole restricted stock unit on a grant-by-grant basis.

Example 1—If our Common Stock price is $38.00 on the expiration date:

(a) 1,000 options granted on October 22, 1999 will be exchanged for 203 restricted stock units (based on an exchange ratio of .2025 restricted stock units for every one (1) eligible option, and rounding up to the nearest whole restricted stock unit), which will vest in four equal quarterly installments over the approximate twelve (12) month period following the restricted stock unit grant date. Please note that the Minimum Value Ratio for this option (.1818) is less than the Standard Exchange Ratio (.2025); accordingly, only the Standard Exchange Ratio applies.

(b) 1,000 options granted on May 11, 2000 will, at your election, be subject to either the Standard Exchange Ratio or the Minimum Value Exchange Ratio. If you choose the Standard Exchange Ratio, then those 1,000 options will be exchanged for 83 restricted stock units (based on an exchange ratio of .0823 restricted stock units for every one (1) eligible option, and rounding up to the nearest whole restricted stock unit), which will vest in four equal quarterly installments over the approximate twelve (12) month period following the restricted stock unit grant date. If you choose the Minimum Value Exchange Ratio, then those 1,000 options will be exchanged for 182 restricted stock units (based on an exchange ratio of .1818 restricted stock units for every one (1) eligible option, and rounding up to the nearest whole restricted stock unit), which will vest in six equal quarterly installments over the approximate eighteen (18) month period following the restricted stock unit grant date.

Example 2—If our Common Stock price is $48.00 or higher on the expiration date:

(a) 1,000 options granted on October 22, 1999 will be exchanged for 325 restricted stock units (based on an exchange ratio of .3246 restricted stock units for every one (1) eligible option, and rounding up to the nearest whole restricted stock unit), which will vest in four equal quarterly installments over the approximate twelve (12) month period following the restricted stock unit grant date. Please note that the Minimum Value Ratio for this option (.1649) is less than the Standard Exchange Ratio (.3246); accordingly, only the Standard Exchange Ratio applies.

(b) 1,000 options granted on May 11, 2000 will, at your election, be subject to either the Standard Exchange Ratio or the Minimum Value Exchange Ratio. If you choose the Standard Exchange Ratio, then those 1,000 options will be exchanged for 119 restricted stock units (based on an exchange ratio of .1189 restricted stock units for every one (1) eligible option, and rounding up to the nearest whole restricted stock unit), which will vest in four equal quarterly installments over the approximate twelve (12) month period following the restricted stock unit grant date. If you choose the Minimum Value Exchange Ratio, then those 1,000 options will be exchanged for 165 restricted stock units (based on an exchange ratio of .1649 restricted stock units for every one (1) eligible option, and rounding up to the nearest whole restricted stock unit), which will vest in six equal quarterly installments over the approximate eighteen (18) month period following the restricted stock unit grant date.

Example 3—If our Common Stock price is $43.00 (the midpoint between $38.00 and $48.00) on the expiration date:

(a) 1,000 options granted on October 22, 1999 will be exchanged for 266 restricted stock units (based on an exchange ratio of .2657 restricted stock units for every one (1) eligible option, and rounding up to the nearest whole restricted stock unit), which will vest in four equal quarterly installments over the approximate twelve (12) month period following the restricted stock unit grant date. Please note that the Minimum Value Ratio for this option (.1839) is less than the Standard Exchange Ratio (.2657); accordingly, only the Standard Exchange Ratio applies.

(b) 1,000 options granted on May 11, 2000 will, at your election, be subject to either the Standard Exchange Ratio or the Minimum Value Exchange Ratio. If you choose the Standard Exchange Ratio, then those 1,000 options will be exchanged for 100 restricted stock units (based on an exchange ratio of .0999 restricted stock units for every one (1) eligible option, and rounding up to the nearest whole restricted stock unit), which will vest in four equal quarterly installments over the approximate twelve (12) month period following the restricted stock unit grant date. If you choose the Minimum Value Exchange Ratio, then those 1,000 options will be exchanged for 184 restricted stock units (based on an exchange ratio of .1839 restricted stock units for every one (1) eligible option, and rounding up to the nearest whole restricted stock unit), which will vest in six equal quarterly installments over the approximate eighteen (18) month period following the restricted stock unit grant date.

(See Section 2)

Q9.	What is the dollar value of each eligible option that I exchange for restricted stock units if I elect the Minimum Value Exchange Ratio?

A9.	Each eligible option is worth approximately: (i) $7.00 if the price of our Common Stock on the expiration date is between $38.00 and $38.99, (ii) $7.50 if the price of our Common Stock on the expiration date is between $39.00 and $39.99, and (iii) $8.00 if the price of our Common Stock on the expiration date is $40.00 or higher.

(See Section 2 and Schedule D)

Q10.	Why isn’t the exchange ratio simply one-for-one and how were the exchange ratios calculated?

A10.	Our stock option exchange program must balance the interests of Maxim and its employees and stockholders. In general, the exchange ratios selected for this offer were intended to result in your receiving approximately the same value in restricted stock units as you are giving up by exchanging your eligible options, as calculated using the Black-Scholes valuation model (a widely-used model for calculating the value of derivative securities) using expected option lives consistent with historical exercise patterns. There are, however, two exceptions to this principle. First, as noted above, the exchange ratios will not increase further if our Common Stock price exceeds $48.00 on the expiration date. This means that, if our Common Stock price is greater than $48.00 on the expiration date, the value of the restricted stock units that you receive may be less than the value of the eligible options being exchanged, calculated using the Black-Scholes valuation model. Second, if you are eligible to select the Minimum Value Exchange Ratio with respect to any eligible options and choose to do so, then, assuming that our Common Stock price is not greater than $48.00 on the expiration date, the value of the restricted stock units that you receive will be greater than the value of those eligible options being exchanged, calculated using the Black-Scholes valuation model.

In addition, the exchange ratios selected for this offer will decrease the total number of options outstanding and therefore benefit stockholders by decreasing potential stockholder dilution. Due to their vesting schedules, the restricted stock units will have a greater eligible service provider retention value than the exchanged options and therefore benefit Maxim in its efforts to retain valuable service providers. For eligible service providers, this offer is a voluntary opportunity to exchange eligible options for restricted stock units, which are more certain to provide liquidity than the exchanged options.

(See Section 3)

Q11.	If the price of Maxim’s Common Stock were to increase after the date on which my options are cancelled, is it possible that those cancelled options would have ultimately been more economically valuable than the restricted stock units I received in exchange for them?

A.11	Yes. If the price of our Common Stock increases after the date on which your options are cancelled, those cancelled options might prove to have been worth more than the restricted stock units that you received in exchange for them. Because the exchange ratios utilized in this offer are not one-for-one with respect to exchanged options, it is possible that, at some point in the future, your old options would have been economically more valuable than the restricted stock units granted pursuant to this exchange offer. For example, if our Common Stock price is $38.00 on the expiration date and you exchange 1,000 eligible options granted on October 22, 1999 with an exercise price of $35.22 per share, you would receive a grant of 203 restricted stock units (based on an exchange ratio of .2025 restricted stock units for every one (1) eligible option, and rounding up to the nearest whole restricted stock unit). Assume, for illustrative purposes only, that twelve months after the restricted stock unit grant date the price of our Common Stock had increased to $50.00 per share. Under this example, if you had kept your exchanged options and sold them at $50.00 per share, you would have realized a pre-tax gain of $14,780, but if you exchanged your options and sold the shares subject to the restricted stock grant eighteen months later at $50.00 per share, you would only realize a pre-tax gain of $10,150.

For any particular option, the price of our Common Stock at which the exchange would be a “break-even” proposition can be calculated in several simple steps. First, divide one (1) by the applicable exchange ratio. Then, take that resulting number and divide it by itself minus one (1) – this number will be the “break-even multiple.” Thus, for the example in the preceding paragraph, you would first divide one (1) by .2025, yielding 4.94. You would then divide 4.94 by 3.94, yielding 1.25 – this number is the “break-even multiple.” Since the option exercise price in the example was $35.22, the “break-even price” of our Common Stock for that option would be $35.22 multiplied by 1.25, or $44.03. If the price of our Common Stock at the time of sale were to exceed the “break-even price” (such as $44.03 in the above example), you would be better off economically keeping the exchanged options. However, if the price of our Common Stock at the time of sale were less than the “break-even price,” you would be better of economically with the restricted stock units.

Note that this discussion of the “break-even multiple” and “break-even price” does not take into account vesting. Because only vested options are eligible for exchange, in all cases the restricted stock units issued in the offer will vest after the corresponding exchanged options. You should take both the “break-even multiple” (and your judgment regarding the future value of our Common Stock) and the change in vesting into account when deciding whether to participate in this offer.

Q12.	What will be the purchase price of the shares of Common Stock to be issued upon settlement of my restricted stock units?

A12.	The purchase price of the shares of Common Stock to be issued upon settlement of your restricted stock units will be the par value of our Common Stock which is equal to one tenth of one cent ($.001) and the par value will be deemed paid by your past services rendered to Maxim or its subsidiaries. As a result, you do not have to make any cash payment to Maxim to receive the shares of Common Stock to be issued upon settlement of your restricted stock units. (See Section 9)

Q13.	When will my restricted stock units vest?

A13.	All restricted stock units issued in accordance with the Standard Exchange Ratios will vest in four equal quarterly installments over the approximate twelve (12) month period following the restricted stock unit grant date. In that case, if the restricted stock unit grant date is March 1, 2006 as expected, the first 1/4th of the restricted stock units will vest on May 15, 2006, another 1/4th will vest on August 15, 2006, another 1/4th will vest on November 15, 2006, and the final 1/4th will vest on February 15, 2007. If you live or work in France, the vesting of your restricted stock units may be different. Please refer to Schedule E for more details.

All restricted stock units issued in accordance with the Minimum Value Exchange Ratios will vest in six equal quarterly installments over the approximate eighteen (18) month period following the restricted stock unit grant date. In that case, if the restricted stock unit grant date is March 1, 2006 as expected, the first 1/6th of the restricted stock units will vest on May 15, 2006, another 1/6th will vest on August 15, 2006, another 1/6th will vest on November 15, 2006, another 1/6th will vest on February 15, 2007, another 1/6th will vest on May 15, 2007, and the final 1/6th will vest on August 15, 2007. If you live or work in France, the vesting of your restricted stock units may be different. Please refer to Schedule E for more details.

•	Vesting of the restricted stock units is subject to your continuing to be employed by, or provide services to, Maxim or one of its subsidiaries through each relevant vesting date. Restricted stock units which do not vest will be forfeited to Maxim, and you will have no further rights with respect thereto.

•	After the restricted stock units vest, continued service to Maxim or one of its subsidiaries is not required to retain the shares of Common Stock issued upon settlement of your restricted stock units.

•	We will make minor modifications to the vesting schedule of any restricted stock units to eliminate fractional vesting (such that a whole number of restricted stock units will vest on each vesting date); this will be done by rounding down to the nearest whole number of restricted stock units that will vest on a particular vesting date. Fractional shares that do not vest on a particular date as a result of such rounding will be carried forward to the next scheduled vesting date.

Example 1: Suppose you tender for exchange 1,000 eligible options that were granted to you on May 11, 2000 and our Common Stock price is $38.00 on the expiration date. If you elect to use the Standard Exchange Ratio, you will be issued 83 restricted stock units (based on an exchange ratio of .0823 restricted stock units for every one (1) eligible option, and rounding up to the nearest whole restricted stock unit).

Those 83 restricted stock units would vest in four equal quarterly installments over the approximate twelve (12) month period following the restricted stock unit grant date, subject to your continued service through each relevant vesting date, as follows:

•	25% (approximately 20 restricted stock units, rounding down to the nearest whole restricted stock unit) would vest on May 15, 2006;

•	25% (approximately 21 restricted stock units, after taking account of the fractional restricted stock units carried forward from the previous vesting date, and rounding down to the nearest whole restricted stock unit) would vest on August 15, 2006;

•	25% (approximately 21 restricted stock units, after taking account of the fractional restricted stock units carried forward from the previous vesting date, and rounding down to the nearest whole restricted stock unit) would vest on November 15, 2006; and

•	25% (approximately 21 restricted stock units, after taking account of the fractional restricted stock units carried forward from the previous vesting date) would vest on February 15, 2007.

Example 2: Suppose you tender for exchange 1,000 eligible options granted on May 11, 2000 and our Common Stock price is $38.00 on the expiration date. If you elect to use the Minimum Value Exchange Ratio, you will be issued 182 restricted stock units (based on an exchange ratio of .1818 restricted stock units for every one (1) eligible option, and rounding up to the nearest whole restricted stock unit). Those 182 restricted stock units would vest in six equal quarterly installments over the approximate eighteen (18) month period following the restricted stock unit grant date, subject to your continued service through each relevant vesting date, as follows:

•	16 2/3% (approximately 30 restricted stock units, rounding down to the nearest whole restricted stock unit) would vest on May 15, 2006;

•	16 2/3% (approximately 30 restricted stock units, after taking account of the fractional restricted stock units carried forward from the previous vesting date, and rounding down to the nearest whole restricted stock unit) would vest on August 15, 2006;

•	16 2/3% (approximately 31 restricted stock units, after taking account of the fractional restricted stock units carried forward from the previous vesting dates) would vest on November 15, 2006;

•	16 2/3% (approximately 30 restricted stock units, rounding down to the nearest whole restricted stock unit) would vest on February 15, 2007;

•	16 2/3% (approximately 30 restricted stock units, after taking account of the fractional restricted stock units carried forward from the previous vesting date, and rounding down to the nearest whole restricted stock unit) would vest on May 15, 2007; and

•	16 2/3% (approximately 31 restricted stock units, after taking account of the fractional restricted stock units carried forward from the previous vesting dates) would vest on August 15, 2007.

Q14.	If I participate in this offer, do I have to exchange all of my options?

A14.	No. If you decide to participate in this offer, you may elect to exchange any of your eligible options and you may pick and choose between particular option grants. This means that you may elect to exchange only some of the shares covered by any particular option grant. Further, you may elect to exchange the remaining portion of an option grant that you have already partially exercised. (See Section 2)

Q15.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A15.

If you have an option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible service provider beneficially owns a portion of that option grant, you may tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not an eligible service provider may not be exchanged in this offer to exchange (even if legal title to that portion of the option grant is held by you and you are an eligible service provider).

For instance, if you are an eligible service provider and you hold an option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange shares from the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to participate in the offer at all. That is your only choice with respect to such an option grant. (See Section 2)

Q16.	When will my exchanged options be cancelled?

A16.	Your exchanged options will be cancelled on the same U.S. business day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be March 1, 2006, unless the offer period is extended. (See Section 6)

Q17.	Once I surrender my exchanged options, is there anything I must do to receive the restricted stock units?

A17.	Once your exchanged options have been cancelled, there is nothing that you must do to receive your restricted stock units, other than to sign and enter into a restricted stock unit agreement with the Company. (See Section 9) Your restricted stock units will be granted to you on the same day that the exchanged options are cancelled. We expect that the restricted stock grant date will be March 1, 2006. In order to receive the shares covered by the restricted stock unit grant, you will need to remain an eligible service provider through each applicable vesting date, as described in Question and Answer 13. (See Section 1)

Q18.	When will I receive restricted stock units?

A18.	We will grant the restricted stock units on the restricted stock unit grant date. The restricted stock unit grant date will be the same U.S. business day as the date on which we cancel the options accepted for exchange. We expect the restricted stock unit grant date will be March 1, 2006. If the expiration date is delayed, the restricted stock unit grant date will be similarly delayed. You will receive your restricted stock unit agreement promptly after the expiration of the offer. You will receive the shares subject to the restricted stock unit when and if your restricted stock unit vests. (See Section 6)

Q19.	Can I exchange shares of Maxim Common Stock that I acquired upon exercise of Maxim options?

A19.	No. This offer relates only to eligible options. You may not exchange shares of Maxim Common Stock in this offer. (See Section 2)

Q20.	Why are you offering to exchange options for restricted stock units rather than new options?

A20.	The primary purpose of this offer is to foster retention of our valuable employees and to better align their interests with those of our stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Some of those outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our Common Stock. These options are commonly referred to as being “underwater.” Due to their vesting schedules, the restricted stock units will have greater employee retention value than the exchanged options and therefore benefit Maxim in its efforts to retain valuable employees. For eligible service providers, this offer is a voluntary opportunity to exchange eligible options for restricted stock units, which are more certain to provide liquidity than the exchanged options.

In addition, one beneficial consequence of this offer will be to reduce our stock option overhang. Stock options represent potential future issuance of shares, which would create dilution and may put downward pressure on stock prices. The measure of stock option usage is called “overhang,” defined most simply as stock options granted as a percentage of the total shares outstanding. Using this definition, Maxim’s stock option overhang was approximately 31.75% as of the close of business on December 24, 2005. The exchange ratios selected for this offer will decrease the total number of options outstanding and therefore benefit stockholders by reducing potential stockholder dilution, while still providing a substantial incentive to our service providers to exert maximum efforts to increase the value of Maxim’s business.

Q21.	Will I be required to give up all of my rights under the cancelled options?

A21.	Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you will no longer have any rights thereunder. We intend to cancel all exchanged options on the same U.S. business day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be March 1, 2006. (See Section 6)

Q22.	Will the terms and conditions of my restricted stock units be the same as my exchanged options?

A22.	Restricted stock units are a different type of award than stock options, and so the terms and conditions of your restricted stock units will necessarily be different from your stock options. Your restricted stock units will be granted under our 1996 Stock Incentive Plan, and will be subject to a restricted stock unit agreement between you and the Company. (See Section 9)

Q23.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A23.	If you choose not to participate or your options are not accepted for exchange, your existing options will remain outstanding under their current terms and conditions and will retain, without limitation, their existing exercise price(s), vesting schedule(s), and expiration date(s). (See Section 6)

Q24.	How does Maxim determine whether an option has been properly tendered?

A24.	We retain sole discretion to resolve all questions related to the validity, form, and eligibility (including time of receipt and acceptance) of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. This offer is not conditioned on a minimum number of options being tendered for exchange. However, this offer is conditioned upon our Common Stock price being equal to or greater than $38 on the expiration date, as well as other conditions applicable between the commencement of this offer and the expiration date as described herein. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may, in our sole discretion, extend the offering period or waive the relevant conditions if they are not satisfied on or before (as the case may be) the expiration date. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form and we will not incur any liability for failure to give any notice. (See Section 4)

Q25.	Will I have to pay taxes if I participate in the offer?

A25.

If you participate in the offer and are a citizen or resident of the U.S., you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the restricted stock unit grant date, you generally will not be required under current law to recognize income for U.S. federal income tax purposes. However, you generally will have taxable income when your restricted stock units vest, at which time Maxim will also generally have a tax withholding obligation. Although not obligated to do so, Maxim intends to automatically withhold a sufficient number of otherwise distributable shares of Common Stock when restricted stock units vest to satisfy its tax withholding obligation. You may also have taxable income when you sell the shares issued upon settlement of the restricted stock unit. (See Section 14)

If you are a tax resident of a country other than the U.S., the tax consequences of participating in the offer, as well as for your restricted stock units, may be different. Please be sure to read Schedule E attached hereto which discusses the potential tax consequences in countries outside the U.S. (See Section 15)

For all employees, we strongly recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a tax resident of or subject to the tax laws in more than one country, you should be aware that there might be additional tax and social insurance consequences in more than one country that may apply to you.

Q26.	What if Maxim is acquired by another company?

A26.	Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if Maxim is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights thereunder will remain intact and you will receive no restricted stock units in exchange for them. If Maxim is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the restricted stock units to be granted in exchange for tendered eligible options, including any adjustments to the purchase price or number of shares that will be subject to the restricted stock units. Under such circumstances, the type of security and the number of shares covered by your restricted stock unit award would be adjusted based on the consideration per share given to holders of our Common Stock in connection with the acquisition. As a result of this adjustment, you may receive restricted stock units covering more or fewer shares of the acquiror’s Common Stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the restricted stock units if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our Common Stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our Common Stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the restricted stock unit grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any restricted stock units or other benefit for your tendered options.

If we are acquired after your tendered options have been accepted, cancelled, and exchanged for restricted stock units, your restricted stock units will be treated in the acquisition transaction in accordance with the terms of the transaction agreement, the terms of the 1996 Stock Incentive Plan, as amended and restated, and your new restricted stock unit agreement.

(See Section 9)

Q27.	Will I receive a restricted stock unit agreement if the eligible options I tender are accepted for exchange?

A27.	Yes. All restricted stock units will be subject to a restricted stock unit agreement between you and Maxim, as well as to the terms and conditions of the 1996 Stock Incentive Plan (and, if you live and work in France, of the French sub-plan to the 1996 Stock Incentive Plan). Your execution of the restricted stock unit agreement is a condition to receiving any shares of Common Stock under the restricted stock units. (See Section 9)

Q28.	If Maxim extends the expiration date offer, how will I be notified?

A28.	If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Standard Time, on the next U.S. business day following the previously-scheduled expiration date. (See Sections 2 and 16)

Q29.	How will I be notified if the terms of the offer are changed?

A29.	If we change the terms of the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m., Pacific Standard Time, on the next U.S. business day following the day we change the terms of the offer. (See Sections 2 and 16)

Q30.	Can I change my mind and withdraw from this offer?

A30.	Yes. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly-submitted election or withdrawal form we receive before the expiration date. (See Section 5)

Q31.	How do I withdraw my election?

A31.	To withdraw your election, you must do the following before the expiration date:

1. Properly complete and sign the attached withdrawal form.

2. Deliver the completed and attached withdrawal form to Carl Jasper either via facsimile at fax number (408) 530-9176, or deliver it by hand, interoffice mail, First Class United States Mail (or, for eligible service providers outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper at Stock Administration, Maxim Integrated Products, Inc., 120 San Gabriel Drive, Sunnyvale, CA 94086.

(See Section 5)

Q32.	What if I withdraw my election and then decide again that I want to participate in this offer?

A32.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date that is signed and dated after the date of your withdrawal form. (See Question and Answer 2 and Section 5)

Q33.	Is Maxim making any recommendation as to whether I should exchange my eligible options?

A33.

No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many employees. The program does carry risk (see “Risks of Participating in the Offer” beginning on page 16 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your eligible options than from the restricted stock units you will receive in the exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (See Section 3)

Q34.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A34.	You should direct questions about this offer to Tim Ruehle, our Corporate Treasurer, at:

Tim Ruehle
Maxim Integrated Products, Inc.
120 San Gabriel Drive
Sunnyvale, CA 94086
(408) 737-7600, ext. 7126

You should direct requests for additional copies of this offer to exchange and the other option exchange program documents to Carl Jasper, our Chief Financial Officer, at:

Carl Jasper
Stock Administration
Maxim Integrated Products, Inc.
120 San Gabriel Drive
Sunnyvale, CA 94086
(408) 737-7600, ext. 4192

(See Section 10)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. This list, the risk factors under the heading entitled “Trends, Risks and Uncertainties” in our annual report on Form 10-K for the fiscal year ended June 25, 2005 filed with the Securities and Exchange Commission (SEC), and the risk factors discussed in our quarterly report on Form 10-Q for the fiscal quarter ended September 24, 2005 filed with the SEC, highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this offer to exchange discussing the tax consequences in the United States, Schedule E attached to this offer to exchange which discusses the tax consequences and certain other considerations for eligible service provides outside the United States, as well as the rest of this offer to exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

In addition, this offer and our SEC reports referred to above include “forward-looking statements.” When used in this offer to exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this offer to exchange. You should carefully consider these risks, in addition to the other information in this offer to exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ materially from those contained, predicted or implied in the forward-looking statements.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached hereto as Schedule B, as well as our most recent Forms 10-K, 10-Q and 8-K filed with the SEC. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof. The Company disclaims any duty, and undertakes no obligation, to update any forward-looking statements, whether as a result of new information relating to existing conditions, future events or otherwise, or to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Economic Risks

If the price of our Common Stock increases after the date on which your options are cancelled, your cancelled options might be worth more than the restricted stock units that you receive in exchange for them.

Because the exchange ratios utilized in this offer are not one-for-one with respect to exchanged options, it is possible that, at some point in the future, your old options would have been economically more valuable than the restricted stock units granted pursuant to this exchange offer. For example, if our Common Stock price is $38.00 on the expiration date and you exchange 1,000 eligible options granted on October 22, 1999 with an exercise price of $35.22 per share, you would receive a grant of 203 restricted stock units (based on an exchange ratio of .2025 restricted stock units for every one (1) eligible option, and rounding up to the nearest whole restricted stock unit). Assume, for illustrative purposes only, that twelve months after the restricted stock unit grant date the price of our Common Stock had increased to $50.00 per share. Under this example, if you had kept your exchanged options and sold them at $50.00 per share, you would have realized a pre-tax gain of $14,780, but if you exchanged your options and sold the shares subject to the restricted stock grant eighteen months later at $50.00 per share, you would only realize a pre-tax gain of $10,150.

For any particular option, the price of our Common Stock at which the exchange would be a “break-even” proposition can be calculated in several simple steps. First, divide one (1) by the applicable exchange ratio. Then, take that resulting number and divide it by itself minus one (1)—this number will be the “break-even multiple.” Thus, for the example in the preceding paragraph, you would first divide one (1) by .2025, yielding 4.94. You would then divide 4.94 by 3.94, yielding 1.25—this number is the “break-even multiple.” Since the option exercise price in the example was $35.22, the “break-even price” of our Common Stock for that option would be $35.22 multiplied by 1.25, or $44.03. If the price of our Common Stock at the time of sale were to exceed the “break-even price” (such as $44.03 in the above example), you would be better off economically keeping the exchanged options. However, if the price of our Common Stock at the time of sale were less than the “break-even price,” you would be better of economically with the restricted stock units.

Note that this discussion of the “break-even multiple” and “break-even price” does not take into account vesting. Because only vested options are eligible for exchange, in all cases the restricted stock units issued in the offer will vest after the corresponding exchanged options. You should take both the “break-even multiple” (and your judgment regarding the future value of our Common Stock) and the change in vesting into account when deciding whether to participate in this offer.

If we are acquired by or merge with another company, your cancelled options might be worth more than the restricted stock units that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our Common Stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our Common Stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

If your employment terminates for any reason before your restricted stock units vest, you will not receive any value from your restricted stock units.

If you do not remain an eligible service provider through the date your restricted stock units first vest, you will not receive any shares of Common Stock upon settlement of your restricted stock units. Instead, your restricted stock units will expire immediately upon your termination. As a result, you will receive no value from your restricted stock units.

Tax-Related Risks

Tax effects of restricted stock units for United States Tax Residents.

If you participate in the offer and are a citizen or resident of the U.S., you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the restricted stock unit grant date, you generally will not be required under current law to recognize income for U.S. federal income tax purposes. However, you generally will have taxable income when your restricted stock units vest, at which time Maxim will also generally have a tax withholding obligation. Although not obligated to do so, Maxim intends to automatically withhold a sufficient number of otherwise distributable shares of Common Stock when restricted stock units vest to satisfy its tax withholding obligation. You may also have taxable income when you sell the shares issued upon settlement of the restricted stock units.

Tax effects of restricted units for tax residents of countries outside the United States.

If you participate in the offer and are a tax resident of a country outside the United States, you should refer to Schedule E for more information on the tax and social security consequences and other considerations applicable to the exchange of the options and grant of restricted stock units.

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences in more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Business-Related Risks

Risk Factors

You should carefully consider the following:

Factors Affecting Future Operating Results

The Company’s future operating results are difficult to predict and may be affected by a number of factors.

The semiconductor market has historically been cyclical and subject to significant economic downturns at various times. After a period of increasing demand that extended through fiscal year 2000, the semiconductor industry, including the portions in which the Company participates, experienced dramatically decreased demand. Although some of the causes of that decrease are known, including significant excess inventories in the hands of equipment manufacturers and other potential customers, it remains unclear what all the causes may have been. In fiscal year 2005, Maxim achieved increases in net revenues and net income of 16.2% and 28.8%, respectively over fiscal year 2004 levels. However, Maxim’s ability to achieve future revenue and net income growth depends on whether, and the extent to which, demand for its products increases and reflects real end-user demand and whether customer cancellations and delays of outstanding orders remain small.

Other key factors affecting the Company’s revenues and operating results that could cause actual results to differ materially from past or predicted results include the timing of new product announcements or introductions by the Company and its competitors, competitive pricing pressures, fluctuations in manufacturing yields and manufacturing efficiency, adequate availability of wafers and other materials and manufacturing capacity, changes in product mix, our ability to turn backlog into revenues and economic conditions in the United States and international markets. As a result of these and other factors, there can be no assurance that the Company will not experience material fluctuations in its future operating results on a quarterly or annual basis.

The Company’s ability to realize its quarterly revenue goals and projections is affected to a significant extent by its ability to match inventory and current production mix with the product mix required to fulfill orders on hand and orders received within a quarter for delivery in that quarter (referred to as “turns business”). This issue, which has been one of the distinguishing characteristics of the analog integrated circuit industry, results from the very large number of individual parts offered for sale and the very large number of customers, combined with limitations on Maxim’s and its customers’ ability to forecast orders accurately, and relatively lengthy manufacturing cycles. Because of this extreme complexity in the Company’s business, no assurance can be given that the Company will achieve a match of inventory on hand, production units, and shippable orders sufficient to realize quarterly or annual revenue and net income goals.

In addition, in certain markets where end-user demand may be particularly volatile and difficult to predict, such as notebook computers, cellular handsets, and certain consumer products that require Maxim to manufacture product and have it available for shipment, even though the customer is unwilling to make a binding commitment to purchase all, or even any, of the product. At any given time, this situation could affect a portion of the Company’s backlog. As a result, in any quarterly fiscal period, the Company is subject to the risk of cancellation of orders leading to a sharp fall-off of sales and backlog. Further, those orders may be for products that meet the customer’s unique requirements so that those cancelled orders would, in addition, result in an inventory of unsaleable products, resulting in potential inventory write-offs. Because of lengthy manufacturing cycles for certain of the products subject to these uncertainties, the amount of unsaleable product could be substantial. The

Company routinely estimates inventory reserves required for such product. Actual results may differ from these reserve estimates, and such differences may be material to Maxim’s financial condition, gross margins, and results of operations.

Dependence on New Products, Process Technologies and Market Penetration

The Company’s future success will continue to depend on its ability to introduce new products, enter new markets and to develop new process technologies. Semiconductor design and process technologies are subject to rapid technological change, requiring a high level of expenditures for research and development. Design and process development for the portions of the semiconductor market in which the Company participates are particularly challenging. The success of new product introductions is dependent on several factors, including proper new product selection, timely product introduction, achievement of acceptable production test times and yields, and market acceptance. From time to time, Maxim has not fully achieved its new product introduction and process development goals. There can be no assurance that the Company will successfully develop or implement new process technologies or that new products will be introduced on a timely basis or receive substantial market acceptance.

In addition, the Company’s growth is dependent on its continued ability to penetrate new markets where the Company has limited experience and competition is intense. There can be no assurance that the markets being served by the Company will grow (for example, older markets do saturate and decline); that the Company’s existing and new products will meet the requirements of such markets; that the Company’s products will achieve customer acceptance in such markets; that competitors will not force prices to an unacceptably low level or take market share from the Company; or that the Company can achieve or maintain profitability in these markets.

Manufacturing Risks

The fabrication of integrated circuits is a highly complex and precise process. Minute impurities, contaminants in the manufacturing environment, difficulties in the fabrication process, defects in the masks used in the wafer manufacturing process, manufacturing equipment failures, wafer breakage, or other factors can cause a substantial percentage of wafers to be rejected or numerous dice on each wafer to be nonfunctional. The Company has from time to time experienced reliability problems and lower-than-expected production yields, which have delayed product shipments and adversely affected gross margins. There can be no assurance that the Company will not experience a decrease in manufacturing yields or reliability or quality problems that could expose the Company to liability, product returns and product warranty claims.

The number of shippable dice per wafer for a given product is critical to the Company’s results of operations. To the extent the Company does not achieve acceptable manufacturing yields or experiences delays in its wafer fabrication, wafer sort, assembly or final test operations, its results of operations could be adversely affected. During periods of decreased demand, fixed wafer fabrication costs could have an adverse effect on the Company’s financial condition, gross margins, and results of operations.

The Company is continuing its ramp up of wafer manufacturing production at its wafer manufacturing facility located in San Antonio, Texas, which began in fiscal year 2005. The conversion to 8-inch wafer manufacturing at the facility located in Dallas, Texas will continue throughout fiscal year 2006. In addition, the Company is converting a portion of its wafer manufacturing facility located at Beaverton, Oregon to eight-inch wafer manufacturing and developing new processes, which are necessary for the successful entry into significantly large markets, in anticipation of increased customer demand for its products. Should the Company be unsuccessful in completing its planned production ramp up at the San Antonio, Texas, wafer manufacturing facility, or conversion to eight-inch wafer manufacturing at its wafer manufacturing facility located at Dallas, Texas and Beaverton, Oregon, or should customer demand fail to increase and the Company no longer needs the additional capacity, the Company’s financial position and results of operations could be adversely impacted.

As of June 25, 2005, the Company manufactured approximately 96% of its wafer production requirements internally. Given the nature of the Company’s products, it would be very difficult and costly to arrange for independent manufacturing facilities to supply such products. Any prolonged inability to utilize one of the Company’s manufacturing facilities as a result of fire, natural disaster, unavailability of electric power or otherwise, would have a material adverse effect on the Company’s results of operations and financial condition.

Competition

The Company experiences intense competition from a number of companies, some of which have significantly greater financial, manufacturing, and marketing resources than the Company and some of which have greater technical resources than the Company and have intellectual property rights to which the Company is not privy. To the extent that the Company’s proprietary products become more successful, competitors will offer second source products or functionally equivalent products for some of those products, which could erode the Company’s profit margins.

Dependence on Independent Distributors and Sales Representatives

A portion of the Company’s sales is realized through independent electronics distributors and a limited portion of the Company’s sales is realized through independent sales representatives that are not under the control of the Company. Dallas Semiconductor continues to derive a larger percentage of its sales through the distribution channel than the Maxim only business. These independent sales organizations generally represent product lines offered by several companies and thus could reduce their sales efforts applied to the Company’s products or terminate their representation of the Company. Payment terms for foreign distributors are substantially longer, either according to contract or by practice, than for U.S. customers. The Company generally requires foreign distributors to provide a letter of credit to the Company in an amount equal to the credit limit set for accounts receivable from such foreign distributors. The letter of credit provides for collection on accounts receivable from the foreign distributor should the foreign distributor default on their accounts receivable to the Company. The Company does not require letters of credit from any of its domestic distributors and is not protected against accounts receivable default or bankruptcy by these distributors. The inability to collect open accounts receivable could adversely affect the Company’s results of operations. Termination of a significant distributor, whether at the Company’s or the distributor’s initiative, could be disruptive to the Company’s current business. If the Company were unable to find suitable replacements, terminations by significant distributors or representatives could have a material adverse impact on the Company.

Dependence on Independent Foundries, Subcontractors, Thailand Test Facility and Philippines Test and Shipping Facility

Although the Company has an internal capability to fabricate most of its wafers, Maxim remains dependent on outside silicon foundries for a small portion of its wafer fabrication. None of the independent foundries currently used by Maxim is affiliated with the Company. As is typical in the semiconductor industry, from time to time, the Company has experienced disruptions in the supply of processed wafers from these foundries due to quality problems, failure to achieve satisfactory electrical yields, and capacity limitations. Procurement from foundries is done by purchase order and contracts. If these foundries are unable or unwilling to produce adequate supplies of processed wafers conforming to the Company’s quality standards or unable to provide timely delivery, the Company’s business and relationships with its customers for the limited quantities of products produced by these foundries would be adversely affected. Finding alternate sources of supply or initiating internal wafer processing for these products may not be economically feasible.

Maxim relies on assembly subcontractors located in the Philippines, Malaysia, Thailand, China, Singapore, Taiwan and South Korea to separate wafers into individual integrated circuits and to package them. None of the assembly subcontractors currently used by Maxim is affiliated with the Company. Reliability problems experienced by the Company’s assemblers could cause serious problems in delivery and quality resulting in potential product liability to the Company. In fiscal year 2005, the Company performed approximately one fourth of its wafer sort operations at its U.S. facilities, the remaining wafer sort operations were performed offshore at its facility located in Cavite, the Philippines, and Chonburi Province, Thailand. In the past, the Company’s assembly contractors in Malaysia, South Korea and the Philippines have been impacted by political disorders, labor disruptions, criminal activities and natural disasters. Although the Company has been affected by these problems in the past, none has materially affected the Company’s revenues or costs to date. However, similar problems in the future or more aggravated consequences of current problems, could affect deliveries to Maxim of assembled, tested product, possibly resulting in substantial delayed or lost sales and/or increased expense. The Company anticipates that its Thailand test facility will perform about one-fourth of the Company’s wafer sort and approximately 40% of the Company’s final testing for its products in fiscal year 2006, but would not provide sufficient capacity to make up for a significant disruption in the Philippines test facility.

The Company performs substantially all of its final testing at its facilities in the Philippines and Thailand. Given the nature of the Company’s test operations, it would be very difficult and costly to arrange for independent testing facilities to supply such test services. Any prolonged inability to utilize one of the Company’s testing facilities as a result of fire, natural disaster, political instability, unavailability of electric power or otherwise, would have a material adverse effect on the Company’s results of operations and financial condition.

As previously noted, once testing has been completed, finished product is currently shipped to the Company’s finished goods location at its test facility in Cavite, the Philippines. In fiscal year 2006, the Company plans to establish a shipping operation at its test facility in Chonburi Province, Thailand. Once established, finished product will be shipped directly from either Cavite, the Philippines or Chonburi Province, Thailand to customers worldwide or to other Company locations for sale to end customers or distributors. Should there be disruption for any reason to the shipping operations in Cavite, the Philippines or should the Company be unable to establish a shipping operation at its Thailand test facility, the Company might not be able to meet its revenue plan in the fiscal period impacted by the disruption. Failure to meet the revenue plan may materially adversely impact the Company’s results of operations.

Availability and Quality of Materials, Supplies, and Subcontract Services

The semiconductor industry has experienced a very large expansion of fabrication capacity and production worldwide over time. As a result of increasing demand from semiconductor and other manufacturers, availability of certain basic materials and supplies, such as chemicals, gases, polysilicon, silicon wafers, ultra-pure metals, lead frames and molding compounds, and of subcontract services, like epitaxial growth, ion implantation and assembly of integrated circuits into packages, have from time to time, over the past several years, been in short supply and could come into short supply again if overall industry demand continues to increase in the future. The Company purchases materials and supplies from many suppliers, some of which are sole-sourced. If these supplies are interrupted, the Company may not be able to find replacement supplies. In addition, from time to time natural disasters can lead to a shortage of some of the above materials due to disruption of the manufacturer’s production. Maxim devotes continuous efforts to maintain availability of all required materials, supplies, and subcontract services. However, Maxim does not have long-term agreements providing for all of these materials, supplies, and services, and shortages could occur as a result of capacity limitations or production constraints on suppliers that could have a materially adverse effect on Maxim’s ability to achieve its planned production.

A number of Dallas Semiconductor products, including nonvolatile Static Random Access Memory products (SRAMs), real time clocks, and iButton™ products use components such as static memory circuits, batteries, PC boards, and crystals that are purchased from third parties. The Company anticipates that from time to time supplies of these components may not be sufficient to meet all customer requested delivery dates for products containing the components. As a result of any such shortages, future sales and earnings from products using these components could be adversely affected. Additionally, significant fluctuations in the purchase price for these components could affect gross margins for the products involved. Suppliers could also discontinue the manufacture of such purchased products or could have quality problems that could affect the Company’s ability to meet customer commitments. Quality problems experienced by suppliers could be impossible to reproduce or detect in a controlled environment, or could not be detected by the Company’s quality control procedures. Should this occur, such defects may become part of the Company’s finished product which would ultimately be sold to customers. If such defects cause quality control problems in the manufacture of customers’ end products or cause direct or indirect damages to either the Company’s customers or the ultimate end user, the Company may be liable for increased production costs at its customers and both direct and indirect damages caused by the defective product. Such liability could have a material adverse impact on the Company’s results of operation and financial condition.

In addition, suppliers of semiconductor manufacturing equipment are sometimes unable to deliver test and/or fabrication equipment to a schedule or equipment performance specification that meets the Company’s requirements. Delays in delivery of equipment needed for growth could adversely affect the Company’s ability to achieve its manufacturing and revenue plans in the future.

Protection of Proprietary Information

The Company relies upon both know-how and patents to develop and maintain its competitive position. There can be no assurance that others will not develop or patent similar technology or reverse engineer the Company’s products or that the confidentiality agreements upon which the Company relies will be adequate to protect its interests. Moreover, the laws of foreign countries do not protect proprietary rights to the same extent as the United States, and we may encounter problems in protecting our proprietary rights in those foreign countries. Other companies have obtained patents covering a variety of semiconductor designs and processes, and the Company might be required to obtain licenses under some of these patents or be precluded from making and selling the infringing products, if such patents are found to be valid. There can be no assurance that Maxim would be able to obtain licenses, if required, upon commercially reasonable terms or at all.

The Company indemnifies certain customers, distributors, suppliers, and subcontractors for attorney fees and damages and costs awarded against these parties in certain circumstances in which the Company’s products are alleged to infringe third party intellectual property rights, including patents, registered trademarks, or copyrights. In certain cases, there are limits on and exceptions to the Company’s potential liability for indemnification relating to intellectual property infringement claims. The Company cannot estimate the amount of potential future payments, if any, that it might be required to make as a result of these agreements. To date, the Company has not paid or been required to defend any indemnification claims, and accordingly, the Company has not accrued any amounts for its indemnification obligations. However, there can be no assurances that the Company will not have any future financial exposure under those indemnification obligations.

Litigation and Claims

From time to time, the Company has been subject to various legal proceedings and other similar claims that involved possible infringement of patent, other intellectual property rights of third parties or misappropriation of trade secrets. In the third quarter of fiscal year 2005, the Company and Linear Technology Corporation (LTC) settled their on-going patent litigation that was brought by LTC against Maxim and other unrelated parties concerning LTC’s United States Patent 5,481,178, which relates to control circuits and methods for maintaining high efficiencies over broad current ranges in a switching regulator circuit. The settlement agreement resolved all legal claims between the LTC and the Company and their respective subsidiaries, and it provided for the license of LTC’s United States Patent 5,481,178 to the Company for use in current and future products. Under the terms of the settlement agreement, the Company paid LTC $40 million in the fourth quarter of fiscal year 2005 and will pay LTC additional amounts in fiscal year 2006 through fiscal year 2013. In the second quarter of fiscal year 2006, the Company and Qualcomm Inc. (Qualcomm) entered into a settlement agreement resolving patent litigation that had been brought by Qualcomm against the Company. The settlement agreement resolved all legal claims between Qualcomm and the Company and their respective subsidiaries. In addition to the above, the

Company has received notices from time to time that allege its products or processes may be infringing the intellectual property rights of others.

If one or more of the Company’s products or processes were determined to infringe any such intellectual property rights of a third party, a court might enjoin the Company from further manufacture and/or sale of the affected products. The Company would then need to obtain a license from the holders of the rights and/or to reengineer the Company’s products or processes in such a way as to avoid the alleged infringement. In any of those cases, there can be no assurance that the Company would be able to obtain any necessary license on commercially reasonable terms acceptable to the Company or at all or that the Company would be able to reengineer its products or processes to avoid infringement. An adverse result in litigation arising from such a claim could involve an injunction to prevent the sales of a material portion of the Company’s products, a reduction or the elimination of the value of related inventories, and the assessment of a substantial monetary award for damages related to past sales which could have a material adverse effect on the Company’s result of operations and financial condition.

Insurance

The Company has insurance contracts with independent insurance companies that provide certain of its employees with health (medical and dental) benefits, worker’s compensation coverage, long term disability income coverage, life insurance coverage, and fiduciary insurance coverage for employee and Company funds invested under the Employee Retirement Income and Security Act. The Company is self-insured with respect to medical benefits for most of its domestic (United States) employees. The Company has insurance contracts with independent insurance companies that provide coverage related to certain property insurance, worker’s compensation insurance, and automobile insurance. In addition, the Company has insurance contracts that provide officer and director liability coverage for the Company’s officers and directors. Other than the specific areas mentioned above, the Company is self-insured as it relates to most of its risks and exposures. Based on management’s assessment and judgment, the Company has determined that it is more cost effective to self-insure these risks than to incur the insurance premium costs. The risks and exposures the Company self insures include, but are not limited to, fire, property and casualty, natural disaster, product defects, political risk, general liability, theft, counterfeits, patent infringement, and some employment practice matters. Should there be catastrophic loss from events such as fires, explosions, or earthquakes, among many other risks, or adverse court or similar decisions in any area in which the Company is self-insured, the Company’s financial condition, results of operations, and liquidity may be materially adversely affected.

Customer Supply Agreements

The Company enters into contracts with certain customers whereby the Company commits to supply quantities of specified parts at a predetermined scheduled delivery date. The number of such arrangements increased during fiscal year 2005 as this practice becomes more commonplace. Should the Company be unable to supply the customer with the specific part at the quantity and product quality desired at the scheduled delivery date, the customer may incur additional production costs. In addition, the customer may incur lost revenues due to a delay in receiving the parts necessary to have the end product ready for sale to its customers or due to product quality issues which may arise. Under the customer supply agreements, the Company may be liable for direct additional production costs or lost revenues. The Company tries to limit such liabilities. However, if products were not shipped on time or were quality deficient, the Company may be liable for resulting damages. Such liability, should it arise, may have a material adverse impact on the Company’s results of operation and financial condition.

Foreign Trade and Currency Exchange

Many of the materials and manufacturing steps in the Company’s products are supplied by foreign companies or by the Company’s operations abroad, such as its test operations in the Philippines and Thailand. Approximately

74% of the Company’s net revenues in fiscal year 2005 were from foreign customers. Accordingly, both manufacturing and sales of the Company’s products may be adversely affected by political or economic conditions abroad. In addition, various forms of protectionist trade legislation are routinely proposed in the United States and certain foreign countries. A change in current tariff structures or other trade policies could adversely affect the Company’s foreign manufacturing or marketing strategies. Currency exchange fluctuations could also increase the cost of components manufactured abroad and the cost of the Company’s products to foreign customers or decrease the costs of products from the Company’s foreign competitors.

The Company is subject to U.S. Customs and Export Regulations, including U.S. International Traffic and Arms Regulations and similar laws, which collectively control import, export, and sale of technologies by U.S. companies. Failure to comply with such regulations may result in civil and criminal enforcement, including monetary fines and possible injunctions against shipment of product, which could have a material adverse impact on the Company’s results of operations and financial condition.

Dependence on Key Personnel

The Company’s success depends to a significant extent upon the continued service of its President, John F. Gifford, its other executive officers, and key management and technical personnel, particularly its experienced engineers and business unit managers, and on its ability to continue to attract, retain, and motivate qualified personnel. The competition for such employees is intense. The loss of the services of Mr. Gifford or several of the Company’s executive officers could have a material adverse effect on the Company. In addition, there could be a material adverse effect on the Company should the turnover rates for engineers and other key personnel increase significantly or should the Company be unable to continue to attract qualified personnel.

The Company does not maintain any key person life insurance policies on any of its officers or employees.

Long Range Plan

The Company has developed a long-range plan, which it has publicly announced. The Company strives to operate its business with the goal of achieving its long-range plan. However, it may not be possible for the Company to meet its long-range plan due to a variety of factors, including, but not limited to, economic and environment changes, the Company’s failure to perform or execute, and other risks identified in this offer to exchange document and in other reports and documents that the Company files from time to time with the Securities and Exchange Commission. Therefore, the Company’s long-range plan should not be taken as a promise or a predictor of future results, but as a company goal or plan.

THE OFFER

1.	Eligibility.

You are an “eligible service provider” if you are an employee, other than an officer, of Maxim or any of its subsidiaries located in Austria, Canada, China, Finland, France, Germany, India, Israel, Japan, Korea, Malaysia, the Netherlands, the Philippines, Singapore, Spain, Switzerland, Taiwan, Thailand, the United Kingdom or the United States as of February 1, 2006, and you remain an employee of Maxim or any of its subsidiaries located in such countries, or a successor entity thereto, at all times up to and through the cancellation date. Employees of Maxim subsidiaries located in any country not specifically listed in this paragraph will not be eligible to participate in this offer. Our executive officers and directors are listed on Schedule A to this offer.

To receive a grant of restricted stock units, you must remain employed by Maxim or any of its subsidiaries located in Austria, Canada, China, Finland, France, Germany, India, Israel, Japan, Korea, Malaysia, the Netherlands, the Philippines, Singapore, Spain, Switzerland, Taiwan, Thailand, the United Kingdom or the United States, or a successor entity thereto, through the restricted stock unit grant date, which will be the same U.S. business day as the cancellation date. If you do not remain employed by Maxim or any of its subsidiaries located in one of the countries named in the preceding sentence, or a successor entity thereto, through the restricted stock unit grant date, you will keep your current eligible options and they will remain subject to their current terms and conditions. If we do not extend the offer, the restricted stock unit grant date will be March 1, 2006. Unless expressly provided otherwise by the applicable laws of a jurisdiction outside the United States, your employment with Maxim or any of its subsidiaries will remain “at-will” and can be terminated by you or us (or the subsidiary employing you) at any time, with or without cause or notice. In order to vest in your restricted stock units and receive the shares of Common Stock upon settlement thereof, you must remain in continual service to Maxim or any of its subsidiaries located in Austria, Canada, China, Finland, France, Germany, India, Israel, Japan, Korea, Malaysia, the Netherlands, the Philippines, Singapore, Spain, Switzerland, Taiwan, Thailand, the United Kingdom or the United States, or a successor entity thereto, through each relevant vesting date.

2.	Number of options; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange outstanding, vested, and unexercised options with an exercise price greater than or equal to $35 granted under our Stock Option Plans that are held by eligible service providers and that are properly tendered for exchange, and are not validly withdrawn, before the expiration date. In order to be eligible, options must be vested and outstanding immediately prior to 5:00 p.m., Pacific Standard Time, on March 1, 2006.

If you decide to participate in this offer, you may elect to exchange all or any portion of your eligible options, and you may pick and choose between particular option grants, including option grants that you have partially exercised.

For example and except as otherwise described below, if you hold (1) an eligible option to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option to purchase 1,000 shares, and (3) an eligible option grant to purchase 3,000 shares, you may either elect to exchange all, none, or any partial amount of such outstanding eligible options. You may elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant, or you may elect to exchange only the shares under the second and third option grants but not under the first option grant.

Where an eligible option is subject to a domestic relations order (or comparable legal document resulting from the end of a marriage) such that some portion thereof is beneficially owned by a person who is not an eligible service provider, that portion may not be exchanged in this offer (even if legal title to that portion of the eligible option is held by an eligible service provider). However, the portion beneficially owned by the eligible service provider may be tendered in the offer to exchange. For instance, if you have an eligible option to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to participate in the offer and exchange shares from the portion of the option grant that you beneficially own covering the outstanding 1,500 shares.

If you participate in this offer, you may, subject to the terms and conditions described herein, exchange any of your properly tendered eligible options for restricted stock units. The number of restricted stock units that you will receive depends on:

(i)	the exercise price and the date on which your eligible options were originally granted;

(ii)	the price of our Common Stock on the expiration date of this offer; and

(iii)	which set of exchange ratios applies to your eligible options—either the Standard Exchange Ratios or the Minimum Value Exchange Ratios.

To determine the number of restricted stock units you will receive upon exchange of your eligible options, please refer to Schedule C. Schedule C displays two alternative sets of exchange ratios. The first set of exchange ratios—entitled “Standard Exchange Ratios”—shows the number of restricted stock units that you will be issued in exchange for any given eligible option, based on the original grant date of that eligible option and the price of our Common Stock on the expiration date, and will apply to a given eligible option unless the Minimum Value Exchange Ratios apply. All restricted stock units issued in accordance with the Standard Exchange Ratios will vest in four equal quarterly installments over the approximate twelve (12) month period following the restricted stock unit grant date.

The second set of exchange ratios—entitled “Minimum Value Exchange Ratios”—shows the number of restricted stock units that you will be issued in exchange for any given eligible option, based on the original grant date of that eligible option and the price of our Common Stock on the expiration date, and will apply to a given eligible option only if you are eligible to use the Minimum Value Exchange Ratios for that eligible option, and you elect to do so. You are eligible to use the applicable Minimum Value Exchange Ratio for any given eligible option if and only if it is greater than the applicable Standard Exchange Ratio for that same eligible option. In that case, you have a choice with respect to that eligible option: you may elect to use the applicable Minimum Value Exchange Ratio (and receive a greater number of restricted stock units than you would if you had elected to use the Standard Exchange Ratio), in which case the restricted stock units issued in exchange for that eligible option will vest in six equal quarterly installments over the approximate eighteen (18) month period following the restricted stock unit grant date, OR you may elect to use the applicable Standard Exchange Ratio (and receive a lesser number of restricted stock units than you would if you had elected to use the Minimum Value Exchange Ratio), in which case the restricted stock units issued in exchange for that eligible option will vest in four equal quarterly installments over the approximate twelve (12) month period following the restricted stock unit grant date.

Please note that, regardless which set of exchange ratios applies in any given case, the exchange ratios shall not increase further if our Common Stock price exceeds $48.00 on the expiration date. Please also note that the exchange ratios apply to each of your option grants separately. This means that the various options you have received may be subject to different exchange ratios.

Schedule D, which is included solely for your reference, shows the approximate dollar value we have assigned to each of your eligible options based on the original grant date of those eligible options and the price of our Common Stock on the expiration date, and are set forth in two groups. The first group—entitled “Standard Exchange Ratio—Approximate Dollar Values”—shows the approximate dollar value we have assigned to an eligible option if the Standard Exchange Ratios apply. The second group—entitled “Minimum Value Exchange Ratio—Approximate Dollar Values”—shows the approximate dollar value we have assigned to an eligible option if the Minimum Value Exchange Ratios apply.

The examples set forth below will assist you in determining the number of restricted stock units to which you will be entitled upon exchange of your eligible options. For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one share of our Common Stock. For purposes of applying the exchange ratios, fractional restricted stock units will be rounded up to the nearest whole restricted stock unit on a grant-by-grant basis.

Example 1—If our Common Stock price is $38.00 on the expiration date:

(a)    1,000 options granted on October 22, 1999 will be exchanged for 203 restricted stock units (based on an exchange ratio of .2025 restricted stock units for every one (1) eligible option, and rounding up to the nearest whole restricted stock unit), which will vest in four equal quarterly installments over the approximate twelve (12) month period following the restricted stock unit grant date. Please note that the Minimum Value Ratio for this option (.1818) is less than the Standard Exchange Ratio (.2025); accordingly, only the Standard Exchange Ratio applies.

(b)    1,000 options granted on May 11, 2000 will, at your election, be subject to either the Standard Exchange Ratio or the Minimum Value Exchange Ratio. If you choose the Standard Exchange Ratio, then those 1,000 options will be exchanged for 83 restricted stock units (based on an exchange ratio of .0823 restricted stock units for every one (1) eligible option and rounding up to the nearest whole restricted stock unit), which will vest in four equal quarterly installments over the approximate twelve (12) month period following the restricted stock unit grant date. If you choose the Minimum Value Exchange Ratio, then those 1,000 options will be exchanged for 182 restricted stock units (based on an exchange ratio of .1818 restricted stock units for every one (1) eligible option, and rounding up to the nearest whole restricted stock unit), which will vest in six equal quarterly installments over the approximate eighteen (18) month period following the restricted stock unit grant date.

Example 2—If our Common Stock price is $48.00 or higher on the expiration date:

(a)    1,000 options granted on October 22, 1999 will be exchanged for 325 restricted stock units (based on an exchange ratio of .3246 restricted stock units for every one (1) eligible option, and rounding up to the nearest whole restricted stock unit), which will vest in four equal quarterly installments over the approximate twelve (12) month period following the restricted stock unit grant date. Please note that the Minimum Value Ratio for this option (.1649) is less than the Standard Exchange Ratio (.3246); accordingly, only the Standard Exchange Ratio applies.

(b)    1,000 options granted on May 11, 2000 will, at your election, be subject to either the Standard Exchange Ratio or the Minimum Value Exchange Ratio. If you choose the Standard Exchange Ratio, then those 1,000 options will be exchanged for 119 restricted stock units (based on an exchange ratio of .1189 restricted stock units for every one (1) eligible option, and rounding up to the nearest whole restricted stock unit), which will vest in four equal quarterly installments over the approximate twelve (12) month period following the restricted stock unit grant date. If you choose the Minimum Value Exchange Ratio, then those 1,000 options will be exchanged for 165 restricted stock units (based on an exchange ratio of .1649 restricted stock units for every one (1) eligible option, and rounding up to the nearest whole restricted stock unit), which will vest in six equal quarterly installments over the approximate eighteen (18) month period following the restricted stock unit grant date.

Example 3—If our Common Stock price is $43.00 (the midpoint between $38.00 and $48.00) on the expiration date:

(a)     1,000 options granted on October 22, 1999 will be exchanged for 266 restricted stock units (based on an exchange ratio of .2657 restricted stock units for every one (1) eligible option, and rounding up to the nearest whole restricted stock unit), which will vest in four equal quarterly installments over the approximate twelve (12) month period following the restricted stock unit grant date. Please note that the Minimum Value Ratio for this option (.1839) is less than the Standard Exchange Ratio (.2657); accordingly, only the Standard Exchange Ratio applies.

(b)    1,000 options granted on May 11, 2000 will, at your election, be subject to either the Standard Exchange Ratio or the Minimum Value Exchange Ratio. If you choose the Standard Exchange Ratio, then those 1,000 options will be exchanged for 100 restricted stock units (based on an exchange ratio of .0999 restricted stock units for every one (1) eligible option, and rounding up to the nearest whole restricted stock unit), which will vest in four equal quarterly installments over the approximate twelve (12) month period following the restricted stock unit grant date. If you choose the Minimum Value Exchange Ratio, then those 1,000 options will be exchanged for 184 restricted stock units (based on an exchange ratio of .1839 restricted stock units for every one (1) eligible option, and rounding up to the nearest whole restricted stock unit), which will vest in six equal quarterly installments over the approximate eighteen (18) month period following the restricted stock unit grant date.

All restricted stock units will be subject to the terms of our 1996 Stock Incentive Plan (and, if you live and work in France, of the French sub-plan to the 1996 Stock Incentive Plan), and to a restricted stock unit agreement entered into between you and Maxim. The current form of restricted stock unit agreement for eligible service providers in the U.S. under the 1996 Stock Incentive Plan is attached as an exhibit to the Schedule TO on file with the Securities and Exchange Commission. If you live and work in a country outside the United States, you may receive a restricted stock unit agreement that has additional and/or different terms than the restricted stock unit agreement for eligible service providers in the U.S. This offer to exchange document has also been filed as an exhibit to the Schedule TO.

Unless extended, the expiration date for this offer will be 5:00 p.m., Pacific Standard Time, on March 1, 2006. We may, in our discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 16 of this offer to exchange for a description of our rights to extend, terminate and amend the offer.

3.	Purposes of the offer.

The primary purpose of this offer is to foster retention of our valuable employees and better align their interests with those of our stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Some of those outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our Common Stock. These options are commonly referred to as being “underwater.” Due to their vesting schedules, the restricted stock units will have greater employee retention value than the exchanged options and therefore benefit Maxim in its efforts to retain valuable employees. For eligible service providers, this offer is a voluntary opportunity to exchange eligible options for restricted stock units, which are more certain to provide liquidity than the exchanged options.

Separately, one beneficial consequence of this offer will be to reduce our stock option overhang. Stock options represent potential future issuance of shares, which would create dilution and may put downward pressure on stock prices. The measure of stock option usage is called “overhang,” defined most simply as stock options granted as a percentage of the total shares outstanding. Using this definition, our stock option overhang was approximately 31.75% as of the close of business on December 24, 2005. The exchange ratios selected for this offer will decrease the total number of options outstanding and therefore benefit stockholders by reducing potential stockholder dilution, while still providing a substantial incentive to our service providers to exert maximum efforts to increase the value of Maxim’s business.

We chose to make this offer instead of simply exchanging new options for a number of reasons. First, we believe this restricted stock unit exchange program will be more effective than an option exchange program would be at providing incentives to, and retaining, our employees. In addition, granting new options in exchange for existing options would reduce our overhang, but not as effectively as restricted stock units. This is because the exchange ratios for restricted stock units are higher than they would be for options and no new options will be granted as a result of the offer. Accordingly, we believe this program better serves the interests of Maxim and our employees and stockholders.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation involving Maxim;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	Any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our Common Stock being de-listed from the Nasdaq National Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to exchange options.

Proper Election to Exchange Options.

Participation in this offer is voluntary. To participate in this offer, you must, in accordance with the instructions of the election form, complete and sign the attached election form and deliver it by facsimile to Carl Jasper, our Chief Financial Officer, at fax number (408) 530-9176, or deliver it by hand, interoffice mail, First Class United States Mail (or, for eligible service providers outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper at Stock Administration, Maxim Integrated Products, Inc., 120 San Gabriel Drive, Sunnyvale, CA 94086 before 5:00 p.m., Pacific Standard Time, on March 1, 2006. Carl Jasper must receive the properly completed and signed election forms before the expiration date. Unless extended, the expiration date will be 5:00 p.m., Pacific Standard Time, on March 1, 2006.

If you participate in this offer, you may exchange your choice of eligible options. To help you identify your eligible options and to give you the tools to make an informed decision, we will distribute to you a summary of all your eligible options, broken down by grant date.

Your election to participate becomes irrevocable after 5:00 p.m., Pacific Standard Time, on March 1, 2006, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The exception to this rule is that if we have not accepted your properly tendered eligible options by 5:00 p.m., Pacific Standard Time, on March 29, 2006, you may withdraw your options at any time thereafter. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly-submitted election or withdrawal form we receive before the expiration date.

The delivery of all required documents, including election forms, is your sole responsibility. Delivery will be deemed made only when actually received by Maxim in one of the following ways: (1) you may fax the completed form to Carl Jasper, our Chief Financial Officer, at fax number (408) 530-9176, or (2) you may deliver it by hand, interoffice mail, First Class United States Mail (or, for eligible service providers outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper, Stock Administration, Maxim Integrated Products, Inc., 120 San Gabriel Drive, Sunnyvale, CA 94086. Responses submitted by any other means are not permitted. In all cases, you should allow sufficient time to ensure timely delivery. Only responses that are complete, signed and actually received by Carl Jasper by the deadline will be accepted.

We will strictly enforce the expiration date, subject only to an extension thereof that we may grant in our sole discretion. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered eligible options promptly after the expiration of this offer.

Our receipt of your election form does not, by itself, constitute our acceptance of your tendered options for exchange. Subject to our rights to terminate the offer, discussed in Section 16 of this offer to exchange document, we will accept promptly after the expiration date all properly tendered eligible options that are not validly withdrawn. We will give oral or written notice to our option holders generally that we have accepted such options for exchange, which notice may be delivered by press release, e-mail or other method of communication. Eligible options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be March 1, 2006.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We retain sole discretion to resolve all questions related to the validity, form, and eligibility (including time of receipt and acceptance) of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and all tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.

Our acceptance constitutes an agreement.

Your election to exchange eligible options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your eligible options for exchange will constitute a binding agreement between Maxim and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal rights and change of election.

You may withdraw all or any part of the options that you previously elected to exchange only in accordance with the provisions of this section.

To validly withdraw your previously-submitted election to exchange all or any part of your eligible options, you must sign, date and deliver a withdrawal form by facsimile to Carl Jasper, our Chief Financial Officer, at fax

number (408) 530-9176, or deliver it by hand, interoffice mail, First Class United States Mail (or, for eligible service providers outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper at Stock Administration, Maxim Integrated Products, Inc. 120 San Gabriel Drive, Sunnyvale, CA 94086 before 5:00 p.m., Pacific Standard Time, on March 1, 2006. If Maxim extends the expiration date, this withdrawal form must be received by Carl Jasper by the date and time of the extended expiration of the offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.

You may not rescind any withdrawal, and any eligible options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date. To re-elect to tender your previously-withdrawn options, you must, before the expiration date, submit a later-dated and signed election form with the required information form to Carl Jasper by following the procedures described in Section 4 of this offer to exchange document. Your new election form must include the required information regarding all of the eligible options you want to exchange, and must be signed and clearly dated after the date of your original election form and any withdrawal form you have submitted.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding on all parties.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. Only responses that are complete, signed and actually received by Carl Jasper by the deadline will be accepted. Responses submitted by any means not specifically described in this Section 4 will not be accepted.

6.	Acceptance of eligible options for exchange and issuance of restricted stock units.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly tendered for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be March 1, 2006.

Subject to our rights to terminate the offer, discussed in Section 16 of this offer to exchange document, we will accept promptly after the expiration date all properly tendered eligible options that are not validly withdrawn. We will give oral or written notice to our option holders generally that we have accepted such options for exchange, which notice may be delivered by press release, e-mail or other method of communication.

We will grant the restricted stock units on the restricted stock unit grant date, which is the same U.S. business day as the cancellation date. We expect the restricted stock unit grant date to be March 1, 2006. All restricted stock units will be granted under our 1996 Stock Incentive Plan, as amended and restated, and will be subject to a restricted stock unit agreement between you and Maxim. The number of restricted stock units you will receive will be determined in accordance with the exchange ratios described in Section 2 of this offer to exchange document. Promptly after the expiration date, we will send you your restricted stock unit grant agreement. You will receive the shares of Common Stock issued upon settlement of your restricted stock units when and if your restricted stock units vest, in accordance with the vesting schedule described in Section 9 of this offer to exchange. If you live and work in France, a sale restriction may be imposed on the shares issued to you at vesting, in order to qualify for favorable tax treatment.

Options that we do not accept for exchange will remain outstanding and subject to their existing terms and conditions.

7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if:

(i)	our Common Stock price is less than $38 on the expiration date; or

(ii)	at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•	There shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•	Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this offer to exchange for a description of the contemplated benefits of the offer to us);

•	There shall have occurred (i) any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer, or (ii) any event or circumstance, including but not limited to increased volatility in the price of our common stock, that would require us to record for financial reporting purposes a compensation expense against our earnings in connection with the offer that is materially higher than that contemplated as of the commencement date of this offer (as described in Section 12);

•	There shall have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor’s 500 Index from the date of commencement of the exchange offer,

•	the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer, or

•	if any of the situations described above existed at the time of commencement of the exchange offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer;

•	A tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding Common Stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that:

•	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of Common Stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the exchange offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional Common Stock constituting more than 1% of our outstanding shares, or

•	any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of Common Stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of eligible options;

•	A tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding Common Stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this offer to exchange for a description of the contemplated benefits of the offer to us); or

•	Any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq National Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to Maxim.

If any of the above events occur, we may:

•	Terminate the exchange offer and promptly return all tendered eligible options to tendering holders;

•	Complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires;

•	Amend the terms of the exchange offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

The conditions to this offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them on or before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time on or before the expiration date, in our sole discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all parties.

8.	Price range of shares underlying the options.

The Maxim Common Stock that underlies your options is traded on the Nasdaq National Market under the symbol “MXIM.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our Common Stock as reported by the Nasdaq National Market.

	High	Low
Fiscal Year Ending June 24, 2006
2nd Quarter	$43.85	$33.28
1st Quarter	$45.91	$37.82
Fiscal Year Ending June 25, 2005
4th Quarter	$41.86	$36.60
3rd Quarter	$44.40	$38.17
2nd Quarter	$44.70	$40.87
1st Quarter	$52.42	$39.27
Fiscal Year Ended June 26, 2004
4th Quarter	$52.28	$45.25
3rd Quarter	$55.99	$44.38
2nd Quarter	$53.31	$39.39
1st Quarter	$45.55	$34.10
Fiscal Year Ended June 28, 2003
4th Quarter	$41.15	$33.85
3rd Quarter	$40.51	$30.14
2nd Quarter	$43.38	$21.35
1st Quarter	$41.72	$23.54

On January 27, 2006, the closing price of our Common Stock as reported by the Nasdaq National Market was $42.26 per share.

You should evaluate current market quotes for our Common Stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and amount of consideration; terms of restricted stock units .

Consideration.

We will issue restricted stock units in exchange for eligible options tendered by you and accepted by us for such exchange. Restricted stock units are awards under which Maxim promises to issue shares of Common Stock in the future, provided the vesting criteria are satisfied. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered eligible options, you will be entitled to receive restricted stock units based on exchange ratios described in Section 2 of this offer to exchange document and fractional restricted stock units will be rounded up to the nearest whole restricted stock unit on a grant-by-grant basis.

If we receive and accept tenders from eligible service providers of all options eligible to be tendered and our Common Stock price is $38.00 on the expiration date, then, subject to the terms and conditions of this offer, we will grant restricted stock units which could result in the issuance of a total of approximately 3,860,291 shares of our Common Stock, or approximately 1.2% of the total shares of our Common Stock outstanding as of the close of business on December 24, 2005. If we receive and accept tenders from eligible service providers of all options eligible to be tendered and our Common Stock price is $48.00 on the expiration date, then, subject to the terms and conditions of this offer, we will grant restricted stock units which could result in the issuance of a total of approximately 5,040,476 shares of our Common Stock, or approximately 1.6% of the total shares of our Common Stock outstanding as of the close of business on December 24, 2005.

General Terms of Restricted Stock Units.

Restricted stock units will be granted under our 1996 Stock Incentive Plan, as amended and restated. All restricted stock units will be subject to the terms of the 1996 Stock Incentive Plan (and, if you live and work in France, of the French sub-plan to the 1996 Stock Incentive Plan) and to a restricted stock unit agreement between you and Maxim. Your execution of the restricted stock unit agreement is a condition to receiving any restricted stock units. The terms and conditions of the restricted stock units may vary from the terms and conditions of the eligible options that you tendered for exchange.

The following description summarizes the material terms of our 1996 Stock Incentive Plan, as amended and restated. Our statements in this offer to exchange document concerning the plan and the restricted stock units are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 1996 Stock Incentive Plan, as amended and restated, and the forms of restricted stock unit agreement under that plan, which have been filed as exhibits to the Schedule TO of which this offer to exchange document is a part. Please contact us at Maxim Integrated Products, Inc., 120 San Gabriel Drive, Sunnyvale, CA 94086, U.S.A., Attention: Carl Jasper (telephone: (408) 737-7600, ext. 4192), to receive a copy of the plan and/or the forms of restricted stock unit agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

1996 Stock Incentive Plan.

The 1996 Stock Incentive Plan, as amended and restated, permits the granting of incentive stock options, nonstatutory stock options, restricted stock, or restricted stock units. As of the close of business on December 24, 2005, the maximum number of common shares subject to options currently outstanding under all of our Stock Option Plans, including our 1996 Stock Incentive Plan, is approximately 101,780,500 shares. The 1996 Stock Incentive Plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the administrator. Subject to the other provisions of the plan, the administrator has the power to determine the terms, conditions and restrictions of the restricted stock units granted, including the number of restricted stock units, the form of payout and the vesting criteria.

Exercise Price.

The purchase price, if any, of a restricted stock unit granted under our 1996 Stock Incentive Plan generally is determined by the Administrator. The purchase price of a restricted stock unit granted under this offer will be the par value of our Common Stock which is equal to one tenth of one cent ($.001) and the par value shall be deemed paid by your past services rendered to Maxim (or its subsidiaries). As a result, you do not have to make any cash payment to Maxim to receive your restricted stock units.

Vesting.

The vesting applicable to a restricted stock unit granted under the 1996 Stock Incentive Plan generally is determined by the Administrator in accordance with the terms of the plan. The material vesting terms governing the restricted stock units to be granted in this offer are as follows:

•	No portion of the restricted stock units will be vested on the restricted stock unit grant date.

•	All restricted stock units issued in accordance with the Standard Exchange Ratios will vest in four equal quarterly installments over the approximate twelve (12) month period following the restricted stock unit grant date. In that case, if the restricted stock unit grant date is March 1, 2006 as expected, the first 1/4th of the restricted stock units will vest on May 15, 2006, another 1/4th will vest on August 15, 2006, another 1/4th will vest on November 15, 2006, and the final 1/4th will vest on February 15, 2007. If you live or work in France, the vesting of your restricted stock units may be different. Please refer to Schedule E for more details.

•	All restricted stock units issued in accordance with the Minimum Value Exchange Ratios will vest in six equal quarterly installments over the approximate eighteen (18) month period following the restricted stock unit grant date. In that case, if the restricted stock unit grant date is March 1, 2006 as expected, the first 1/6th of the restricted stock units will vest on May 15, 2006, another 1/6th will vest on August 15, 2006, another 1/6th will vest on November 15, 2006, another 1/6th will vest on February 15, 2007, another 1/6th will vest on May 15, 2007, and the final 1/6th will vest on August 15, 2007. If you live or work in France, the vesting of your restricted stock units may be different. Please refer to Schedule E for more details.

•	Vesting of the restricted stock units is subject to your continuing to be employed by, or provide services to, Maxim or one of its subsidiaries through each relevant vesting date.

•	Restricted stock units which do not vest will be forfeited to Maxim, and you will have no further rights with respect thereto.

•	After the restricted stock units vest, continued service to us is not required to retain the shares of Common Stock issued upon settlement the restricted stock units.

•	We will make minor modifications to the vesting schedule of any restricted stock units to eliminate fractional vesting (such that a whole number of restricted stock units will vest on each vesting date); this will be done by rounding down to the nearest whole number of restricted stock units that will vest on a particular vesting date. Fractional shares that do not vest on a particular date as a result of such rounding will be carried forward to the next scheduled vesting date.

Example 1: Suppose you tender for exchange 1,000 eligible options that were granted to you on May 11, 2000 and our Common Stock price is $38.00 on the expiration date. If you elect to use the Standard Exchange Ratio, you will be issued 83 restricted stock units (based on an exchange ratio of .0823 restricted stock units for every one (1) eligible option). Those 83 restricted stock units would vest in four equal quarterly installments over the approximate twelve (12) month period following the restricted stock unit grant date, subject to your continued service through each relevant vesting date, as follows:

•	25% (approximately 20 restricted stock units, rounding down to the nearest whole restricted stock unit) would vest on May 15, 2006;

•	25% (approximately 21 restricted stock units, after taking account of the fractional restricted stock units carried forward from the previous vesting date, and rounding down to the nearest whole restricted stock unit) would vest on August 15, 2006;

•	25% (approximately 21 restricted stock units, after taking account of the fractional restricted stock units carried forward from the previous vesting date, and rounding down to the nearest whole restricted stock unit) would vest on November 15, 2006; and

•	25% (approximately 21 restricted stock units, after taking account of the fractional restricted stock units carried forward from the previous vesting date) would vest on February 15, 2007.

Example 2: Suppose you tender for exchange 1,000 eligible options granted on May 11, 2000 and our Common Stock price is $38.00 on the expiration date. If you elect to use the Minimum Value Exchange Ratio, you will be issued 182 restricted stock units (based on an exchange ratio of .1818 restricted stock units for every one (1) eligible option, and rounding up to the nearest whole restricted stock unit). Those 182 restricted stock units would vest in six equal quarterly installments over the approximate eighteen (18) month period following the restricted stock unit grant date, subject to your continued service through each relevant vesting date, as follows:

•	16 2/3% (approximately 30 restricted stock units, rounding down to the nearest whole restricted stock unit) would vest on May 15, 2006;

•	16 2/3% (approximately 30 restricted stock units, after taking account of the fractional restricted stock units carried forward from the previous vesting date, and rounding down to the nearest whole restricted stock unit) would vest on August 15, 2006;

•	16 2/3% (approximately 31 restricted stock units, after taking account of the fractional restricted stock units carried forward from the previous vesting dates) would vest on November 15, 2006;

•	16 2/3% (approximately 30 restricted stock units, rounding down to the nearest whole restricted stock unit) would vest on February 15, 2007;

•	16 2/3% (approximately 30 restricted stock units, after taking account of the fractional restricted stock units carried forward from the previous vesting date, and rounding down to the nearest whole restricted stock unit) would vest on May 15, 2007; and

•	16 2/3% (approximately 31 restricted stock units, after taking account of the fractional restricted stock units carried forward from the previous vesting dates) would vest on August 15, 2007.

Form of Payout.

The administrator of the 1996 Stock Incentive Plan generally determines the form of payout of restricted stock units granted thereunder, which may be in cash, shares of Common Stock or a combination of the two. Restricted stock units granted under this offer and subsequently earned by a recipient will be paid out in shares of our Common Stock. Maxim may, in its discretion, withhold a portion of the vested restricted stock units that have an aggregate market value sufficient to pay the minimum federal, state, foreign and local income, employment and any other applicable taxes and/or social security contributions required to be withheld by us. Although not obligated to do so, Maxim intends to automatically withhold a sufficient number of otherwise distributable shares of Common Stock when restricted stock units vest to satisfy the applicable tax and social security withholding obligations.

Adjustments Upon Certain Events.

Events Occurring before the Restricted Stock Unit Grant Date. Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if Maxim is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no restricted stock units in exchange for them. If Maxim is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new restricted stock units, including any adjustments to the purchase price and number of shares that will be subject to the restricted stock units. Under such circumstances, the type of security and the number of shares covered by your restricted stock unit award would be adjusted based on the consideration per share given to holders of our Common Stock in connection with the acquisition. As a result of this adjustment, you may receive restricted stock units covering more or fewer shares of the acquiror’s Common Stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the restricted stock units if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our Common Stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our Common Stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the restricted stock unit grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any restricted stock units or other benefit for your tendered options.

Events Occurring after the Restricted Stock Unit Grant Date. If a change in our capitalization, such as a stock split, reverse stock split, stock dividend, combination or reclassification or other similar event, occurs after the restricted stock unit grant date, an appropriate adjustment will be made to the number and purchase price of shares subject to each restricted stock unit, without any change in the aggregate purchase price.

Our 1996 Stock Incentive Plan provides that if we merge or if our property or stock is acquired by another corporation, each restricted stock unit may be assumed by the successor corporation or an equivalent restricted stock right may be substituted for the restricted stock right by the successor corporation.

Transferability of Restricted Stock Units.

Restricted stock units generally may not be transferred, other than by will or the laws of descent and distribution, unless the administrator indicates otherwise in your restricted stock unit agreement. In the event of your death, any person who acquires the right to exercise the restricted stock units by bequest or inheritance may be issued shares of Common Stock upon settlement of vested restricted stock units.

Registration of Shares Underlying Restricted Stock Units.

All shares of Common Stock issuable upon settlement of restricted stock units have been registered under the Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC. Unless you are a service provider who is considered an affiliate of Maxim for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your restricted stock units free of any transfer restrictions under applicable U.S. securities laws. Please note that, if you are a service provider in France, a sale restriction may be imposed on the shares issued to you at vesting, in order to qualify for favorable tax treatment.

U.S. Federal Income Tax Consequences.

You should refer to Section 14 of this offer to exchange document for a discussion of the U.S. federal income tax consequences of the restricted stock units and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a citizen or resident of the United States, but are also subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences in more than one country that may apply to you. If you are a tax resident of a country outside the United States, please refer to Schedule E for a discussion of the tax consequences and other considerations applicable to the exchange and your restricted stock units. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Income Tax Consequences Outside the United States.

If you are a resident of, or are otherwise subject to, the tax laws in a country outside the United States, you should refer to Schedule E of this offer to exchange for a discussion of the income tax consequences of the restricted stock units and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are subject to the tax laws of one of these countries, but also are subject to the tax laws of another country, you should be aware that there may be other tax and social insurance consequences for more than one country which may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.	Information concerning Maxim.

Our principal executive offices are located at 120 San Gabriel Drive, Sunnyvale, CA 94086 U.S.A., and our telephone number is (408) 737-7600. Questions regarding this option exchange should be directed to Tim Ruehle, our Corporate Treasurer, at (408) 737-7600, ext. 7126.

We design, develop, and manufacture linear and mixed-signal integrated circuits (ICs). Maxim designs, develops, manufactures and markets a broad range of linear and mixed-signal integrated circuits for use in a variety of electronic products. Maxim circuits “connect” the real world and the digital world by detecting, measuring, amplifying, and converting real world and communication signals, such as temperature, pressure, sound, voice, or light into the digital signals necessary for computer and DSP processing. Our products are used in a wide variety of microprocessor-based electronics equipment, including personal computers and peripherals, process control, instrumentation, test equipment, handheld devices, wireless and fiber communications, and video displays.

The financial information included in our annual report on Form 10-K for the fiscal year ended June 25, 2005 and our quarterly report on Form 10-Q for the fiscal quarter ended September 24, 2005 is incorporated herein by reference. Please see Section 18 of this offer to exchange entitled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per outstanding share of $8.22 as of the close of business on September 24, 2005. We have no fixed charges.

11.	Interests of executive officers and directors; transactions and arrangements concerning the options.

A list of our executive officers and directors is attached to this offer to exchange document as Schedule A. As of the close of business on January 25, 2006, our executive officers and directors (17 persons) as a group held options unexercised and outstanding under our Stock Option Plans to purchase a total of 17,256,950 of our shares of Common Stock, which represented approximately 16.39% of the shares of Common Stock subject to all options outstanding under our Stock Option Plans as of that date.

The following tables below sets forth the beneficial ownership of each of our executive officers and directors of options outstanding as of the close of business on January 25, 2006 issued under our Stock Option Plans. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our Common Stock under our Stock Option Plans, which was 107,133,574 as of the close of business on January 25, 2006.

Name	Position	Number of Shares Covered by Our Stock Option Plans	Percentage of Total Outstanding Options Under Our Stock Option Plans
John F. Gifford	President, Chief Executive Officer and Chairman of the Board of Directors	5,278,726	4.93%
Pirooz Parvarandeh	Group President	1,685,449	1.57%
Tunc Doluca	Group President	1,761,420	1.64%
Vijay Ullal	Senior Vice President	1,844,211	1.72%
Richard C. Hood	Vice President	1,129,387	1.05%
Nasrollah Navid	Vice President	1,198,000	1.12%
Carl W. Jasper	Vice President, Chief Financial Officer, and Principal Accounting Officer	803,000	0.75%
Rob B. Georges	Vice President	622,459	0.58%
Jennifer E. Gilbert	Vice President	639,493	0.60%
Kenneth J. Huening	Vice President	636,159	0.59%
Charles G. Rigg	Vice President	663,291	0.62%
Viktor Zekeriya	Vice President	585,355	0.55%
James R. Bergman	Director	84,000	0.08%
Michael J. Byrd	Director	78,000	0.07%
Peter de Roetth	Director	72,000	0.07%
B. Kipling Hagopian	Director	84,000	0.08%
A. R. Frank Wazzan	Director	92,000	0.09%

Except as otherwise set forth in the bullet points below, neither we, nor, to the best of our knowledge, any of our executive officers or directors, nor any affiliates of ours, were engaged in transactions involving options to purchase our Common Stock or a restricted stock grant or purchase under the Stock Option Plans, or in transactions involving our Common Stock during the past 60 days before and including February 1, 2006.

•	On December 8, 2005, the Bergman Family Foundation, a family foundation of James R. Bergman, sold 4,000 shares of Common Stock at $39.285 per share.

•	On December 28, 2005, Richard C. Hood exercised an option to purchase 7,110 shares of Common Stock at $14.06 per share, and then immediately resold those same 7,110 shares on the same day at $37.30 per share.

•	On January 10, 2006, John F. Gifford exercised an option to purchase 200,000 shares of Common Stock at $14.53 per share.

12.	Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through this exchange offer and that were granted under our Stock Option Plans will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new awards under our 1996 Stock Incentive Plan. To the extent shares returning to this plan are not fully reserved for issuance upon exercise of the restricted stock units to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed. Under the terms of the 1996 Stock Incentive Plan, every share of Common Stock subject to a restricted stock unit will count as two shares of Common Stock for purposes of calculating the number of shares available for grant under the 1996 Stock Incentive Plan.

We will be required to reflect an accounting charge in our income statements as a result of this exchange program only if restricted stock units are issued in accordance with the Minimum Value Exchange Ratios, in which case the charge will be spread evenly over a period of approximately six (6) quarters. For example, if our Common Stock price is $40.00 on the expiration date, and all eligible options are tendered in exchange for restricted stock units using the Minimum Value Exchange Ratios, we expect that an aggregate charge of $20,000,000 will result. Assuming that all of the restricted stock units remain outstanding and continue to vest, this charge will be spread evenly over the six-quarter vesting period of the restricted stock units. However, various factors could result in a larger accounting charge, such as increased volatility in our Common Stock price. These factors are out of our control and difficult to predict at this time.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, either of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred: (i) any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer, or (ii) any event or circumstance, including but not limited to increased volatility in the price of our common stock, that would require us to record for financial reporting purposes a compensation expense against our earnings in connection with the offer that is materially higher than that contemplated as of the commencement date of this offer.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of restricted stock units as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein, except for certain exemption or notice filings that may be required in certain countries outside the United States. Should any additional approval, exemptive filing, notice filing or other action be required, we presently contemplate that we will seek such approval, make such filing or take such other action. We cannot assure you that any such approval, filing or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approval, make such filings or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue restricted stock units for tendered options is subject to the conditions described in Section 7 of this offer to exchange.

If we are prohibited by applicable laws or regulations from granting restricted stock units or required to obtain a license or regulatory permit or make any other filing before granting restricted stock units on the restricted stock unit grant date, we will not grant any restricted stock units unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the restricted stock unit grant date we will not grant any restricted stock units and you will not receive any other benefit for the options you tendered and your eligible options will not be accepted for exchange.

14.	Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of eligible options for restricted stock units pursuant to the offer for those eligible service providers subject to U.S. federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences in more than one country that may apply to you.

We recommend that you consult your own tax advisor with respect to the United States federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Option holders who exchange outstanding options for restricted stock units generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

Restricted Stock Units.

You generally will not have taxable income at the time you are granted a restricted stock unit. Instead, you will recognize ordinary income when the restricted stock unit vests and no longer can be forfeited, at which time Maxim will also generally have a tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares on the vesting date, less the amount, if any, you paid for the shares. Although not obligated to do so, Maxim intends to automatically withhold a sufficient number of otherwise distributable shares of Common Stock when restricted stock units vest to satisfy all tax withholding obligations.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Stock Options.

If you participate in this offer, your eligible options will be exchanged for restricted stock units. So that you are able to compare the tax consequences of new restricted stock units to that of your eligible options, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.

Incentive Stock Options.

Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than 2 years after the date the incentive stock option was granted (the new option grant date); and

•	more than 1 year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.

Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than 1 year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

Nonstatutory Stock Options.

Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option granted with an exercise price equal to the fair market value of the underlying stock on the date of grant. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which tax withholding will be required.

Note that as a result of the American Jobs Creation Act of 2004, options amended in a certain manner or granted with an exercise price that was lower than the fair market value of the underlying shares at the time of grant may be taxable to you before you exercise your option. As of the date of this offer, how such options will be taxed is unclear.

15.	Material income tax consequences and certain other considerations for employees who reside outside the United States,

Attached hereto as Schedule E are short summaries of the general tax consequences of the offer to exchange and certain other considerations in countries outside the United States where residents are eligible to participate in the offer to exchange. If you are subject to the tax laws in any of these countries, please see Schedule E attached hereto for information regarding the tax and social security consequences to you of participating in the offer to exchange. You should review the information carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the offer.

If you are subject to the tax laws in more than one country, you should be aware that there may be other tax and social insurance consequences in more than one country that may apply to you.

We recommend that you consult your own tax or other legal advisor to discuss the tax, social insurance and other consequences of this transaction.

16.	Extension of offer; termination; amendment.

We reserve the right, in our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any eligible options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Standard Time, on the next U.S. business day after the previously-scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any eligible options tendered for exchange if any of the events listed in Section 7 of this offer to exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered, or return the tendered options, promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally-scheduled expiration of the offer expires after such originally-scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange in connection with this offer.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

17.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

18.	Additional information.

This offer to exchange document is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange document does not contain all of the information contained in the Schedule TO or the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.	Our quarterly report on Form 10-Q for our fiscal quarter ended September 24, 2005, filed with the SEC on November 3, 2005;

2.	Our definitive proxy statement on Schedule 14A for our 2005 annual meeting of stockholders, filed with the SEC on October 7, 2005;

3.	Our annual report on Form 10-K for our fiscal year ended June 25, 2005, filed with the SEC on September 8, 2005;

4.	Our current reports on Form 8-K filed with the SEC on December 20, 2004, February 1, 2005, February 9, 2005, May 3, 2005, August 1, 2005, August 25, 2005, October 12, 2005, October 27, 2005, November 3, 2005, and January 25, 2006; and

5.	The description of our Common Stock contained in our registration statement on Form 8-A filed with the SEC on February 11, 1988, and any further amendment or report filed thereafter for the purpose of updating such description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Maxim Integrated Products, 120 San Gabriel Drive, Sunnyvale, CA 94086 U.S.A., Attention: Carl Jasper, or by telephoning Carl Jasper at (408) 737-7600, ext. 4192.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information contained in this offer to exchange document about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

19.	Financial statements.

Attached as Schedule B to this offer are our financial statements included in our annual report on Form 10-K for our fiscal year ended June 25, 2005, and in our quarterly report on Form 10-Q for our fiscal quarter ended September 24, 2005. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this offer to exchange.

20.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this offer to exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Maxim Integrated Products, Inc.

February 1, 2006

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS AND DIRECTORS OF MAXIM INTEGRATED PRODUCTS, INC.

The directors and executive officers of Maxim Integrated Products, Inc. are set forth in the following table:

Name	Position and Offices Held
John F. Gifford	President, Chief Executive Officer and Chairman of the Board of Directors
Pirooz Parvarandeh	Group President
Tunc Doluca	Group President
Vijay Ullal	Senior Vice President
Richard C. Hood	Vice President
Nasrollah Navid	Vice President
Carl W. Jasper	Vice President, Chief Financial Officer, and Principal Accounting Officer
Rob B. Georges	Vice President
Jennifer E. Gilbert	Vice President
Kenneth J. Huening	Vice President
Charles G. Rigg	Vice President
Viktor Zekeriya	Vice President
James R. Bergman	Director
Michael J. Byrd	Director
Peter de Roetth	Director
B. Kipling Hagopian	Director
A. R. Frank Wazzan	Director

The address of each executive officer and director is: c/o Maxim Integrated Products, Inc. 120 San Gabriel Drive, Sunnyvale, CA 94086 U.S.A.

A-1

SCHEDULE B

FINANCIAL STATEMENTS OF MAXIM INTEGRATED PRODUCTS, INC.

AUDITED FINANCIAL STATEMENTS INCLUDED IN MAXIM’S FORM 10-K FOR FISCAL YEAR ENDING JUNE 25, 2005

CONSOLIDATED BALANCE SHEETS

	June 25, 2005	June 26, 2004
	(Amounts in thousands, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$185,551	$147,734
Short-term investments	1,289,141	948,879

Total cash, cash equivalents and short-term investments	1,474,692	1,096,613

Accounts receivable, (net of allowances $14,007 in 2005 and $13,442 in 2004)	192,345	197,158
Inventories	167,779	117,785
Deferred tax assets	128,766	153,694
Other current assets	10,184	12,864

Total current assets	1,973,766	1,578,114

Property, plant and equipment, net	1,001,465	942,186
Other assets	28,840	29,162

TOTAL ASSETS	$3,004,071	$2,549,462

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$56,266	$93,856
Income taxes payable	33,173	19,339
Accrued salary and related expenses	121,234	103,283
Accrued expenses	54,305	79,409
Deferred income on shipments to distributors	20,225	22,858

Total current liabilities	285,203	318,745

Other liabilities	—	4,000
Deferred tax liabilities	134,686	114,399

Total liabilities	419,889	437,144

Commitments and contingencies (Note 8)
Stockholders’ equity:
Preferred stock, $0.001 par value
Authorized: 2,000 shares
Issued and outstanding: none	—	—
Common stock, $0.001 par value
Authorized: 960,000 shares
Issued and outstanding: 327,494 in 2005 and 324,444 in 2004	327	325
Additional paid-in capital	134,671	80,137
Retained earnings	2,455,714	2,038,820
Accumulated other comprehensive loss	(6,530)	(6,964)

Total stockholders’ equity	2,584,182	2,112,318

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$3,004,071	$2,549,462

See accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended
	June 25, 2005	June 26, 2004	June 28, 2003
	(Amounts in thousands, except per share data)
Net revenues	$1,671,713	$1,439,263	$1,153,219
Cost of goods sold	463,664	433,358	348,264

Gross margin	1,208,049	1,005,905	804,955
Operating expenses:
Research and development	328,164	306,320	272,322
Selling, general and administrative	98,513	93,550	85,597

Total operating expenses	426,677	399,870	357,919

Operating income	781,372	606,035	447,036
Interest income and other, net	28,265	20,461	15,055

Income before provision for income taxes	809,637	626,496	462,091
Provision for income taxes	268,800	206,744	152,490

Net income	$540,837	$419,752	$309,601

Earnings per share:
Basic	$1.66	$1.28	$0.96

Diluted	$1.58	$1.20	$0.91

Shares used in the calculation of earnings per share:
Basic	326,239	326,731	322,106

Diluted	342,843	350,575	341,253

Dividends declared per share	$0.38	$0.32	$0.08

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Retained Earnings	Other Accumulated Comprehensive (Loss) Income	Total Stockholders’ Equity
	Shares	Par Value
	(Amounts in thousands)
Balance, June 29, 2002	320,061	$320	$54,935	$1,686,816	$(920)	$1,741,151
Components of comprehensive income:
Net income	—	—	—	309,601	—	309,601
Unrealized gain on forward-exchange contracts, net of tax	—	—	—	—	1,383	1,383
Unrealized gain on available-for-sale investments, net of tax	—	—	—	—	961	961

Total comprehensive income						311,945

Exercises under the Stock Option and Purchase Plans	9,047	9	83,662	—	—	83,671
Repurchase of common stock	(4,471)	(4)	(139,898)	(14,047)	—	(153,949)
Tax benefit on exercise of non-qualified stock options and disqualifying dispositions under stock plans	—	—	113,473	—	—	113,473
Dividends declared and paid	—	—	—	(25,879)	—	(25,879)

Balance, June 28, 2003	324,637	325	112,172	1,956,491	1,424	2,070,412
Components of comprehensive income:
Net income	—	—	—	419,752	—	419,752
Unrealized loss on forward-exchange contracts, net of tax	—	—	—	—	(329)	(329)
Unrealized loss on available-for-sale investments, net of tax	—	—	—	—	(8,059)	(8,059)

Total comprehensive income						411,364

Exercises under the Stock Option and Purchase Plans	12,224	12	183,844	—	—	183,856
Repurchase of common stock	(12,417)	(12)	(368,379)	(232,853)	—	(601,244)
Tax benefit on exercise of non-qualified stock options and disqualifying dispositions under stock plans	—	—	152,500	—	—	152,500
Dividends declared and paid	—	—	—	(104,570)	—	(104,570)

Balance, June 26, 2004	324,444	325	80,137	2,038,820	(6,964)	2,112,318
Components of comprehensive income:
Net income	—	—	—	540,837	—	540,837
Unrealized gain on forward-exchange contracts, net of tax	—	—	—	—	795	795
Unrealized loss on available-for-sale investments, net of tax	—	—	—	—	(361)	(361)

Total comprehensive income						541,271

Exercises under the Stock Option and Purchase Plans	7,112	7	105,986	—	—	105,993
Repurchase of common stock	(4,062)	(5)	(168,452)	—	—	(168,457)
Tax benefit on exercise of non-qualified stock options and disqualifying dispositions under stock plans	—	—	117,000	—	—	117,000
Dividends declared and paid	—	—	—	(123,943)	—	(123,943)

Balance, June 25, 2005	327,494	$327	$134,671	$2,455,714	$(6,530)	$2,584,182

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	June 25, 2005	June 26, 2004	June 28, 2003
	(Amounts in thousands)
Cash flows from operating activities:
Net income	$540,837	$419,752	$309,601
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	76,849	61,860	61,036
Tax benefit related to stock based compensation plans	117,000	152,500	113,473
Changes in assets and liabilities:
Accounts receivable	4,813	(70,398)	3,052
Inventories	(49,994)	3,407	18,014
Deferred taxes	45,483	23,500	48,404
Income tax refund receivable	668	9,034	41,918
Current assets	946	(7,029)	106
Accounts payable	(37,590)	51,815	(3,243)
Income tax payable	13,834	8,439	267
Deferred income on shipments to distributors	(2,633)	1,276	(5,601)
All other accrued liabilities	(11,153)	41,298	(4,533)

Net cash provided by operating activities	699,060	695,454	582,494

Cash flows from investing activities:
Additions to property, plant and equipment	(132,445)	(231,618)	(84,060)
Other non-current assets	(308)	2,873	(5,148)
Purchases of available-for-sale securities	(1,150,968)	(1,002,154)	(1,620,085)
Proceeds from sales/maturities of available-for-sale securities	808,885	994,296	1,259,990

Net cash used in investing activities	(474,836)	(236,603)	(449,303)

Cash flows from financing activities:
Issuance of common stock	105,993	183,856	83,671
Repurchase of common stock	(168,457)	(601,244)	(153,949)
Dividends paid	(123,943)	(104,570)	(25,879)

Net cash used in financing activities	(186,407)	(521,958)	(96,157)

Net increase (decrease) in cash and cash equivalents	37,817	(63,107)	37,034
Cash and cash equivalents:
Beginning of year	147,734	210,841	173,807

End of year	$185,551	$147,734	$210,841

Supplemental disclosures of cash flow information:
Cash paid (refunds received), net during the year for:
Income taxes	$93,622	$13,275	$(51,562)

See accompanying Notes to Consolidated Financial Statements.

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: NATURE OF OPERATIONS

Maxim Integrated Products, Inc. (the Company) designs, develops, manufactures, and markets linear and mixed-signal integrated circuits and is incorporated in the state of Delaware. The Company’s products include data converters, interface circuits, microprocessor supervisors, operational amplifiers, power supplies, multiplexers, delay lines, real-time clocks, microcontrollers, switches, battery chargers, battery management circuits, RF circuits, fiber optic transceivers, hot-swap controllers, sensors, voltage references and T/E transmission products. The Company is a global company with manufacturing facilities in the United States, testing facilities in the Philippines and Thailand, and sales offices throughout the world. The Company’s products are sold to customers in numerous markets, including automotive, communications, consumer, data processing, industrial control, instrumentation, and medical industries.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries. Intercompany balances and transactions have been eliminated. The Company has a 52-to-53-week fiscal year that ends on the last Saturday of June. Accordingly, every sixth or seventh year will be a 53-week fiscal year. Fiscal years 2005, 2004 and 2003 were 52-week years.

Certain prior-year amounts in the Notes to Consolidated Financial Statements have been reclassified to conform to the current year’s presentation.

Cash Equivalents and Short-term Investments

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents consist of demand accounts, government securities, and money market funds. Short-term investments consist primarily of U.S. Treasury and Federal Agency debt securities with original maturities beyond three months.

The Company’s cash equivalents and short-term investments are considered available-for-sale. Such securities are carried at fair market value based on market quotes. Unrealized gains and losses, net of tax, on securities in this category are reported as a separate component of stockholders’ equity. The cost of securities sold is based on the specific identification method. Interest earned on securities is included in “Interest income and other, net” in the Consolidated Statements of Income. Included in cash and cash equivalents at June 26, 2004 was $20.8 million of restricted cash.

Derivative Instruments

The Company transacts business in various non-U.S. currencies, primarily the Japanese Yen, British Pound, and the Euro. The Company is exposed to fluctuations in foreign currency exchange rates on accounts receivable from sales in these foreign currencies and the net monetary assets and liabilities of the related foreign subsidiary. The Company has established risk management strategies designed to protect against reductions in value and volatility of future cash flows caused by changes in exchange rates. These strategies reduce, but do not always entirely eliminate, the impact of currency exchange movements.

The Company uses currency forward contracts to hedge exposure to variability in anticipated non-U.S.-dollar-denominated cash flows. These contracts are designated as cash flow hedges and recorded on the Consolidated Balance Sheets at their fair market value. The maturities of these instruments are generally less than 6 months.

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company had forward contracts to sell foreign currencies with a U.S. dollar equivalent of $53.2 million and $82.1 million at June 25, 2005 and June 26, 2004, respectively. For these derivatives, the effective portion of the gain or loss is reported as a component of other comprehensive (loss) income in stockholders’ equity and is reclassified into earnings in the same period or periods in which the hedged transaction affects earnings. The ineffective portion of the gain or loss on the derivative in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in earnings, net during the period of change. The ineffective portion of the gains and losses on the derivatives has been immaterial in all periods presented. The net value of all contracts which hedge transactions that have affected earnings is classified within current assets. For contracts which hedge transactions that have not affected earnings (primarily backlog), a net gain is classified within current assets and a net loss is classified within current liabilities.

For currency forward contracts, effectiveness of the hedge is measured using forward rates to value the forward contract and the underlying hedged transaction. Any ineffective portions of the hedge, as well as amounts not included in the assessment of effectiveness, are recognized currently in Interest and other income, net in the Consolidated Statements of Income. If a cash flow hedge were to be discontinued because it is probable that the original hedged transaction will not occur as anticipated, the unrealized gains or losses would be reclassified into earnings. Subsequent gains or losses on the related derivative instrument would be recognized in income in each period until the instrument matures, is terminated or is sold. In fiscal years 2005 and 2004, no cash flow hedges were discontinued as a result of forecasted transactions that did not occur. Fair value of the contracts is determined by reference to liquidation value.

Inventories

Inventories are stated at the lower of standard cost, which approximates actual cost on a first-in-first-out basis, or market value. Because of the cyclical nature of the market, inventory levels, obsolescence of technology, and product life cycles, the Company generally writes down inventories to net realizable value based on 12 months forecasted product demand.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is primarily computed on the straight-line method over the estimated useful lives of the assets, which range from 2 to 15 years for machinery and equipment and up to 40 years for buildings and building improvements. Leasehold improvements are amortized over the lesser of their useful lives or the remaining term of the related lease.

The Company evaluates the recoverability of property, plant and equipment in accordance with Statement of Financial Accounting Standards No. 144 (SFAS 144), “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company performs periodic reviews to determine whether facts and circumstances exist that would indicate that the carrying amounts of property, plant and equipment exceeds their fair values. If facts and circumstances indicate that the carrying amount of property, plant and equipment might not be fully recoverable, projected undiscounted net cash flows associated with the related asset or group of assets over their estimated remaining useful life is compared against their respective carrying amounts. In the event that the projected undiscounted cash flows are not sufficient to recover the carrying value of the assets, the assets are written down to their estimated fair values.

Income Taxes

The Company accounts for income taxes using an asset and liability approach as prescribed in SFAS No. 109, “Accounting for Income Taxes”. The Company records the amount of taxes payable or refundable for the current

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. A valuation allowance is recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

Revenue Recognition and Accounts Receivables Allowances

The Company recognizes revenue for sales to direct customers and sales to international distributors upon shipment, provided that persuasive evidence of a sales arrangement exists, the price is fixed or determinable, title has transferred, collectibility of the resulting receivable is reasonably assured, there are no customer acceptance requirements and the Company does not have any significant post-shipment obligations. The Company estimates returns for sales to direct customers and international distributors based on historical returns rates applied against current period gross revenues. Specific customer returns and allowances are considered in this estimate.

Sales to U.S. distributors are made pursuant to agreements allowing the possibility of certain sales price rebates and for non-warranty product return privileges. The non-warranty product return privileges include allowing U.S. distributors to rotate a small portion of the Company’s products in their inventory based on their previous 90 days of purchases. Given the uncertainties associated with the levels of non-warranty product returns and sales price rebates that could be issued to U.S. distributors, the Company defers recognition of such revenue and related cost of goods sold until the product is sold by the U.S. distributors to their end customers. Accounts receivable from direct customers, domestic distributors and international distributors are recognized and inventory is relieved upon shipment as title to inventories generally transfers upon shipment at which point the Company has a legally enforceable right to collection under normal terms. In addition, the Company estimates returns for sales to domestic distributors based on historical return rates applied against current period gross revenues.

The Company makes estimates of potential future returns and sales allowances related to current period product revenue. Management analyzes historical returns, changes in customer demand, and acceptance of products when evaluating the adequacy of returns and sales allowances. Estimates made by the Company may differ from actual returns and sales allowances. These differences may materially impact reported revenue and amounts ultimately collected on accounts receivable. In addition, the Company monitors collectibility of accounts receivable primarily through review of the accounts receivable aging. When facts and circumstances indicate the collection of specific amounts or from specific customers is at risk, the Company assesses the impact on amounts recorded for bad debts and, if necessary, will record a charge in the period such determination is made. At June 25, 2005 and June 26, 2004, the Company had $10.1 million and $8.5 million accrued for returns and allowances, respectively. During fiscal year 2005, the Company recorded $61.5 million for estimated returns and allowances against revenues. This was offset by $59.9 million for actual returns and for allowances given during fiscal 2005. At June 25, 2005 and June 26, 2004, the Company had $3.9 million and $4.9 million accrued as allowance for doubtful accounts, respectively. To date, the Company has not experienced material write-offs of accounts receivable due to uncollectibility.

Accrued expenses

Included in accrued expenses on the Consolidated Balance Sheet at June 25, 2005 and June 26, 2004 were $22.3 million and $9.2 million of deferred license revenues, respectively.

Advertising

Advertising costs are expensed as incurred and included in selling, general and administrative expenses in the Consolidated Statements of Income. Advertising expenses were $11.3 million, $11.1 million, and $13.2 million in fiscal years 2005, 2004, and 2003, respectively.

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Shipping Costs

Shipping costs are charged to cost of goods sold as incurred.

Foreign Currency Translation and Remeasurement

The U.S. dollar is the functional currency for the Company’s foreign operations. Using the U.S. dollar as the functional currency, monetary assets and liabilities are remeasured at the year-end exchange rates. Certain non-monetary assets and liabilities are remeasured using historical rates. Statements of operations are remeasured at the average exchange rates during the year. Net gains and losses from foreign currency remeasurements have been minimal and are included in selling, general and administrative expenses.

Stock-Based Compensation

The Company accounts for its stock option and employee stock purchase plans using the intrinsic value method prescribed in Accounting Principles Board’s Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees.” Accordingly, employee and director compensation expense is recognized only for those options whose price is less than fair market value at the measurement date. In addition, the Company discloses pro forma information related to its stock plans according to SFAS No. 123 “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock Based Compensation – Transition and Disclosure.”

Under SFAS 148, the Company may elect to continue to account for the grant of stock options under APB Opinion 25, in which options granted with an exercise price equal to the fair market value on the date of grant do not require recognition of expense in the Company’s financial statements. Under SFAS 148, the Company is, however, required to provide pro forma disclosure regarding net income and earnings per share as if the Company had accounted for its employee stock options and employee stock purchase rights (including shares issued under 1996 Stock Incentive Plan, 1993 Officer and Director Stock Option Plan, 1987 Stock Option Plan, 1987 Supplemental Stock Option Plan, 1987 Employee Stock Participation Plan (ESP Plan), and Supplemental Nonemployee Stock Option Plan) granted subsequent to June 30, 1995, under the methodology prescribed by that statement. Since the Company has elected to account for the grant of options under APB Opinion No. 25, the following information is for disclosure purposes only.

The valuation of options granted in fiscal years 2005, 2004, and 2003 reported below has been estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Stock Option Plans			Employee Stock Participation Plan
	2005	2004	2003	2005	2004	2003
Expected option holding period (in years)	4.5	4.8	4.5	1.1	0.5	0.5
Risk-free interest rate	3.3%	2.9%	2.7%	2.5%	1.2%	1.3%
Stock price volatility	0.33	0.42	0.43	0.33	0.42	0.43
Dividend yield	1.0%	.63%	.46%	1.0%	.63%	.46%

The Black-Scholes option pricing model was developed for use in estimating the value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the estimate of value, in the opinion of management, the existing models

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

do not provide a reliable single measure of the value of the options. The following is a summary of weighted average grant values generated by application of the Black-Scholes model:

	Weighted Average Grant Date Value For the Years Ended
	June 25, 2005	June 26, 2004	June 28, 2003
Stock Option Plans	$12.08	$15.63	$10.25
Employee Stock Participation Plans	$11.99	$11.63	$6.23

As required under SFAS 148, the reported net income and earnings per share have been presented to reflect the impact had the Company been required to include the amortization of the Black-Scholes option value as an expense. The adjusted amounts are as follows:

	For the Years Ended
	June 25, 2005	June 26, 2004	June 28, 2003
Net income – as reported	$540,837	$419,752	$309,601
Deduct: Total stock-based employee compensation expense determined under the fair value method, net of tax	155,904	134,734	139,684

Net income – pro forma	$384,933	$285,018	$169,917

Basic earnings per share – pro forma	$1.18	$0.87	$0.53

Diluted earnings per share – pro forma	$1.13	$0.82	$0.50

Earnings Per Share

Basic earnings per share are computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share incorporates the incremental shares issuable upon the assumed exercise of stock options. The number of incremental shares from the assumed issuance of stock options is calculated applying the treasury stock method. See Note 3 “Earnings Per Share” of these Notes to Consolidated Financial Statements.

Product Warranty

The Company warrants its products to its customers generally for one year from the date of shipment, but in certain cases for longer periods. In certain other cases, the Company warrants products to include significant liability beyond the cost of replacing the product. If there is a material increase in the rate of customer claims or our estimates of probable losses relating to specifically identified warranty exposures are inaccurate, we may record a charge against future cost of sales. Warranty expense has historically been immaterial to our financial statements.

Self-Insurance Accruals

The Company is self-insured with respect to defective product claims, employment practice claims, workers’ compensation claims, and general liability. Accruals are primarily based on the actuarially estimated, undiscounted cost of claims, which includes incurred-but-not-reported claims. Amounts accrued for defective product claims, employment practice claims, workers’ compensation claims and general liability are included in accrued expenses.

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In addition to the above, the Company is primarily self-insured with respect to healthcare benefits for most of its domestic employees. Accruals are primarily based on estimated incurred-but-not-reported claims. Amounts accrued for employee healthcare claims are included in salary and salary related expenses.

New Accounting Pronouncements

In November 2004, the FASB issued SFAS 151, “Inventory Costs, an amendment of Accounting Research Bulletin (ARB) No. 43, Chapter 4.” SFAS 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing” to clarify the accounting for abnormal amounts of idle facility expense, freight handling costs, and wasted material (spoilage). SFAS 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, SFAS 151 requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS 151 will be effective for fiscal years beginning after June 15, 2005. The Company is currently evaluating the provisions of SFAS 151 and does not believe that its adoption will have a material impact on the Company’s financial condition, results of operations or liquidity.

In December 2004, the FASB issued SFAS 123 (R), “Share-Based Payment.” SFAS 123(R) replaces Statement of Financial Accounting Standards No. 123, “Accounting for Stock Issued to Employees,” and supersedes Accounting Principal Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123(R) requires that compensation costs relating to share-based payment transactions be recognized in the consolidated financial statements. Compensation costs will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) is effective as of the first annual reporting period that begins after June 15, 2005. The Company has evaluated the impact of SFAS 123(R) on the Company’s financial condition and results of operations and believes the charge of SFAS 123(R) will reduce the Company’s quarterly earnings by $0.07 to $0.08 per share for the first quarter of fiscal year 2006.

In December 2004, the FASB issued SFAS 153, “Exchange of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” SFAS 153 is based on the principle that exchange of nonmonetary assets should be measured based on the fair market value of the assets exchanged. SFAS 153 eliminates the exception of nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary asset exchanges in fiscal periods beginning after June 15, 2005. The Company does not believe the adoption SFAS 153 will have a material impact on the Company’s financial condition, results of operations or liquidity.

In March 2005, the FASB issued FASB Interpretation No. 47 (FIN 47), “Accounting for Conditional Asset Retirement Obligations.” FIN 47 clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The Company will adopt FIN 47 in its fiscal year 2006. The Company does not believe the adoption of FIN 47 will not have a material impact on the Company’s financial condition, results of operations or liquidity.

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections.” SFAS 154 replaces Accounting Principles Board Opinions No. 20 “Accounting Changes” and SFAS 3, “Reporting Accounting

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes in Interim Financial Statements.” SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change, SFAS 154 requires application of the new accounting principle as of the earliest period for which retrospective application is practicable. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires application as if the accounting principle were adopted prospectively from the earliest date practicable. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not believe that its adoption of SFAS 154 will have a material impact on the Company’s financial condition, results of operations or liquidity.

In June 2005, the FASB issued FASB Staff Position (FSP) FAS 143-1, “Accounting for Electronic Equipment Waste Obligations.” FAS 143-1 addresses the accounting for obligations associated with Directive 2002/96/EC on Waste Electrical and Electronic Equipment (the “Directive”) adopted by the European Union. FSP FAS 143-1 provides guidance for the effects of the Directive with respect to historical waste, waste associated with products placed on the market on or before August 13, 2005. FSP FAS 143-1 is required to be applied to the later of the first reporting period ending after June 8, 2005 or the date of the adoption of the law by the applicable European Union member country. The Company does not believe that its adoption of FAS 143-1 will have a material impact on the Company’s financial condition, results of operations or liquidity.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates relate to the useful lives and fair value of fixed assets, allowances for doubtful accounts, customer returns and allowances, inventory valuation, reserves relating to litigation matters, accrued liabilities and reserves. The Company bases its estimates and judgments on its historical experience, knowledge of current conditions and its beliefs of what could occur in the future given available information. Actual results may differ from those estimates, and such differences may be material to the financial statements.

Concentration of Credit Risk

Due to the Company’s credit evaluation and collection process, bad debt expenses have not been significant. Credit risk with respect to trade receivables is limited because a large number of geographically diverse customers make up the Company’s customer base, thus spreading the credit risk. While a significant portion of the Company’s revenues is made through domestic and international distributors, no single customer has accounted for more than 10% of net revenues in the last three fiscal years.

The Company maintains cash, cash equivalents, and short-term investments with various high credit quality financial institutions, limits the amount of credit exposure to any one financial institution or instrument, and is exposed to credit risk in the event of default by these institutions to the extent of amounts recorded at the balance sheet date. To date, the Company has not incurred losses related to these investments.

Concentration of Other Risks

The semiconductor industry is characterized by rapid technological change, competitive pricing pressures, and cyclical market patterns. The Company’s results of operations are affected by a wide variety of factors, including

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

general economic conditions, both in the United States and abroad; economic conditions specific to the semiconductor industry and to the analog and mixed signal portion of that industry; demand for the Company’s products; the timely introduction of new products; implementation of new manufacturing technologies; manufacturing capacity; the ability to manufacture efficiently; the availability of materials, supplies, machinery and equipment; competition; the ability to safeguard patents and intellectual property in a rapidly evolving market; and reliance on assembly and, to a small extent, wafer fabrication subcontractors and on independent distributors and sales representatives. As a result, the Company may experience substantial period-to-period fluctuations in future operating results due to the factors mentioned above or other factors.

NOTE 3: EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	For the Years Ended
	June 25, 2005	June 26, 2004	June 28, 2003
	(Amounts in thousands, except per share data)
Numerator for basic earnings per share and diluted earnings per share
Net income	$540,837	$419,752	$309,601

Denominator for basic earning per share	326,239	326,731	322,106
Effect of dilutive securities:
Stock options	16,604	23,844	19,147

Denominator for diluted earnings per share	342,843	350,575	341,253

Earnings per share:
Basic	$1.66	$1.28	$0.96

Diluted	$1.58	$1.20	$0.91

Approximately 24.0 million, 12.4 million, and 38.8 million of the Company’s stock options were excluded from the calculation of diluted earnings per share for fiscal years 2005, 2004, and 2003, respectively. These options were excluded, as they were antidilutive; however, such options could be dilutive in the future.

NOTE 4: FINANCIAL INSTRUMENTS

Investments

In accordance with SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities,” The Company recorded a net unrealized loss of $9.3 million and $7.5 million on available-for-sale investments at June 25, 2005 and June 26, 2004, respectively. There are 36 investments that are in a unrealized loss position at June 25, 2005. The unrealized loss resulted from an increase in interest rates that occurred during fiscal years 2005 and 2004. The Company believes the unrealized loss is temporary as most of the related available-for-sale investments will be held to maturity resulting in cash flow equal to face value. Fair market values are calculated based upon prevailing market quotes at the end of each fiscal year.

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Available-for-sale investments at June 25, 2005 were as follows:

	Adjusted Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
	(Amounts in thousands)
U.S. Treasury securities	$918,180	$166	$(9,232)	$909,114
Federal Agency Debt securities	380,307	—	(280)	380,027

Total available-for-sale investments	$1,298,487	$166	$(9,512)	$1,289,141

The following table shows the gross unrealized losses and fair value of Company’s investments with unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 25, 2005.

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(Amounts in thousands)
U.S. Treasury securities	$516,822	$(4,651)	$368,957	$(4,581)	$885,779	$(9,232)
Federal Agency Debt securities	380,027	(280)	—	—	380,027	(280)

	$896,849	$(4,931)	$368,957	$(4,581)	$1,265,806	$(9,512)

Available-for-sale investments at June 26, 2004 were as follows:

	Adjusted Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
	(Amounts in thousands)
U.S. Treasury securities	$936,502	$30	$(7,395)	$929,137
Federal Agency Debt securities	19,903	—	(161)	19,742

Total available-for-sale investments	$956,405	$30	$(7,556)	$948,879

The Company realized no net gains or losses in fiscal year 2005. In fiscal years 2004 and 2003, the Company realized $0.1 million and $0.1 million of net gains, respectively. The Company’s portfolio of marketable securities by contractual maturity is as follows:

	June 25, 2005	June 26, 2004
	(Amounts in thousands)
Due in one year or less	$610,673	$19,874
Due after one year through three years	678,468	929,005

Total	$1,289,141	$948,879

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foreign exchange contracts

At June 25, 2005, and June 26, 2004, the Company held forward exchange contracts, all having maturities of less than six months, to exchange various foreign currencies for U.S. dollars in the amount of $53.2 million and $82.1 million, respectively. The table below summarizes, by currency, the notional amounts of the Company’s forward exchange contracts and net unrealized gain or loss at the end of fiscal years 2005 and 2004. The net unrealized gain or loss approximates the fair market value of these contracts.

	June 25, 2005		June 26, 2004
	Notional Amounts	Unrealized Gain (Loss)	Notional Amounts	Unrealized Gain (Loss)
	(Amounts in thousands)
Currency:
Japanese Yen	$33,243	$621	$45,726	$(636)
British Pound Sterling	8,102	36	21,092	(439)
Euro	11,022	292	14,056	(440)
Swiss Franc	826	13	1,233	(15)

	$53,193	$962	$82,107	$(1,530)

The net unrealized gain or loss, if any, is potentially subject to market and credit risk as it represents appreciation (decline) of the hedge position against the spot exchange rates at year-end. The Company attempts to control credit risk through credit approvals and monitoring procedures. The net realized and unrealized gains or losses from hedging foreign currency denominated assets and liabilities were immaterial in fiscal years 2005 and 2004.

NOTE 5: INVENTORIES

The components of inventories consist of :

	June 25, 2005	June 26, 2004
	(Amounts in thousands)
Raw material	$14,432	$14,713
Work-in-process	103,696	73,833
Finished goods	49,651	29,239

	$167,779	$117,785

NOTE 6: PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, net consist of:

	June 25, 2005	June 26, 2004
	(Amounts in thousands)
Land	$74,468	$71,709
Buildings and building improvements	320,206	345,700
Machinery and equipment	1,469,557	1,318,331

	1,864,231	1,735,740
Less accumulated depreciation	(862,766)	(793,554)

	$1,001,465	$942,186

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company recorded $73.2 million, $59.3 million and $60.3 million of depreciation expense in fiscal years 2005, 2004 and 2003, respectively

NOTE 7: OTHER ASSETS

Included in other assets on the Consolidated Balance Sheet at June 25, 2005 was $7.8 million of intellectual property, net of $6.2 million of accumulated amortization and adjustments. Amortization expenses and adjustments for the intellectual property were $2.7 million, $2.9 million and $0.6 million for fiscal years 2005, 2004 and 2003, respectively. The gross carrying amount of the intellectual property is $14.0 million and it is being amortized over ten years, which is its estimated useful life. The intellectual property acquired by the Company is being used to design and develop new products as well as in some products currently in production. As required by Statement of Financial Accounting Standards No. 144 (SFAS 144), “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company assesses the recoverability of the intellectual property whenever an indicator of impairment exists. There were no indicators of impairment as of June 25, 2005. Based on the carrying amount of identified assets recorded at June 25, 2005 and assuming no subsequent impairment of the underlying assets, the future amortization expense are expected to be as follows:

(In thousands)	2006	2007	2008	2009	2010	2011
Intellectual property assets:	1,400	1,400	1,400	1,400	1,400	753

Should it be determined in a future period that the projected remaining discounted cash flows attributable to products designed and developed with the acquired intellectual property are less than the net book value represented by the intellectual property, the Company’s results of operations could be adversely impacted in the period such determination is made.

Also included in other assets in the Consolidated Balance Sheet at June 25, 2005 and June 26, 2004 are loans to employees of approximately $9.9 million and $7.2 million, respectively. These loans are collateralized. To the extent such collateral is not sufficient to cover the amounts owed, there is risk of loss to the Company. To date, the Company has not experienced any material losses related to these employee loans. These loans are not made to officers of the Company nor to purchase and exercise stock options.

NOTE 8: COMMITMENTS AND CONTINGENCIES

Litigation

On December 12, 2002, Qualcomm Inc. (Qualcomm) filed and on February 4, 2003 served the Company with a complaint for patent infringement claiming that certain of the Company’s products infringe one or more of Qualcomm’s patents. Qualcomm seeks a preliminary and permanent injunction as well as unspecified actual and treble damages including costs, expenses and attorneys fees. Qualcomm withdrew one of its patents from the claim in June 2003 and another in May 2004, and has added three more related patents. The Company is presently reviewing these claims and does not believe that the products in question infringe upon Qualcomm patents. In May 2004, the Company won a motion for summary judgment on the issue of the inducement of infringement by its customers. In January, 2005, Qualcomm moved for a preliminary injunction to toll the Company’s production and sale of certain products for alleged misappropriation of Qualcomm’s trade secrets. The court denied this motion but enjoined the Company from receiving any of Qualcomm’s confidential information from third parties. This issue is on appeal. While no assurance can be given in this regard, the Company does not believe that the ultimate outcome of the action will have a material adverse effect on the financial condition or liquidity of the Company. However, were Qualcomm to prevail in its claims against the Company, the Company’s operating results could be materially adversely affected.

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the third quarter of fiscal year 2005, the Company and Linear Technology Corporation (LTC) settled their on-going patent litigation that was brought by LTC against Maxim and other unrelated parties concerning LTC’s United States Patent 5,481,178, which relates to control circuits and methods for maintaining high efficiencies over broad current ranges in a switching regulator circuit. The settlement agreement resolved all legal claims between LTC and the Company and their respective subsidiaries, and it provided for the license of LTC’s United States Patent 5,481,178 to the Company for use in current and future products. Under the terms of the settlement agreement, the Company paid LTC $40 million in the fourth quarter of fiscal year 2005 and will pay LTC additional amounts in fiscal year 2006 through fiscal year 2013.

In addition to the above, the Company is subject to other legal proceedings and claims that arise in the normal course of its business. The Company does not believe that the ultimate outcome of these matters will have a material adverse effect on the financial position of the Company.

Commitments

The Company leases certain of its facilities under various operating leases that expire at various dates through fiscal year 2014. The lease agreements generally include renewal provisions and require the Company to pay property taxes, insurance, and maintenance costs.

Future annual minimum lease payments for all leased facilities are as follows:

Fiscal Year	(Amounts in thousands)
2006	$2,929
2007	1,733
2008	1,113
2009	564
2010	192
Thereafter	121

$6,652

Rental expense amounted to approximately $4.6 million, $3.6 million, and $3.2 million in fiscal years 2005, 2004, and 2003.

Other commitments as of June 25, 2005 totaled approximately $19.5 million and mainly consists of purchase obligations for certain materials and supplies.

Indemnifications

The Company indemnifies certain customers, distributors, suppliers, and subcontractors for attorney fees and damages and costs awarded against these parties in certain circumstances in which the Company’s products are alleged to infringe third party intellectual property rights, including patents, registered trademarks, or copyrights. The terms of the Company’s indemnification obligations are generally perpetual from the effective date of the agreement. In certain cases, there are limits on and exceptions to the Company’s potential liability for indemnification relating to intellectual property infringement claims. The Company also indemnifies its directors and executive officers to the maximum extent permitted under the laws of the State of Delaware. The Company cannot estimate the amount of potential future payments, if any, that it might be required to make as a result of these agreements. To date, the Company has not paid or been required to defend any indemnification claims, and

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

accordingly, the Company has not accrued any amounts for its indemnification obligations. However, there can be no assurances that the Company will not have any future financial exposure under those indemnification obligations.

NOTE 9: COMPREHENSIVE INCOME

Comprehensive income consists of net income and net unrealized gains (losses) on available-for-sale investments and forward exchange contracts. The components of comprehensive income and related tax effects were as follows:

	For the Years Ended
	June 25, 2005	June 26, 2004	June 28, 2003
	(Amounts in thousands)
Net income, as reported	$540,837	$419,752	$309,601
Change in unrealized (losses) gains on investments, net of tax of $(691) in 2005, $(4,086) in 2004, and $416 in 2003	(361)	(8,059)	961
Change in unrealized (losses) gains on forward exchange contracts, net of tax of $423 in 2005, $(162) in 2004, and $716 in 2003	795	(329)	1,383

Total comprehensive income	$541,271	$411,364	$311,945

Accumulated other comprehensive gains (losses) presented in the Consolidated Balance Sheets at June 25, 2005 and June 26, 2004 consist of net unrealized losses on available-for-sale investments of $(5.4) million and $(5.0) million, respectively, net unrealized gains (losses) on forward exchange contracts of $0.4 million and $(0.5) million, respectively, and net foreign currency translation adjustments of $(1.5) million and $(1.5) million, respectively.

NOTE 10: EMPLOYEE STOCK AND BENEFIT PLANS

Stock option and purchase plans

At June 25, 2005, the Company has reserved a total of 107,022,787 of its common shares for issuance to employees and certain others under its 1996 Stock Incentive Plan, 1993 Officer and Director Stock Option Plan, 1987 Stock Option Plan, 1987 Supplemental Stock Option Plan, 1987 Employee Stock Participation Plan (ESP Plan), and Supplemental Nonemployee Stock Option Plan. Under the above-mentioned stock option plans, options are granted at a price not less than fair market value as determined by the Board of Directors or Plan administrator at the date of grant. Options granted under the stock option plans described above generally vest within five years and expire from five to ten years from the date of the grant or such shorter term as may be provided in the agreement. Under the 1987 ESP Plan, employees of the Company could purchase shares of common stock at a price not less than the lesser of 85% of the fair market value of the stock on the date the purchase right is granted or the date the right is exercised. During fiscal year 2005, the Company recorded $117,000,000 of tax payable benefit on the exercise of nonqualified stock options and on disqualifying dispositions under stock plans ($152,500,000 in fiscal year 2004 and $113,473,000 in fiscal year 2003).

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Information with respect to activity under the stock option plans and ESP Plan is set forth below:

	Outstanding Options
	Shares Available for Grant	Numbers of Shares	Weighted Average Exercise Price Per Share
Balance, June 29, 2002	2,039,534	94,256,025	$28.25
Shares reserved	14,000,000	—	—
Options granted	(19,432,732)	19,432,732	$28.32
Options cancelled	6,132,895	(6,406,967)	$37.94
Options exercised	—	(9,046,911)	$9.73

Balance, June 28, 2003	2,739,697	98,234,879	$29.30
Shares reserved	9,800,000	—	—
Options granted	(15,964,375)	15,964,375	$42.15
Options cancelled	5,195,039	(5,234,337)	$45.61
Options exercised	—	(12,223,936)	$14.25

Balance, June 26, 2004	1,770,361	96,740,981	$32.28
Shares reserved	14,500,000	—	—
Options granted	(15,588,733)	15,588,733	$40.48
Options cancelled	3,314,738	(3,330,234)	$38.74
Options exercised	1,139,119	(7,112,178)	$14.89

Balance, June 25, 2005	5,135,485	101,887,302	$34.51

At June 25, 2005, 46,522,608 options to purchase shares of common stock were exercisable. Options exercisable at June 26, 2004 and June 28, 2003 were 40,982,928 and 40,797,090 respectively.

The following table summarizes information about options outstanding at June 25, 2005:

	Outstanding Options			Options Exercisable
Range of Exercise Prices	Number Outstanding at June 25, 2005	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable at June 25, 2005	Weighted Average Exercise Price
$ 5.38 - $19.86	15,425,087	2.1	$13.16	14,998,177	$13.16
$20.44 - $32.97	16,031,767	5.8	$24.83	9,095,758	$25.21
$33.04 - $34.97	16,458,794	7.0	$33.93	4,144,679	$34.18
$35.16 - $39.88	15,617,058	7.4	$37.71	4,937,788	$37.82
$40.16 - $42.94	17,204,562	8.0	$41.33	5,496,411	$41.41
$43.00 - $49.92	13,408,033	7.7	$45.92	3,190,380	$46.49
$50.00 - $87.06	7,742,001	5.6	$56.89	4,659,415	$57.58

	101,887,302	6.3	$34.51	46,522,608	$30.08

401(k) retirement plan

The Company sponsors a 401(k) retirement plan (401(k) Plan) through Fidelity Investments, under which full-time U.S. employees may contribute, on a pretax basis, between 1% and 20% of their total annual income from the Company, subject to a maximum aggregate annual contribution imposed by the Internal Revenue Code. The administration expenses charged by Fidelity Investments, which the Company pays, was immaterial for fiscal year 2005. Company contributions to the 401(k) Plan were $0.5 million, $0.9 million, and $0.7 million in fiscal years 2005, 2004 and 2003, respectively.

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11: INCOME TAXES

	For the Years Ended
	June 25, 2005	June 26, 2004	June 28, 2003
	(Amounts in thousands)
Federal
Current	$209,571	$169,021	$95,032
Deferred	43,059	22,169	45,685
State
Current	12,309	9,400	5,000
Deferred	477	1,326	2,710
Foreign
Current	3,384	4,828	4,063

	$268,800	$206,744	$152,490

Pretax income from foreign operations was approximately $14.3 million, $13.3 million and $9.2 million for the years ended June 25, 2005, June 26, 2004, and June 28, 2003, respectively.

The Company has tax holidays with respect to certain operations in Thailand and in prior years had tax holidays in the Philippines. The Thailand tax holiday will expire in fiscal year 2012. The impact of the tax holidays was to increase net income by approximately $0.5 million, $0 million and $0.2 million during fiscal years 2005, 2004, and 2003, respectively. As of June 25, 2005 the Company’s foreign subsidiaries have accumulated undistributed earnings of approximately $20.5 million that are intended to be indefinitely reinvested outside the U.S. and, accordingly, no provision for U.S. federal and state tax has been made for the distribution of these earnings. At June 25, 2005 the amount of unrecognized deferred tax liability on the indefinitely reinvested earnings was approximately $7.2 million.

The Company is continuing to evaluate the impact of the one-time favorable foreign dividend repatriation provisions enacted on October 22, 2004, as part of the American Jobs Creation Act of 2004. The Company may decide to repatriate earnings during its fiscal year 2006 to take advantage of these provisions, however, any such repatriations are not expected to have a material impact on the Company’s financial condition, results of operations and liquidity.

The provision for income taxes differs from the amount computed by applying the statutory rate as follows:

	For the Years Ended
	June 25, 2005	June 26, 2004	June 28, 2003
Federal statutory rate	35.0%	35.0%	35.0%
State tax, net of federal benefit	1.0	1.3	1.3
General business credits	(0.4)	(0.6)	(1.1)
Export sales benefit	(2.5)	(2.9)	(2.5)
Other	0.1	0.2	0.3

Income tax rate	33.2%	33.0%	33.0%

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the Company’s deferred tax assets and liabilities are as follows:

	June 25, 2005	June 26, 2004
	(Amounts in thousand)
Deferred tax assets:
Inventory valuation and reserves	$71,958	$67,246
Distributor related accruals and sales return and allowance accruals	13,312	19,687
Deferred revenue	8,158	3,224
Accrued compensation	32,325	27,042
Net operating loss carryovers	4,751	8,011
Tax credit carryovers	50,223	100,946
Impairment charge	6,916	9,694
Other reserves and accruals not currently deductible for tax reporting	9,890	21,006
Other	3,138	6,433

Total deferred tax assets	200,671	263,289

Deferred tax liabilities:
Fixed assets cost recovery	(147,482)	(110,814)
Other	(4,345)	(4,223)

Net deferred tax assets before valuation allowance	48,844	148,252
Valuation allowance	(52,959)	(108,957)

Net deferred tax assets (liabilities)	$(4,115)	$39,295

The decrease in the valuation allowance of $56.0 million in fiscal year 2005 is primarily due to the utilization and recognition of loss and credit carryovers attributable to stock option deductions, the benefit of which was credited to additional paid-in capital when recognized.

The valuation allowance of $53.0 million is primarily attributable to the tax benefits on gains realized from the exercise of stock options, and when realized, will be recorded as a credit to additional paid-in-capital.

As of June 25, 2005, the Company has $3.3 million of foreign net operating loss carryforwards expiring at various dates between fiscal year 2006 and fiscal year 2007, $0.7 million of foreign net operating loss carryforwards with no expiration date and $64.1 million of state net operating loss carryforwards expiring at various dates between fiscal year 2007 and 2022.

As of June 25, 2005, the Company has $60.5 million of state credit carryforwards with no expiration date and various other federal and state credit carryforwards with varying expiration dates.

NOTE 12: SEGMENT INFORMATION

The Company operates and tracks its results in one reportable segment. The Company designs, develops, manufactures and markets a broad range of linear and mixed-signal integrated circuits. The Chief Executive Officer has been identified as the Chief Operating Decision Maker as defined by SFAS 131, “Disclosures about Segments of an Enterprise and Related Information.”

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Enterprise-wide information is provided in accordance with SFAS 131. During fiscal year 2005, the Company changed its methodology for accumulating geographical revenue information from that based on customers’ bill-to location to one based on customers’ ship-to location. Prior years amounts have been revised to reflect this methodology change. Long-lived assets consist of property, plant and equipment. Property, plant and equipment information is based on the physical location of the assets at the end of each fiscal year.

Net revenues from unaffiliated customers by geographic region were as follows:

	For the Years Ended
	June 25, 2005	June 26, 2004	June 28, 2003
	(Amounts in thousands)
United States	$441,927	$380,846	$354,492
China	373,890	272,917	155,796
Japan	165,409	148,887	122,728
Rest of Asia	329,305	317,911	263,762
Europe	316,136	277,226	225,208
Rest of World	45,046	41,476	31,233

	$1,671,713	$1,439,263	$1,153,219

Net long-lived assets by geographic region were as follows:

	June 25, 2005	June 26, 2004
	(Amounts in thousands)
United States	$755,557	$755,473
Philippines	194,876	170,806
Rest of World	51,032	15,907

	$1,001,465	$942,186

NOTE 13: COMMON STOCK REPURCHASES

In fiscal year 2002, the Board of Directors authorized the Company to repurchase up to 20 million shares of the Company’s common stock from time to time at the discretion of the Company’s management between the dates of such authorizations and the end of the Company’s fiscal year 2003. In May 2003, the Board of Directors extended the share repurchase authorization noted above to the end of the Company’s fiscal year 2004. In March 2004, the Board of Directors authorized the Company to repurchase an additional 10 million shares of the Company’s common stock; such share repurchase authorizations has no expiration date. During fiscal year 2004, the Company repurchased approximately 12.4 million shares of its common stock for $601.2 million. As of June 26, 2004, approximately 4.0 million shares remained available under such repurchase authorization.

In May 2005, the Board of Directors authorized the Company to repurchase an additional 10 million shares of the Company’s common stock. This share repurchase authorization has no expiration date. During fiscal year 2005, the Company repurchased approximately 4.1 million shares of its common stock for $168.5 million. As of June 25, 2005, approximately 10.0 million shares remained available under the repurchase authorization. The number of shares to be repurchased and the timing of such repurchases will be based on several factors, including the price of the Company’s common stock, general market and business conditions, and other factors. Common stock repurchased is retired and is not held as treasury stock.

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14: DEFERRED COMPENSATION

The Company and the Chief Executive Officer (CEO) have entered into a deferred compensation plan, pursuant to which the CEO defers receipt of a portion of his cash compensation. Deferred compensation bears interest at a rate equal to the interest rate that employees of the Company are required to pay the Company under the Company’s employee loan program. Compensation deferred on or prior to December 31, 2004, including interest, is payable (i) upon the CEO’s termination as an employee or service provider to the Company, in approximately equal quarterly installments over a five-year period, (ii) upon his death, to his designated beneficiary, in a lump sum payment as soon as administratively possible, or (iii) in the event of an unforeseeable emergency. Compensation deferred after December 31, 2004, including interest, is payable under the same terms and conditions as compensation deferred on or prior to December 31, 2004, except to the extent that those terms and conditions would cause a violation of Section 409A of the Internal Revenue Code, as supplemented by any guidance issued by the Internal Revenue Service thereunder. As of June 25, 2005 and June 26, 2004, the CEO’s deferred compensation balances, including interest thereon, totaled $24.1 million and $18.4 million, respectively, which is included in accrued salary and related expenses in the Consolidated Balance Sheets.

NOTE 15: SUBSEQUENT EVENT

During the first quarter of fiscal year 2006, the Board of Directors declared a cash dividend of $0.10 per share on the Company’s common stock payable on August 30, 2005 to stockholders of record on August 15, 2005.

NOTE 16: QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarter Ended
Fiscal Year 2005	6/25/05	3/26/05	12/25/04	9/25/04
	Unaudited (Amounts in thousands, except percentages and per share data)
Net revenues	$400,397	$400,188	$436,061	$435,067
Cost of goods sold	112,079	111,896	119,437	120,252

Gross margin	$288,318	$288,292	$316,624	$314,815
Gross margin %	72.0%	72.0%	72.6%	72.4%

Operating income	$180,013	$180,438	$210,265	$210,656
% of net revenues	45.0%	45.1%	48.2%	48.4%

Net income	$126,140	$125,537	$144,615	$144,545

Earnings per share
Basic	$0.38	$0.38	$0.44	$0.45

Diluted	$0.37	$0.37	$0.42	$0.42

Shares used in the calculation of earnings per share
Basic	327,682	326,945	325,660	324,668

Diluted	340,552	342,720	343,226	344,875

Dividends declared per share	$0.10	$0.10	$0.10	$0.08

Net income for the three months ended March 26, 2005 and June 25, 2005 include $5.0 million and $5.0 million recorded for discretionary employee bonuses, respectively.

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Quarter Ended
Fiscal Year 2004	6/26/04	3/27/04	12/27/03	9/27/03
	Unaudited (Amounts in thousands, except percentages and per share data)
Net revenues	$420,963	$370,023	$338,108	$310,169
Cost of goods sold	125,540	111,761	103,029	93,028

Gross margin	$295,423	$258,262	$235,079	$217,141
Gross margin %	70.2%	69.8%	69.5%	70.0%

Operating income	$181,243	$157,461	$141,675	$125,656
% of net revenues	43.1%	42.6%	41.9%	40.5%

Net income	$124,697	$109,163	$98,519	$87,373

Earnings per share
Basic	$0.39	$0.33	$0.30	$0.27

Diluted	$0.36	$0.31	$0.28	$0.25

Shares used in the calculation of earnings per share
Basic	323,240	328,247	329,188	326,247

Diluted	346,894	354,183	353,888	347,333

Dividends declared per share	$0.08	$0.08	$0.08	$0.08

Net income for the three months ended June 26, 2004 includes $17.5 million of discretionary bonuses awarded to employees.

* * * * * * * * * * * * * *

UNAUDITED FINANCIAL STATEMENTS INCLUDED IN MAXIM’S FORM 10-Q FOR FISCAL QUARTER ENDING SEPTEMBER 24, 2005

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

MAXIM INTEGRATED PRODUCTS, INC.

(Amounts in thousands)	September 24, 2005	June 25, 2005
ASSETS
Current assets:
Cash and cash equivalents	$202,800	$185,551
Short-term investments	1,382,313	1,289,141

Total cash, cash equivalents and short-term investments	1,585,113	1,474,692

Accounts receivable, net	212,949	192,345
Inventories	183,243	167,779
Deferred tax assets	133,040	128,766
Other current assets	11,241	10,184

Total current assets	2,125,586	1,973,766
Property, plant and equipment, net	999,788	1,001,465
Other assets	28,850	28,840

TOTAL ASSETS	$3,154,224	$3,004,071

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$64,695	$56,266
Income taxes payable	52,701	33,173
Accrued salary and related expenses	128,927	121,234
Accrued expenses	62,702	54,305
Deferred income on shipments to distributors	19,247	20,225

Total current liabilities	328,272	285,203
Deferred tax liabilities	128,196	134,686

Total liabilities	456,468	419,889

Commitments and contingencies (note 10)

Stockholders’ equity:
Preferred stock	—	—
Common stock	328	327
Additional paid-in capital	177,715	134,671
Retained earnings	2,528,293	2,455,714
Accumulated other comprehensive loss	(8,580)	(6,530)

Total stockholders’ equity	2,697,756	2,584,182

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$3,154,224	$3,004,071

See accompanying Notes to Condensed Consolidated Financial Statements.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

MAXIM INTEGRATED PRODUCTS, INC.

	Three Months Ended
(Amounts in thousands, except per share data)	September 24, 2005	September 25, 2004
Net revenues	$424,364	$435,067
Cost of goods sold(1)	132,615	120,252

Gross margin	291,749	314,815

Operating expenses:
Research and development(1)	117,053	79,097
Selling, general and administrative(1)	28,865	25,062

Total operating expenses	145,918	104,159

Operating income	145,831	210,656
Interest income and other, net	10,967	5,729

Income before provision for income taxes	156,798	216,385
Provision for income taxes	51,430	71,840

Net income	$105,368	$144,545

Earnings per share:
Basic	$0.32	$0.45

Diluted	$0.31	$0.42

Shares used in the calculation of earnings per share:
Basic	327,959	324,668

Diluted	344,860	344,875

Dividend declared per share	$0.10	$0.08

(1) Includes stock-based compensation charges as follow:

Cost of goods sold	$10,454	$—
Research and development	26,478	—
Selling, general and administrative	4,527	—

Total stock-based compensation	$41,459	$—

See accompanying Notes to Condensed Consolidated Financial Statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

MAXIM INTEGRATED PRODUCTS, INC.

	Three Months Ended
(Amounts in thousands)	September 24, 2005	September 25, 2004
Cash flows from operating activities:
Net income	$105,368	$144,545
Adjustments to reconcile net income to net cash provided by operating activities:
Stock based compensation	41,459	—
Depreciation, amortization and other	20,568	18,685
Tax benefit related to stock based compensation plans	21,860	23,788
Excess tax benefit related to stock based compensation plans	(16,259)	—
Changes in assets and liabilities:
Accounts receivable	(20,604)	(3,333)
Inventories	(7,736)	(18,033)
Deferred taxes	(9,562)	4,041
Income tax refund receivable	—	(239)
Other current assets	(1,741)	366
Accounts payable	8,429	(3,852)
Income taxes payable	19,528	25,511
Deferred income on shipments to distributors	(978)	136
All other accrued liabilities	15,777	16,651

Net cash provided by operating activities	176,109	208,266

Cash flows from investing activities:
Additions to property, plant and equipment	(17,971)	(66,344)
Other non-current assets	(238)	(109)
Purchases of available-for-sale securities	(245,432)	(278,936)
Proceeds from sales/maturities of available-for-sale securities	149,000	294,323

Net cash used in investing activities	(114,641)	(51,066)

Cash flows from financing activities:
Issuance of common stock	53,620	25,907
Excess tax benefit related to stock based compensation plans	16,259	—
Repurchase of common stock	(81,309)	(58,490)
Dividends paid	(32,789)	(25,946)

Net cash used in financing activities	(44,219)	(58,529)

Net increase in cash and cash equivalents	17,249	98,671
Cash and cash equivalents:
Beginning of period	185,551	147,734

End of period	$202,800	$246,405

Supplemental disclosures of cash flow information:
Income tax paid	19,911	18,738

See accompanying Notes to Condensed Consolidated Financial Statements.

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1: BASIS OF PRESENTATION

The accompanying unaudited condensed interim consolidated financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for fair presentation have been included. The results of operations for the three months ended September 24, 2005 are not necessarily indicative of the results to be expected for the entire year. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Annual Report on Form 10-K for the fiscal year ended June 25, 2005.

The Company has a 52-to-53-week fiscal year that ends on the last Saturday in June. Accordingly, every sixth or seventh fiscal year will be a 53-week fiscal year. Fiscal years 2006 and 2005 are 52-week fiscal years.

NOTE 2: STOCK-BASED COMPENSATION

Effective June 26, 2005, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) establishes accounting for stock-based awards exchanged for employee services. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period. The Company previously applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). The Company elected to adopt the modified prospective application method as provided by SFAS 123(R), and, accordingly, the Company recorded compensation costs as the requisite service rendered for the unvested portion of previously issued awards that remain outstanding at the initial date of adoption and any awards issued, modified, repurchased, or cancelled after the effective date of SFAS 123(R).

At September 24, 2005 the Company had five stock option plans and one employee stock participation plan, including the Company’s 1996 Stock Incentive Plan (1996 Plan), 1993 Officer and Director Stock Option Plan, 1987 Stock Option Plan, 1987 Supplemental Stock Option Plan, 1987 Employee Stock Participation Plan (ESP Plan), and Supplemental Nonemployee Stock Option Plan. The Company’s aggregate $41.5 million compensation cost for the three months ended September 24, 2005, was mainly generated by the Company’s 1996 Plan and the Company’s ESP Plan, which represented $37.7 million and $3.8 million in compensation cost, respectively. Total income tax benefit recognized in the income statement for the three months ended September 24, 2005 was $13.6 million for the Company’s 1996 Plan for share-based compensation arrangements. Compensation cost capitalized as part of inventory was $7.7 million for the three months ended September 24, 2005

1996 Stock Incentive Plan

The Company’s 1996 Plan, which was previously approved by the Company’s stockholders, permits the grant of up to 117.6 million shares. Under the 1996 Plan, options are granted with an exercise price not less than fair market value on the date of grant as determined by the Board of Directors or Plan administrator. Options granted under the 1996 Plan, as well as under the Company’s other stock plans described above, generally vest within five years and expire from five to ten years from the date of the grant or such shorter term as may be provided in the agreement.

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

The fair value of each option is estimated on the date of grant using the Black-Scholes option valuation model. The Company estimates expected stock price volatility based on actual volatility observed in the historical record, and also on reported volatility data for the Company stock and traded options for which Company stock is the underlying asset. The Company uses historical data to estimate option exercises, expected option holding period and option termination. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield.

1987 Employee Stock Participation Plan

The Company’s ESP Plan, which was previously approved by the Company’s stockholders, permits the grant of up to 16.6 million shares. Under the ESP Plan, the Company offers stock purchase rights to purchase the Company stock at three to twenty-four month intervals at a price not less than the lesser of 85% of the fair market value of the stock on the date the purchase right is granted or the date the right is exercised. The Company’s ESP Plan does not permit employees to buy more than $25,000 worth of stock annually.

The fair value of stock purchase rights granted under the Company’s ESP Plan is estimated on the date of grant using the Black-Scholes option valuation model. Expected volatilities are based on the implied volatilities from traded options on the Company’s stock. The Company uses historical data to estimate expected holding period and the U.S. Treasury yield for the risk-free interest rate.

The value of the Company’s stock options granted under its stock option plans during the three months ended September 24, 2005 and September 25, 2004 was estimated at the date of grant using the following weighted average assumptions:

	Three Months Ended
	Sept. 24, 2005	Sept. 25, 2004
Expected option holding period (in years)	4.5	4.3
Risk-free interest rate	3.9%	2.7%
Stock price volatility	28%	36%
Dividend yield	1%	1%

The value of the Company’s stock purchase rights granted under its ESP Plan during the three months ended September 24, 2005 and September 25, 2004 was estimated at the date of grant using the following weighted average assumptions:

	Three Months Ended
	Sept. 24, 2005	Sept. 25, 2004
Expected option holding period (in years)	1.1	0.7
Risk-free interest rate	3.5%	1.0%
Stock price volatility	29%	36%
Dividend yield	1%	1%

The following table summarizes the Company’s stock option plans and ESP Plan activities as of September 24, 2005, and changes during the three months ended September 24, 2005

	Outstanding Options
Options	Shares	Weighted-Average Exercise Price
Options Outstanding at June 25, 2005	101,887,302	$34.51
Options Granted	2,819,503	40.50
Options Exercised	(2,789,393)	19.22
Options Forfeited or Expired	(1,224,166)	41.32

Options Outstanding at Sept. 24, 2005	100,693,246	$35.02

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

At September 24, 2005, 46.9 million shares of options are exercisable with weighted-average exercise price of $31.42. The weighted-average remaining contractual term for outstanding and exercisable options at September 24, 2005 was 6.2 and 4.4 years, respectively. The aggregate intrinsic value for outstanding and exercisable options at September 24, 2005 was $821.3 million and $570.3 million respectively.

As of September 24, 2005, 53.8 million unvested awards represent $360.9 million of unrecognized compensation costs, net of $91.4 million of estimated forfeitures. This cost is expected to be recognized over a weighted average period of approximately 2 years.

The following table shows total stock-based compensation expense described for the three months ended September 24, 2005 from the plans mentioned above, included in the Condensed Consolidated Statement of Income:

(Amounts in thousands)	Three Months Ended September 24, 2005
Cost of goods sold	$10,454
Research and development	26,478
Selling, general and administrative	4,527

Pre-tax stock-based compensation expense	41,459
Income tax benefits	13,599

Net stock-based compensation expense	$27,860

As required under SFAS 123(R), the reported net income and earnings per share for the three months ended September 25, 2004 have been presented below to reflect the impact had the Company been required to include the amortization of the Black-Scholes option value as an expense. The pro forma amounts are as follows:

(Amounts in thousands, except per share data)	Three Months Ended September 25, 2004
Net income - as reported	$144,545
Deduction: total stock-based employee compensation expense determined under the fair value method, net of tax	36,829

Net income—pro forma	$107,716

Basic earnings per share—as reported	$0.45

Basic earnings per share—pro forma	$0.33

Diluted earnings per share—as reported	$0.42

Diluted earnings per share—pro forma	$0.31

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 3: INVENTORIES

The components of inventories consist of:

(Amounts in thousands)	September 24, 2005	June 25, 2005
Raw material	$13,917	$14,432
Work-in-process	115,100	103,696
Finished goods	54,226	49,651

	$183,243	$167,779

NOTE 4: OTHER ASSETS

Included in other assets on the Condensed Consolidated Balance Sheet at September 24, 2005 was $7.4 million of intellectual property, net of $6.6 million of accumulated amortization and adjustments. Amortization expenses and adjustments for the intellectual property were $0.4 million and $0.3 million for the three months ended September 24, 2005 and September 25, 2004, respectively. The gross carrying amount of the intellectual property is $14.0 million and it is being amortized over ten years, which is its estimated useful life. The intellectual property acquired by the Company is being used to design and develop new products as well as in some products currently in production. As required by Statement of Financial Accounting Standards No. 144 (SFAS 144), “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company assesses the recoverability of the intellectual property whenever an indicator of impairment exists. There were no indicators of impairment as of September 24, 2005. Based on the carrying amount of identified assets recorded at September 24, 2005 and assuming no subsequent impairment of the underlying assets, the future amortization expense are expected to be as follows:

(Amounts in thousands)	2006 remaining	2007	2008	2009	2010	2011
Intellectual property assets:	1,050	1,400	1,400	1,400	1,400	734

Should it be determined in a future period that the projected remaining discounted cash flows attributable to products designed and developed with the acquired intellectual property are less than the net book value represented by the intellectual property, the Company’s results of operations could be materially adversely impacted in the period such determination is made.

Also included in other assets in the Condensed Consolidated Balance Sheet at September 24, 2005 and June 25, 2005 are loans to employees of approximately $9.3 million and $9.9 million, respectively. These loans are collateralized. To the extent such collateral is not sufficient to cover the amounts owed, there is risk of loss to the Company. To date, the Company has not experienced any material losses related to these employee loans. These loans are not made to officers of the Company nor to purchase and exercise stock options.

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 5: EARNINGS PER SHARE

Basic earnings per share are computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share incorporates the incremental shares issuable upon the assumed exercise of stock options. The number of incremental shares from the assumed issuance of stock options is calculated applying the Treasury Stock Method. The following table sets forth the computation of basic and diluted earnings per share.

	Three Months Ended
(Amounts in thousands, except per share data)	September 24, 2005	September 25, 2004
Numerator for basic earnings per share and diluted earnings per share
Net income	$105,368	$144,545

Denominator for basic earning per share	327,959	324,668
Effect of dilutive securities:
Stock options	16,901	20,207

Denominator for diluted earnings per share	344,860	344,875

Earnings per share:
Basic	$0.32	$0.45

Diluted	$0.31	$0.42

Net income and earnings per share for the three month period ended September 25, 2004, does not include stock based compensation expense as the Company did not adopt SFAS 123(R) until June 26, 2005.

Approximately 39.4 million and 15.4 million of the Company’s stock options were excluded from the calculation of diluted earnings per share for the three months ended September 24, 2005 and September 25, 2004, respectively. These options were excluded because they were determined to be antidilutive. However, such options could be dilutive in the future and, under those circumstances, would be included in the calculation of diluted earnings per share.

NOTE 6: SHORT-TERM INVESTMENTS

All short-term investments at September 24, 2005 are classified as available-for-sale and consist primarily of U.S. Treasury and Federal Agency debt securities with original maturities beyond three months. Unrealized gains and losses, net of tax, on securities in this category are included in accumulated other comprehensive loss which is a separate component of stockholders’ equity. The cost of securities sold is based on the specific identification method. Interest earned on securities is included in “Interest income, net” in the Condensed Consolidated Statements of Income.

NOTE 7: SEGMENT INFORMATION

The Company operates and tracks its results as one reportable segment. The Company designs, develops, manufactures and markets a broad range of linear and mixed-signal integrated circuits. The Chief Executive Officer has been identified as the Chief Operating Decision Maker as defined by SFAS 131, “Disclosures about Segments of an Enterprise and Related Information.”

Enterprise-wide information is provided in accordance with SFAS 131. Geographical revenue information is based on the customer’s ship-to location. Long-lived assets consist of property, plant and equipment. Property, plant and equipment information is based on the physical location of the assets at the end of each reporting period.

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Net revenues from unaffiliated customers by geographic region were as follows:

	Three Months Ended
(Amounts in thousands)	September 24, 2005	September 25, 2004
United States	$99,833	$114,150
China	119,172	95,078
Japan	38,351	45,306
Rest of Asia	82,404	88,219
Europe	72,304	79,961
Rest of World	12,300	12,353

	$424,364	$435,067

Net long-lived assets by geographic region were as follows:

(Amounts in thousands)	September 24, 2005	June 25, 2005
United States	$756,034	$755,557
Philippines	182,897	194,876
Rest of World	60,857	51,032

	$999,788	$1,001,465

The Company recorded $19.6 million and $17.8 million of depreciation expense for three months ended September 24, 2005 and September 25, 2004, respectively.

NOTE 8: COMPREHENSIVE INCOME (LOSS)

Comprehensive income consists of net income and net unrealized gains (losses) on available-for-sale investments and forward exchange contracts. The components of comprehensive income and related tax effects were as follows:

	Three Months Ended
(Amounts in thousands)	September 24, 2005	September 25, 2004
Net income, as reported	$105,368	$144,545
Change in unrealized (losses) gains on investments, net of tax of $(1,161) and $1,869, respectively	(1,978)	3,794
Change in unrealized (losses) gains on forward exchange contracts, net of tax of $(41) and $135, respectively	(72)	275

Total comprehensive income	$103,318	$148,614

Accumulated other comprehensive gains (losses) presented in the Condensed Consolidated Balance Sheets at September 24, 2005 and June 25, 2005 consist of net unrealized losses on available-for-sale investments of $(7.4) million and $(5.4) million, respectively, net unrealized gains (losses) on forward exchange contracts of $0.3 million and $0.4 million, respectively, and net foreign currency translation adjustments of $(1.5) million and $(1.5) million, respectively.

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 9: INCOME TAXES

The Company is continuing to evaluate the impact of the one-time favorable foreign dividend provisions enacted on October 22, 2004, as part of the American Jobs Creation Act of 2004. The Company may decide to repatriate earnings in fiscal 2006 to take advantage of these provisions, however, any such repatriations are not expected to have a material impact on the Company’s financial condition, results of operations and liquidity.

NOTE 10: CONTINGENCIES

Litigation

On December 12, 2002, Qualcomm Inc. (Qualcomm) filed and on February 4, 2003 served the Company with a complaint for patent infringement claiming that certain of the Company’s products infringe one or more of Qualcomm’s patents. Qualcomm seeks a preliminary and permanent injunction as well as unspecified actual and treble damages including costs, expenses and attorneys fees. Qualcomm withdrew one of its patents from the claim in June 2003 and another in May 2004, and has added three more related patents. The Company is presently reviewing these claims and does not believe that the products in question infringe upon Qualcomm patents. In May 2004, the Company won a motion for summary judgment on the issue of the inducement of infringement by its customers. In January, 2005, Qualcomm moved for a preliminary injunction to toll the Company’s production and sale of certain products for alleged misappropriation of Qualcomm’s trade secrets. The court denied this motion but enjoined the Company from receiving any of Qualcomm’s confidential information from third parties. This issue is on appeal. While no assurance can be given in this regard, the Company does not believe that the ultimate outcome of the action will have a material adverse effect on the financial condition or liquidity of the Company. However, were Qualcomm to prevail in its claims against the Company, the Company’s operating results could be materially adversely affected.

In the third quarter of fiscal year 2005, the Company and Linear Technology Corporation (LTC) entered into a settlement agreement resolving patent litigation that had been brought by LTC against the Company. The settlement agreement resolved all legal claims between LTC and the Company and their respective subsidiaries, and it provided for the license of LTC’s United States Patent 5,481,178 to the Company for use in current and future products. Under the terms of the settlement agreement, the Company paid LTC $40 million in the fourth quarter of fiscal year 2005 and will pay LTC additional amounts in fiscal year 2006 through fiscal year 2013.

In addition to the above, the Company is subject to other legal proceedings and claims that arise in the normal course of its business. The Company does not believe that the ultimate outcome of these matters will have a material adverse effect on the financial position of the Company.

Indemnifications

The Company indemnifies certain customers, distributors, suppliers, and subcontractors for attorney fees and damages and costs awarded against these parties in certain circumstances in which the Company’s products are alleged to infringe third party intellectual property rights, including patents, registered trademarks, or copyrights. The terms of the Company’s indemnification obligations are generally perpetual from the effective date of the agreement. In certain cases, there are limits on and exceptions to the Company’s potential liability for indemnification relating to intellectual property infringement claims. The Company also indemnifies its directors and executive officers to the maximum extent permitted under the laws of the State of Delaware. The Company cannot estimate the amount of potential future payments, if any, that it might be required to make as a result of these agreements. To date, the Company has not paid any indemnification claims, and accordingly, the Company

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

has not accrued any amounts for its indemnification obligations. However, there can be no assurances that the Company will not have any future financial exposure under those indemnification obligations.

NOTE 11: PRODUCT WARRANTY

The Company warrants its products to its customers generally for one year from the date of shipment, but in certain cases for longer periods. In certain other cases, the Company warrants products to include significant liability beyond the cost of replacing the product. If there is a material increase in the rate of customer claims or our estimates of probable losses relating to specifically identified warranty exposures are inaccurate, we may record a charge against future cost of sales. Warranty expense has historically been immaterial to our financial statements.

NOTE 12: SELF-INSURANCE ACCRUALS

The Company is self-insured with respect to defective product claims, employment practice claims, workers’ compensation claims, and general liability. Accruals are primarily based on the actuarially estimated, undiscounted cost of claims, which includes incurred-but-not-reported claims. Amounts accrued for defective product claims, employment practice claims, workers’ compensation claims and general liability are included in accrued expenses.

In addition to the above, the Company is primarily self-insured with respect to healthcare benefits for most of its domestic employees. Accruals are primarily based on estimated incurred-but-not-reported claims. Amounts accrued for employee healthcare claims are included in salary and salary related expenses.

NOTE 13: COMMON STOCK REPURCHASES

From fiscal year 2002 through 2005, the Board of Directors authorized the Company to repurchase up to 40 millions shares of the Company’s common stock from time to time at the discretion of the Company’s management. As of June 25, 2005, approximately 10.0 million shares remained available under these repurchase authorizations which have no expiration date. During the three months ended September 24, 2005, the Company repurchased 1.9 million of its common stock for $81.3 million. As of September 24, 2005, approximately 8.1 million shares remained available for repurchase under the repurchase authorization. The number of shares to be repurchased and the timing of such repurchases will be based on several factors, including the price of the Company’s common stock, general market and business conditions, and other factors. Common stock repurchased is retired and is not held as treasury stock.

NOTE 14: DEFERRED COMPENSATION

The Company and the Chief Executive Officer (CEO) have entered into a deferred compensation plan, pursuant to which the CEO defers receipt of a portion of his cash compensation. Deferred compensation bears interest at a rate equal to the interest rate that employees of the Company are required to pay the Company under the Company’s employee loan program. Compensation deferred on or prior to December 31, 2004, including interest, is payable (i) upon the CEO’s termination as an employee or service provider to the Company, in approximately equal quarterly installments over a five-year period, (ii) upon his death, to his designated beneficiary, in a lump sum payment as soon as administratively possible, or (iii) in the event of an unforeseeable emergency. Compensation deferred after December 31, 2004, including interest, is payable under the same terms and conditions as compensation deferred on or prior to December 31, 2004, except to the extent that those terms and conditions would cause a violation of Section 409A of the Internal Revenue Code, as supplemented by any

MAXIM INTEGRATED PRODUCTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

guidance issued by the Internal Revenue Service thereunder. As of September 24, 2005 and June 25, 2005, the CEO’s deferred compensation balances, including interest thereon, totaled $24.4 million and $24.1 million, respectively, which is included in accrued salary and related expenses in the Condensed Consolidated Balance Sheets.

NOTE 15: SUBSEQUENT EVENT

During the second quarter of fiscal year 2006, the Board of Directors declared a cash dividend of $0.125 per share on the Company’s common stock payable on November 29, 2005 to stockholders of record on November 14, 2005.

SCHEDULE C

EXCHANGE RATIOS

STANDARD EXCHANGE RATIOS

		Price of our Common Stock on the expiration date of this offer
Option Grant Date	Option Exercise Price	$38.00 to $38.99	$39.00 to $39.99	$40.00 to $40.99	$41.00 to $41.99	$42.00 to $42.99	$43.00 to $43.99	$44.00 to $44.99	$45.00 to $45.99	$46.00 to $46.99	$47.00 to $47.99	$48.00 and higher
6/23/1999	$37.3200	0.1666	0.1789	0.1912	0.2036	0.2159	0.2281	0.2402	0.2522	0.2640	0.2757	0.2872
7/12/1999	$35.2500	0.1952	0.2082	0.2212	0.2340	0.2468	0.2594	0.2718	0.2840	0.2960	0.3077	0.3193
7/14/1999	$36.7188	0.1757	0.1882	0.2007	0.2131	0.2256	0.2379	0.2500	0.2621	0.2740	0.2856	0.2971
7/15/1999	$35.1563	0.1967	0.2098	0.2227	0.2356	0.2484	0.2609	0.2734	0.2856	0.2976	0.3093	0.3209
7/21/1999	$38.8000	0.1517	0.1627	0.1745	0.1863	0.1982	0.2100	0.2217	0.2334	0.2450	0.2564	0.2678
9/7/1999	$35.5000	0.1956	0.2085	0.2212	0.2339	0.2465	0.2589	0.2712	0.2832	0.2951	0.3067	0.3182
9/9/1999	$36.0938	0.1878	0.2004	0.2130	0.2256	0.2380	0.2503	0.2625	0.2745	0.2863	0.2979	0.3093
9/20/1999	$36.5938	0.1820	0.1944	0.2069	0.2193	0.2316	0.2438	0.2559	0.2678	0.2795	0.2911	0.3025
9/21/1999	$41.0100	0.1420	0.1485	0.1552	0.1647	0.1758	0.1869	0.1980	0.2091	0.2202	0.2312	0.2421
9/22/1999	$36.1875	0.1874	0.2000	0.2125	0.2250	0.2375	0.2497	0.2619	0.2738	0.2856	0.2972	0.3086
10/6/1999	$36.5625	0.1835	0.1959	0.2084	0.2208	0.2331	0.2452	0.2573	0.2692	0.2809	0.2924	0.3038
10/7/1999	$35.1875	0.2019	0.2148	0.2277	0.2404	0.2529	0.2653	0.2776	0.2896	0.3014	0.3130	0.3244
10/11/1999	$35.3281	0.2003	0.2131	0.2259	0.2386	0.2511	0.2635	0.2757	0.2877	0.2995	0.3111	0.3224
10/13/1999	$38.8500	0.1573	0.1680	0.1797	0.1914	0.2031	0.2148	0.2264	0.2379	0.2494	0.2606	0.2718
10/22/1999	$35.2188	0.2025	0.2153	0.2281	0.2408	0.2533	0.2657	0.2779	0.2899	0.3017	0.3133	0.3246
10/25/1999	$35.6875	0.1963	0.2090	0.2216	0.2342	0.2467	0.2590	0.2711	0.2830	0.2948	0.3063	0.3177
10/26/1999	$42.7400	0.1346	0.1407	0.1470	0.1533	0.1598	0.1701	0.1807	0.1913	0.2020	0.2126	0.2232
11/1/1999	$39.1875	0.1562	0.1654	0.1769	0.1885	0.2001	0.2117	0.2232	0.2347	0.2460	0.2572	0.2683
11/3/1999	$41.3438	0.1429	0.1494	0.1560	0.1640	0.1750	0.1860	0.1970	0.2079	0.2189	0.2298	0.2405
11/4/1999	$41.4688	0.1423	0.1486	0.1553	0.1628	0.1737	0.1846	0.1956	0.2065	0.2174	0.2283	0.2391
11/8/1999	$42.3438	0.1376	0.1438	0.1502	0.1567	0.1645	0.1752	0.1859	0.1967	0.2074	0.2181	0.2287
11/11/1999	$43.5313	0.1316	0.1375	0.1436	0.1498	0.1560	0.1624	0.1733	0.1837	0.1942	0.2046	0.2150
11/15/1999	$42.2813	0.1384	0.1447	0.1510	0.1575	0.1656	0.1763	0.1871	0.1978	0.2085	0.2192	0.2298
11/16/1999	$42.0625	0.1397	0.1460	0.1524	0.1590	0.1680	0.1788	0.1896	0.2004	0.2112	0.2219	0.2325
11/17/1999	$41.0313	0.1457	0.1522	0.1590	0.1684	0.1794	0.1905	0.2015	0.2126	0.2236	0.2345	0.2453
11/18/1999	$43.5000	0.1322	0.1381	0.1442	0.1504	0.1567	0.1637	0.1741	0.1845	0.1950	0.2054	0.2158
11/22/1999	$41.7500	0.1418	0.1482	0.1547	0.1613	0.1718	0.1827	0.1935	0.2044	0.2152	0.2260	0.2367
11/23/1999	$41.4063	0.1438	0.1503	0.1570	0.1647	0.1756	0.1866	0.1975	0.2085	0.2194	0.2302	0.2410
11/29/1999	$41.1875	0.1455	0.1521	0.1588	0.1675	0.1785	0.1895	0.2005	0.2115	0.2224	0.2333	0.2440
11/30/1999	$40.1563	0.1519	0.1587	0.1678	0.1791	0.1903	0.2016	0.2129	0.2241	0.2352	0.2462	0.2572
12/1/1999	$42.6250	0.1376	0.1437	0.1500	0.1564	0.1630	0.1737	0.1844	0.1950	0.2056	0.2162	0.2268
12/2/1999	$45.5313	0.1234	0.1289	0.1345	0.1402	0.1460	0.1520	0.1580	0.1641	0.1746	0.1845	0.1945
12/6/1999	$47.4688	0.1155	0.1206	0.1258	0.1311	0.1365	0.1420	0.1477	0.1534	0.1592	0.1658	0.1753
12/8/1999	$45.5000	0.1239	0.1294	0.1350	0.1408	0.1466	0.1526	0.1586	0.1654	0.1753	0.1853	0.1952
12/9/1999	$45.2500	0.1250	0.1306	0.1363	0.1421	0.1481	0.1540	0.1602	0.1679	0.1779	0.1879	0.1979
12/13/1999	$43.2188	0.1352	0.1412	0.1474	0.1537	0.1601	0.1683	0.1787	0.1892	0.1997	0.2102	0.2206
12/14/1999	$39.8750	0.1547	0.1616	0.1719	0.1833	0.1946	0.2060	0.2173	0.2285	0.2397	0.2507	0.2617
12/15/1999	$42.0938	0.1414	0.1477	0.1541	0.1607	0.1697	0.1804	0.1912	0.2020	0.2127	0.2234	0.2340
12/21/1999	$45.9500	0.1227	0.1280	0.1336	0.1393	0.1450	0.1509	0.1569	0.1630	0.1718	0.1816	0.1915
12/22/1999	$47.9375	0.1145	0.1195	0.1247	0.1300	0.1352	0.1407	0.1463	0.1520	0.1577	0.1635	0.1720
12/27/1999	$45.5000	0.1250	0.1305	0.1362	0.1420	0.1478	0.1538	0.1599	0.1667	0.1766	0.1866	0.1965
12/29/1999	$47.1875	0.1180	0.1231	0.1284	0.1338	0.1393	0.1449	0.1506	0.1564	0.1623	0.1701	0.1796
1/3/2000	$49.0625	0.1110	0.1158	0.1208	0.1258	0.1309	0.1361	0.1415	0.1470	0.1525	0.1581	0.1638
1/4/2000	$47.2500	0.1180	0.1232	0.1284	0.1338	0.1394	0.1450	0.1507	0.1565	0.1624	0.1699	0.1794
1/5/2000	$47.3750	0.1175	0.1227	0.1280	0.1334	0.1388	0.1444	0.1501	0.1559	0.1617	0.1688	0.1783
1/10/2000	$50.5000	0.1063	0.1109	0.1156	0.1204	0.1253	0.1303	0.1353	0.1406	0.1458	0.1511	0.1566
1/12/2000	$49.0000	0.1117	0.1165	0.1216	0.1266	0.1317	0.1370	0.1424	0.1479	0.1534	0.1590	0.1647

		Price of our Common Stock on the expiration date of this offer
Option Grant Date	Option Exercise Price	$38.00 to $38.99	$39.00 to $39.99	$40.00 to $40.99	$41.00 to $41.99	$42.00 to $42.99	$43.00 to $43.99	$44.00 to $44.99	$45.00 to $45.99	$46.00 to $46.99	$47.00 to $47.99	$48.00 and higher
1/18/2000	$50.5625	0.1065	0.1111	0.1159	0.1206	0.1255	0.1305	0.1356	0.1408	0.1460	0.1513	0.1568
1/19/2000	$54.3750	0.0949	0.0990	0.1031	0.1074	0.1117	0.1161	0.1205	0.1250	0.1297	0.1344	0.1391
1/21/2000	$48.4375	0.1143	0.1193	0.1243	0.1295	0.1348	0.1402	0.1457	0.1512	0.1570	0.1627	0.1694
1/24/2000	$49.6250	0.1101	0.1148	0.1197	0.1247	0.1297	0.1349	0.1401	0.1455	0.1509	0.1565	0.1621
1/25/2000	$52.1875	0.1016	0.1060	0.1105	0.1150	0.1196	0.1244	0.1292	0.1340	0.1390	0.1441	0.1493
1/25/2000	$53.7700	0.0969	0.1010	0.1053	0.1096	0.1140	0.1185	0.1231	0.1277	0.1324	0.1372	0.1421
1/26/2000	$50.0000	0.1089	0.1136	0.1184	0.1233	0.1283	0.1334	0.1386	0.1438	0.1492	0.1547	0.1602
1/28/2000	$49.1875	0.1119	0.1168	0.1217	0.1267	0.1319	0.1371	0.1425	0.1479	0.1535	0.1591	0.1647
1/31/2000	$50.1250	0.1087	0.1134	0.1182	0.1231	0.1281	0.1332	0.1383	0.1436	0.1489	0.1544	0.1599
2/1/2000	$51.6875	0.1035	0.1080	0.1126	0.1172	0.1219	0.1267	0.1316	0.1366	0.1416	0.1468	0.1521
2/2/2000	$52.0625	0.1024	0.1068	0.1113	0.1159	0.1205	0.1253	0.1301	0.1351	0.1400	0.1452	0.1504
2/7/2000	$57.5000	0.0878	0.0915	0.0953	0.0992	0.1031	0.1071	0.1111	0.1153	0.1195	0.1238	0.1281
2/9/2000	$58.0000	0.0868	0.0904	0.0941	0.0979	0.1018	0.1057	0.1098	0.1138	0.1180	0.1221	0.1264
2/14/2000	$58.6875	0.0854	0.0889	0.0926	0.0964	0.1002	0.1040	0.1080	0.1119	0.1160	0.1201	0.1243
2/15/2000	$58.1875	0.0866	0.0902	0.0939	0.0977	0.1016	0.1055	0.1095	0.1135	0.1177	0.1219	0.1261
2/16/2000	$54.3750	0.0963	0.1004	0.1046	0.1089	0.1132	0.1176	0.1221	0.1267	0.1313	0.1361	0.1408
2/17/2000	$56.0000	0.0920	0.0959	0.0999	0.1039	0.1080	0.1122	0.1165	0.1209	0.1252	0.1298	0.1343
2/22/2000	$54.9375	0.0950	0.0991	0.1032	0.1074	0.1116	0.1160	0.1204	0.1249	0.1295	0.1342	0.1389
2/23/2000	$57.8750	0.0877	0.0913	0.0951	0.0989	0.1028	0.1068	0.1108	0.1150	0.1191	0.1234	0.1277
3/1/2000	$63.6875	0.0759	0.0790	0.0823	0.0855	0.0889	0.0922	0.0957	0.0991	0.1026	0.1063	0.1099
3/3/2000	$64.2500	0.0750	0.0781	0.0813	0.0845	0.0877	0.0911	0.0944	0.0979	0.1013	0.1049	0.1085
3/6/2000	$63.7500	0.0760	0.0791	0.0823	0.0856	0.0889	0.0923	0.0957	0.0992	0.1028	0.1064	0.1100
3/9/2000	$68.4375	0.0683	0.0711	0.0740	0.0769	0.0798	0.0828	0.0859	0.0890	0.0921	0.0953	0.0985
3/13/2000	$63.5625	0.0767	0.0798	0.0830	0.0863	0.0897	0.0931	0.0965	0.1000	0.1036	0.1072	0.1109
3/15/2000	$57.8125	0.0888	0.0925	0.0963	0.1001	0.1041	0.1081	0.1122	0.1163	0.1205	0.1248	0.1291
3/20/2000	$64.4375	0.0753	0.0784	0.0816	0.0848	0.0881	0.0914	0.0948	0.0983	0.1017	0.1053	0.1089
3/21/2000	$69.9375	0.0665	0.0692	0.0720	0.0749	0.0777	0.0806	0.0836	0.0866	0.0896	0.0927	0.0958
3/22/2000	$73.6875	0.0615	0.0640	0.0666	0.0691	0.0718	0.0745	0.0772	0.0799	0.0827	0.0856	0.0884
3/23/2000	$71.6250	0.0642	0.0669	0.0696	0.0723	0.0750	0.0778	0.0806	0.0836	0.0865	0.0894	0.0924
3/27/2000	$70.1875	0.0664	0.0691	0.0719	0.0747	0.0775	0.0804	0.0834	0.0864	0.0894	0.0925	0.0956
3/28/2000	$61.8800	0.0805	0.0838	0.0872	0.0907	0.0942	0.0978	0.1014	0.1051	0.1089	0.1126	0.1165
3/28/2000	$70.1250	0.0665	0.0692	0.0720	0.0748	0.0777	0.0806	0.0835	0.0865	0.0896	0.0926	0.0958
3/29/2000	$65.4375	0.0739	0.0770	0.0801	0.0833	0.0864	0.0897	0.0930	0.0964	0.0998	0.1032	0.1067
3/30/2000	$61.6250	0.0811	0.0845	0.0879	0.0914	0.0949	0.0985	0.1022	0.1059	0.1097	0.1135	0.1174
4/3/2000	$65.5625	0.0739	0.0770	0.0800	0.0832	0.0864	0.0897	0.0930	0.0963	0.0997	0.1031	0.1066
4/10/2000	$63.8750	0.0772	0.0804	0.0836	0.0869	0.0903	0.0937	0.0971	0.1006	0.1042	0.1078	0.1115
4/11/2000	$62.7500	0.0794	0.0826	0.0860	0.0894	0.0928	0.0963	0.0999	0.1035	0.1072	0.1110	0.1147
4/12/2000	$58.0000	0.0896	0.0934	0.0972	0.1010	0.1050	0.1089	0.1131	0.1172	0.1215	0.1257	0.1301
4/13/2000	$57.1875	0.0916	0.0955	0.0993	0.1033	0.1074	0.1115	0.1157	0.1199	0.1243	0.1287	0.1331
4/14/2000	$50.3125	0.1120	0.1167	0.1216	0.1266	0.1316	0.1367	0.1419	0.1473	0.1526	0.1581	0.1637
4/17/2000	$62.0000	0.0811	0.0844	0.0879	0.0913	0.0949	0.0984	0.1021	0.1058	0.1095	0.1134	0.1173
4/19/2000	$59.1875	0.0872	0.0908	0.0945	0.0982	0.1020	0.1059	0.1098	0.1139	0.1180	0.1221	0.1263
4/19/2000	$59.1900	0.0871	0.0908	0.0945	0.0982	0.1021	0.1059	0.1099	0.1139	0.1180	0.1221	0.1263
4/24/2000	$58.8125	0.0883	0.0919	0.0956	0.0994	0.1033	0.1073	0.1112	0.1153	0.1195	0.1236	0.1279
4/25/2000	$62.1600	0.0811	0.0845	0.0879	0.0913	0.0949	0.0985	0.1021	0.1057	0.1095	0.1134	0.1172
4/28/2000	$64.8125	0.0762	0.0793	0.0826	0.0858	0.0891	0.0924	0.0958	0.0993	0.1028	0.1063	0.1099
5/1/2000	$67.6875	0.0715	0.0744	0.0774	0.0804	0.0835	0.0866	0.0897	0.0930	0.0962	0.0995	0.1029
5/2/2000	$63.8750	0.0781	0.0813	0.0846	0.0879	0.0913	0.0947	0.0982	0.1017	0.1053	0.1089	0.1126
5/8/2000	$70.8750	0.0669	0.0696	0.0724	0.0753	0.0781	0.0810	0.0839	0.0869	0.0899	0.0930	0.0961
5/9/2000	$63.6406	0.0788	0.0821	0.0854	0.0887	0.0921	0.0956	0.0991	0.1026	0.1063	0.1099	0.1137
5/10/2000	$56.0625	0.0958	0.0998	0.1039	0.1080	0.1122	0.1165	0.1208	0.1253	0.1298	0.1344	0.1390
5/11/2000	$61.8750	0.0823	0.0857	0.0892	0.0927	0.0963	0.0999	0.1036	0.1073	0.1112	0.1150	0.1189
5/15/2000	$59.8750	0.0868	0.0904	0.0940	0.0977	0.1015	0.1054	0.1092	0.1132	0.1172	0.1213	0.1254

		Price of our Common Stock on the expiration date of this offer
Option Grant Date	Option Exercise Price	$38.00 to $38.99	$39.00 to $39.99	$40.00 to $40.99	$41.00 to $41.99	$42.00 to $42.99	$43.00 to $43.99	$44.00 to $44.99	$45.00 to $45.99	$46.00 to $46.99	$47.00 to $47.99	$48.00 and higher
5/16/2000	$61.8750	0.0826	0.0859	0.0894	0.0930	0.0966	0.1001	0.1039	0.1076	0.1114	0.1153	0.1192
5/17/2000	$59.5625	0.0876	0.0912	0.0949	0.0986	0.1024	0.1063	0.1102	0.1142	0.1183	0.1225	0.1266
5/18/2000	$57.3125	0.0929	0.0968	0.1007	0.1047	0.1088	0.1129	0.1171	0.1214	0.1257	0.1302	0.1347
5/22/2000	$58.8750	0.0893	0.0930	0.0968	0.1007	0.1045	0.1085	0.1125	0.1166	0.1207	0.1250	0.1293
5/23/2000	$52.4375	0.1069	0.1114	0.1159	0.1206	0.1254	0.1302	0.1351	0.1401	0.1451	0.1503	0.1554
5/24/2000	$57.8750	0.0918	0.0956	0.0995	0.1035	0.1074	0.1115	0.1157	0.1199	0.1241	0.1285	0.1329
5/25/2000	$54.9375	0.0995	0.1037	0.1079	0.1122	0.1166	0.1211	0.1256	0.1302	0.1349	0.1396	0.1444
5/26/2000	$56.1250	0.0964	0.1004	0.1044	0.1086	0.1128	0.1171	0.1215	0.1259	0.1305	0.1351	0.1396
5/30/2000	$62.3750	0.0821	0.0855	0.0890	0.0925	0.0960	0.0996	0.1032	0.1070	0.1107	0.1145	0.1185
6/1/2000	$67.6875	0.0727	0.0756	0.0787	0.0817	0.0848	0.0879	0.0911	0.0944	0.0977	0.1010	0.1044
6/5/2000	$70.0625	0.0691	0.0719	0.0748	0.0777	0.0806	0.0836	0.0866	0.0897	0.0928	0.0960	0.0992
6/7/2000	$66.4375	0.0750	0.0780	0.0811	0.0843	0.0875	0.0908	0.0940	0.0974	0.1008	0.1043	0.1078
6/8/2000	$67.0000	0.0741	0.0771	0.0802	0.0833	0.0864	0.0896	0.0929	0.0962	0.0996	0.1030	0.1064
6/9/2000	$68.8750	0.0711	0.0740	0.0769	0.0799	0.0829	0.0860	0.0891	0.0923	0.0955	0.0988	0.1020
6/12/2000	$65.0000	0.0777	0.0809	0.0841	0.0874	0.0907	0.0941	0.0975	0.1010	0.1045	0.1081	0.1117
6/15/2000	$69.1250	0.0709	0.0738	0.0767	0.0797	0.0827	0.0858	0.0889	0.0920	0.0952	0.0985	0.1017
6/19/2000	$75.6875	0.0621	0.0646	0.0671	0.0697	0.0723	0.0749	0.0776	0.0803	0.0831	0.0859	0.0887
6/20/2000	$67.6300	0.0735	0.0765	0.0795	0.0826	0.0857	0.0889	0.0921	0.0954	0.0987	0.1021	0.1055
6/21/2000	$74.7500	0.0633	0.0658	0.0684	0.0711	0.0737	0.0764	0.0792	0.0819	0.0848	0.0877	0.0906
6/22/2000	$68.4375	0.0722	0.0752	0.0782	0.0812	0.0843	0.0874	0.0906	0.0938	0.0970	0.1003	0.1037
6/26/2000	$69.8750	0.0702	0.0730	0.0759	0.0789	0.0818	0.0848	0.0879	0.0910	0.0942	0.0974	0.1006
6/29/2000	$62.2500	0.0837	0.0871	0.0906	0.0941	0.0977	0.1013	0.1050	0.1088	0.1126	0.1165	0.1204
6/30/2000	$67.9375	0.0734	0.0763	0.0794	0.0825	0.0855	0.0887	0.0919	0.0952	0.0985	0.1018	0.1053
7/3/2000	$70.8750	0.0689	0.0717	0.0746	0.0775	0.0804	0.0833	0.0863	0.0894	0.0925	0.0956	0.0988
7/5/2000	$66.3125	0.0763	0.0794	0.0825	0.0857	0.0890	0.0923	0.0956	0.0990	0.1025	0.1059	0.1095
7/7/2000	$71.9375	0.0676	0.0703	0.0731	0.0759	0.0788	0.0817	0.0846	0.0875	0.0906	0.0937	0.0967
7/10/2000	$71.6875	0.0680	0.0708	0.0736	0.0764	0.0793	0.0822	0.0851	0.0882	0.0912	0.0943	0.0974
7/12/2000	$74.5000	0.0643	0.0669	0.0695	0.0722	0.0749	0.0777	0.0804	0.0832	0.0861	0.0890	0.0919
7/17/2000	$76.1250	0.0625	0.0650	0.0675	0.0701	0.0727	0.0754	0.0781	0.0808	0.0836	0.0864	0.0892
7/18/2000	$73.0625	0.0664	0.0691	0.0718	0.0746	0.0774	0.0802	0.0831	0.0860	0.0889	0.0920	0.0950
7/19/2000	$72.4375	0.0673	0.0700	0.0728	0.0756	0.0784	0.0813	0.0842	0.0871	0.0902	0.0932	0.0963
7/20/2000	$70.9900	0.0694	0.0722	0.0751	0.0779	0.0809	0.0838	0.0868	0.0899	0.0930	0.0961	0.0993
7/20/2000	$72.5000	0.0673	0.0700	0.0727	0.0755	0.0783	0.0812	0.0841	0.0871	0.0901	0.0931	0.0962
7/24/2000	$67.5625	0.0749	0.0779	0.0810	0.0841	0.0873	0.0906	0.0938	0.0971	0.1005	0.1039	0.1073
7/26/2000	$67.3125	0.0754	0.0784	0.0815	0.0847	0.0879	0.0911	0.0944	0.0978	0.1012	0.1045	0.1080
7/27/2000	$63.6250	0.0821	0.0854	0.0888	0.0923	0.0958	0.0993	0.1029	0.1066	0.1103	0.1141	0.1179
7/28/2000	$62.5625	0.0843	0.0877	0.0912	0.0947	0.0983	0.1020	0.1057	0.1094	0.1132	0.1171	0.1210
7/31/2000	$66.0625	0.0777	0.0809	0.0841	0.0873	0.0906	0.0940	0.0974	0.1008	0.1043	0.1078	0.1114
8/1/2000	$63.9375	0.0817	0.0850	0.0884	0.0918	0.0953	0.0988	0.1024	0.1060	0.1097	0.1134	0.1172
8/2/2000	$62.1875	0.0852	0.0887	0.0922	0.0958	0.0994	0.1031	0.1069	0.1107	0.1145	0.1184	0.1224
8/4/2000	$63.0625	0.0835	0.0869	0.0904	0.0939	0.0974	0.1010	0.1047	0.1084	0.1122	0.1160	0.1199
8/7/2000	$67.2500	0.0759	0.0790	0.0822	0.0853	0.0885	0.0918	0.0951	0.0985	0.1018	0.1053	0.1088
8/9/2000	$68.3125	0.0743	0.0773	0.0803	0.0834	0.0866	0.0897	0.0930	0.0962	0.0995	0.1029	0.1063
8/10/2000	$67.1875	0.0762	0.0792	0.0824	0.0856	0.0888	0.0921	0.0954	0.0987	0.1021	0.1056	0.1091
8/14/2000	$74.6250	0.0653	0.0679	0.0705	0.0733	0.0760	0.0788	0.0816	0.0844	0.0873	0.0902	0.0932
8/15/2000	$76.0000	0.0636	0.0661	0.0687	0.0713	0.0740	0.0767	0.0794	0.0822	0.0850	0.0878	0.0907
8/16/2000	$78.5000	0.0606	0.0630	0.0655	0.0680	0.0705	0.0731	0.0757	0.0783	0.0810	0.0837	0.0864
8/21/2000	$80.6875	0.0584	0.0607	0.0630	0.0654	0.0679	0.0703	0.0728	0.0753	0.0779	0.0805	0.0831
8/23/2000	$84.0625	0.0550	0.0572	0.0594	0.0617	0.0640	0.0663	0.0686	0.0710	0.0734	0.0758	0.0782
8/24/2000	$84.4375	0.0547	0.0568	0.0591	0.0613	0.0636	0.0658	0.0682	0.0705	0.0729	0.0753	0.0778
8/28/2000	$83.6250	0.0556	0.0578	0.0600	0.0623	0.0646	0.0670	0.0693	0.0717	0.0741	0.0766	0.0790
8/30/2000	$83.3750	0.0559	0.0581	0.0604	0.0627	0.0649	0.0673	0.0697	0.0721	0.0745	0.0770	0.0795
9/1/2000	$87.0625	0.0525	0.0546	0.0567	0.0588	0.0610	0.0632	0.0654	0.0677	0.0700	0.0722	0.0746

		Price of our Common Stock on the expiration date of this offer
Option Grant Date	Option Exercise Price	$38.00 to $38.99	$39.00 to $39.99	$40.00 to $40.99	$41.00 to $41.99	$42.00 to $42.99	$43.00 to $43.99	$44.00 to $44.99	$45.00 to $45.99	$46.00 to $46.99	$47.00 to $47.99	$48.00 and higher
9/5/2000	$85.0000	0.0545	0.0567	0.0589	0.0611	0.0633	0.0656	0.0679	0.0703	0.0726	0.0750	0.0774
9/11/2000	$78.5000	0.0615	0.0639	0.0664	0.0689	0.0715	0.0740	0.0767	0.0793	0.0820	0.0847	0.0875
9/12/2000	$77.9375	0.0622	0.0646	0.0671	0.0697	0.0723	0.0749	0.0775	0.0802	0.0830	0.0857	0.0885
9/13/2000	$81.0000	0.0587	0.0611	0.0635	0.0659	0.0683	0.0707	0.0732	0.0758	0.0783	0.0809	0.0836
9/18/2000	$75.0000	0.0660	0.0686	0.0713	0.0740	0.0767	0.0795	0.0823	0.0852	0.0881	0.0910	0.0940
9/19/2000	$80.9375	0.0590	0.0613	0.0637	0.0661	0.0686	0.0710	0.0736	0.0761	0.0787	0.0813	0.0839
9/22/2000	$80.2500	0.0599	0.0622	0.0646	0.0671	0.0696	0.0721	0.0746	0.0772	0.0798	0.0824	0.0851
9/25/2000	$75.6875	0.0653	0.0679	0.0706	0.0732	0.0760	0.0787	0.0815	0.0843	0.0872	0.0901	0.0930
9/27/2000	$79.2500	0.0611	0.0635	0.0660	0.0685	0.0710	0.0736	0.0762	0.0788	0.0815	0.0842	0.0869
10/2/2000	$78.3750	0.0623	0.0647	0.0673	0.0698	0.0724	0.0750	0.0776	0.0803	0.0830	0.0858	0.0886
10/2/2000	$78.3800	0.0623	0.0648	0.0673	0.0698	0.0724	0.0750	0.0777	0.0803	0.0831	0.0858	0.0886
10/3/2000	$77.0000	0.0640	0.0665	0.0691	0.0717	0.0744	0.0770	0.0798	0.0825	0.0853	0.0882	0.0910
10/4/2000	$81.5625	0.0588	0.0611	0.0635	0.0659	0.0683	0.0708	0.0733	0.0758	0.0783	0.0809	0.0836
10/9/2000	$75.1875	0.0664	0.0691	0.0718	0.0745	0.0772	0.0800	0.0829	0.0858	0.0886	0.0916	0.0946
10/10/2000	$46.4300	0.1371	0.1428	0.1486	0.1545	0.1605	0.1665	0.1726	0.1788	0.1859	0.1954	0.2050
10/10/2000	$67.1250	0.0786	0.0818	0.0850	0.0882	0.0915	0.0949	0.0983	0.1017	0.1052	0.1087	0.1122
10/11/2000	$67.1875	0.0786	0.0817	0.0849	0.0882	0.0914	0.0948	0.0982	0.1016	0.1051	0.1086	0.1121
10/16/2000	$70.6250	0.0732	0.0761	0.0790	0.0820	0.0851	0.0882	0.0913	0.0945	0.0977	0.1009	0.1042
10/17/2000	$69.5625	0.0748	0.0778	0.0809	0.0840	0.0871	0.0902	0.0934	0.0967	0.1000	0.1033	0.1067
10/18/2000	$68.1250	0.0772	0.0803	0.0835	0.0867	0.0899	0.0931	0.0965	0.0998	0.1032	0.1067	0.1102
10/24/2000	$53.0500	0.1126	0.1171	0.1218	0.1266	0.1313	0.1363	0.1412	0.1463	0.1513	0.1565	0.1617
10/24/2000	$77.4375	0.0641	0.0667	0.0692	0.0718	0.0745	0.0772	0.0799	0.0827	0.0855	0.0883	0.0911
10/25/2000	$57.1875	0.1006	0.1047	0.1088	0.1130	0.1173	0.1216	0.1260	0.1304	0.1349	0.1395	0.1441
10/25/2000	$60.5656	0.0923	0.0960	0.0998	0.1037	0.1075	0.1115	0.1155	0.1195	0.1236	0.1278	0.1320
10/30/2000	$62.7500	0.0878	0.0913	0.0949	0.0985	0.1022	0.1059	0.1097	0.1135	0.1174	0.1214	0.1254
10/31/2000	$66.3125	0.0809	0.0841	0.0874	0.0907	0.0941	0.0976	0.1010	0.1045	0.1081	0.1117	0.1154
11/6/2000	$65.3125	0.0830	0.0863	0.0897	0.0931	0.0965	0.1001	0.1036	0.1073	0.1109	0.1146	0.1184
11/7/2000	$62.3125	0.0890	0.0926	0.0962	0.0999	0.1036	0.1074	0.1113	0.1151	0.1191	0.1231	0.1271
11/8/2000	$59.0000	0.0966	0.1005	0.1045	0.1085	0.1126	0.1167	0.1209	0.1251	0.1294	0.1337	0.1382
11/13/2000	$61.5625	0.0909	0.0945	0.0983	0.1020	0.1058	0.1097	0.1136	0.1176	0.1216	0.1257	0.1298
11/27/2000	$56.5625	0.1038	0.1080	0.1122	0.1165	0.1209	0.1253	0.1298	0.1344	0.1390	0.1437	0.1484
11/28/2000	$53.4688	0.1130	0.1175	0.1222	0.1269	0.1317	0.1365	0.1415	0.1464	0.1515	0.1566	0.1618
11/29/2000	$52.2500	0.1170	0.1217	0.1266	0.1315	0.1364	0.1415	0.1465	0.1517	0.1570	0.1623	0.1677
11/30/2000	$51.0000	0.1214	0.1263	0.1313	0.1364	0.1416	0.1468	0.1521	0.1575	0.1630	0.1685	0.1741
12/14/2000	$51.0000	0.1221	0.1270	0.1320	0.1371	0.1423	0.1475	0.1529	0.1583	0.1638	0.1693	0.1749
12/15/2000	$37.8900	0.1948	0.2064	0.2179	0.2294	0.2409	0.2522	0.2633	0.2744	0.2852	0.2959	0.3065
12/18/2000	$36.7400	0.2087	0.2206	0.2324	0.2441	0.2558	0.2672	0.2785	0.2897	0.3006	0.3114	0.3220
12/18/2000	$56.1250	0.1060	0.1102	0.1145	0.1189	0.1234	0.1279	0.1325	0.1371	0.1418	0.1466	0.1514
12/20/2000	$47.7500	0.1351	0.1406	0.1462	0.1519	0.1577	0.1635	0.1694	0.1754	0.1815	0.1875	0.1966
12/29/2000	$47.8125	0.1353	0.1408	0.1464	0.1521	0.1578	0.1637	0.1696	0.1756	0.1816	0.1878	0.1966
1/2/2001	$46.3750	0.1419	0.1477	0.1536	0.1595	0.1656	0.1717	0.1779	0.1841	0.1914	0.2010	0.2104
1/8/2001	$52.0625	0.1196	0.1244	0.1293	0.1343	0.1393	0.1444	0.1495	0.1548	0.1601	0.1655	0.1710
1/22/2001	$44.5100	0.1521	0.1583	0.1646	0.1710	0.1774	0.1839	0.1905	0.2010	0.2108	0.2206	0.2304
1/30/2001	$58.1250	0.1025	0.1066	0.1107	0.1149	0.1192	0.1235	0.1279	0.1323	0.1368	0.1413	0.1458
3/19/2001	$48.1250	0.1382	0.1437	0.1493	0.1549	0.1607	0.1666	0.1725	0.1784	0.1845	0.1906	0.1984
3/20/2001	$42.2100	0.1681	0.1748	0.1817	0.1886	0.1971	0.2075	0.2178	0.2281	0.2383	0.2485	0.2585
3/26/2001	$47.7000	0.1404	0.1460	0.1517	0.1575	0.1633	0.1692	0.1752	0.1813	0.1873	0.1935	0.2027
3/30/2001	$41.5900	0.1724	0.1792	0.1863	0.1934	0.2042	0.2147	0.2251	0.2355	0.2458	0.2560	0.2661
3/30/2001	$46.6200	0.1455	0.1513	0.1571	0.1631	0.1692	0.1753	0.1815	0.1877	0.1941	0.2037	0.2130
4/2/2001	$38.5600	0.1931	0.2048	0.2161	0.2274	0.2386	0.2496	0.2606	0.2714	0.2820	0.2925	0.3029
4/3/2001	$36.5900	0.2166	0.2284	0.2402	0.2518	0.2633	0.2746	0.2858	0.2968	0.3076	0.3183	0.3287
4/5/2001	$39.1800	0.1888	0.1980	0.2092	0.2203	0.2314	0.2423	0.2532	0.2639	0.2745	0.2849	0.2952
4/9/2001	$35.1600	0.2350	0.2472	0.2592	0.2711	0.2827	0.2942	0.3055	0.3166	0.3275	0.3381	0.3486
4/9/2001	$35.2188	0.2343	0.2464	0.2584	0.2703	0.2819	0.2934	0.3047	0.3158	0.3267	0.3373	0.3478
4/9/2001	$35.2900	0.2333	0.2455	0.2575	0.2693	0.2809	0.2924	0.3037	0.3148	0.3257	0.3363	0.3468

		Price of our Common Stock on the expiration date of this offer
Option Grant Date	Option Exercise Price	$38.00 to $38.99	$39.00 to $39.99	$40.00 to $40.99	$41.00 to $41.99	$42.00 to $42.99	$43.00 to $43.99	$44.00 to $44.99	$45.00 to $45.99	$46.00 to $46.99	$47.00 to $47.99	$48.00 and higher
4/10/2001	$38.1900	0.1981	0.2095	0.2209	0.2322	0.2435	0.2546	0.2656	0.2764	0.2871	0.2976	0.3080
4/11/2001	$41.3100	0.1748	0.1818	0.1888	0.1972	0.2078	0.2184	0.2289	0.2393	0.2496	0.2598	0.2699
4/16/2001	$41.5800	0.1734	0.1803	0.1873	0.1944	0.2052	0.2157	0.2262	0.2365	0.2468	0.2570	0.2671
4/16/2001	$42.2852	0.1691	0.1759	0.1827	0.1896	0.1979	0.2083	0.2186	0.2288	0.2390	0.2491	0.2591
4/16/2001	$42.2900	0.1691	0.1758	0.1827	0.1896	0.1979	0.2082	0.2185	0.2288	0.2389	0.2490	0.2590
4/16/2001	$50.0000	0.1320	0.1373	0.1425	0.1479	0.1534	0.1589	0.1645	0.1701	0.1758	0.1816	0.1874
4/23/2001	$47.1800	0.1442	0.1499	0.1557	0.1616	0.1675	0.1735	0.1796	0.1859	0.1920	0.1998	0.2091
4/30/2001	$50.8500	0.1295	0.1346	0.1398	0.1450	0.1503	0.1557	0.1611	0.1667	0.1723	0.1779	0.1836
5/2/2001	$53.6000	0.1200	0.1247	0.1295	0.1343	0.1393	0.1442	0.1493	0.1543	0.1595	0.1647	0.1699
5/7/2001	$51.6300	0.1270	0.1320	0.1370	0.1422	0.1474	0.1527	0.1580	0.1633	0.1688	0.1743	0.1799
5/8/2001	$52.0000	0.1257	0.1306	0.1357	0.1408	0.1459	0.1511	0.1563	0.1617	0.1671	0.1726	0.1781
5/9/2001	$49.4900	0.1352	0.1405	0.1459	0.1514	0.1570	0.1626	0.1683	0.1740	0.1799	0.1857	0.1916
5/14/2001	$47.5400	0.1437	0.1493	0.1551	0.1609	0.1668	0.1728	0.1788	0.1849	0.1911	0.1974	0.2069
5/15/2001	$48.9600	0.1376	0.1431	0.1486	0.1542	0.1598	0.1655	0.1712	0.1771	0.1830	0.1890	0.1950
5/21/2001	$58.1400	0.1074	0.1116	0.1159	0.1202	0.1246	0.1289	0.1334	0.1379	0.1425	0.1471	0.1518
5/23/2001	$54.4600	0.1182	0.1228	0.1275	0.1323	0.1371	0.1420	0.1469	0.1519	0.1569	0.1620	0.1672
5/29/2001	$52.2500	0.1258	0.1308	0.1358	0.1409	0.1460	0.1512	0.1564	0.1617	0.1670	0.1725	0.1780
6/4/2001	$52.0900	0.1267	0.1316	0.1367	0.1418	0.1470	0.1521	0.1574	0.1628	0.1681	0.1736	0.1791
6/11/2001	$52.7600	0.1247	0.1296	0.1345	0.1395	0.1446	0.1497	0.1549	0.1601	0.1654	0.1708	0.1761
6/18/2001	$46.0700	0.1523	0.1583	0.1643	0.1704	0.1766	0.1829	0.1893	0.1957	0.2040	0.2134	0.2228
6/25/2001	$42.6600	0.1708	0.1775	0.1842	0.1911	0.1981	0.2083	0.2185	0.2286	0.2387	0.2486	0.2585
9/28/2001	$39.7400	0.1947	0.2021	0.2128	0.2236	0.2344	0.2451	0.2557	0.2661	0.2765	0.2867	0.2967
10/2/2001	$50.3125	0.1392	0.1445	0.1500	0.1554	0.1609	0.1665	0.1721	0.1778	0.1835	0.1893	0.1951
10/2/2001	$51.0000	0.1365	0.1417	0.1471	0.1524	0.1578	0.1633	0.1688	0.1744	0.1800	0.1856	0.1914
10/2/2001	$58.6875	0.1118	0.1160	0.1204	0.1248	0.1292	0.1337	0.1382	0.1428	0.1474	0.1520	0.1567
10/2/2001	$64.4375	0.0979	0.1016	0.1054	0.1092	0.1131	0.1170	0.1210	0.1250	0.1290	0.1331	0.1372
10/8/2001	$41.3800	0.1843	0.1913	0.1985	0.2066	0.2170	0.2274	0.2377	0.2480	0.2581	0.2681	0.2780
10/9/2001	$39.4100	0.1976	0.2060	0.2169	0.2279	0.2387	0.2494	0.2600	0.2705	0.2809	0.2911	0.3011
10/10/2001	$42.6100	0.1769	0.1836	0.1905	0.1974	0.2044	0.2147	0.2248	0.2349	0.2448	0.2547	0.2645
10/15/2001	$44.5000	0.1665	0.1728	0.1793	0.1858	0.1924	0.1990	0.2062	0.2160	0.2257	0.2353	0.2448
10/30/2001	$43.1500	0.1748	0.1814	0.1881	0.1949	0.2019	0.2104	0.2204	0.2303	0.2402	0.2500	0.2597
11/1/2001	$49.5600	0.1437	0.1492	0.1547	0.1603	0.1660	0.1717	0.1774	0.1833	0.1891	0.1951	0.2010
11/2/2001	$48.6500	0.1476	0.1532	0.1589	0.1646	0.1705	0.1763	0.1822	0.1882	0.1942	0.2003	0.2064
11/5/2001	$50.9500	0.1384	0.1436	0.1490	0.1544	0.1598	0.1653	0.1708	0.1765	0.1821	0.1878	0.1935
11/20/2001	$50.5800	0.1405	0.1459	0.1513	0.1567	0.1622	0.1678	0.1734	0.1791	0.1848	0.1905	0.1964
11/28/2001	$51.3100	0.1381	0.1433	0.1486	0.1540	0.1594	0.1648	0.1703	0.1759	0.1815	0.1871	0.1928
12/24/2001	$51.9400	0.1369	0.1421	0.1474	0.1527	0.1580	0.1634	0.1688	0.1743	0.1798	0.1853	0.1910
12/28/2001	$54.6100	0.1279	0.1327	0.1375	0.1425	0.1475	0.1525	0.1576	0.1627	0.1678	0.1730	0.1782
2/28/2002	$45.7600	0.1670	0.1732	0.1795	0.1858	0.1922	0.1986	0.2050	0.2116	0.2207	0.2300	0.2393
2/28/2002	$49.5000	0.1498	0.1553	0.1610	0.1667	0.1724	0.1782	0.1840	0.1899	0.1958	0.2018	0.2078
2/28/2002	$52.0000	0.1398	0.1451	0.1504	0.1557	0.1610	0.1665	0.1719	0.1774	0.1830	0.1886	0.1942
3/25/2002	$51.8100	0.1417	0.1470	0.1523	0.1577	0.1631	0.1686	0.1741	0.1796	0.1852	0.1908	0.1965
4/26/2002	$48.1900	0.1582	0.1640	0.1700	0.1759	0.1819	0.1879	0.1939	0.2001	0.2062	0.2124	0.2199
6/14/2002	$43.1200	0.1868	0.1935	0.2004	0.2072	0.2141	0.2227	0.2326	0.2423	0.2520	0.2616	0.2711
6/25/2002	$35.9200	0.2483	0.2599	0.2713	0.2825	0.2935	0.3044	0.3151	0.3255	0.3358	0.3459	0.3557
7/10/2002	$35.5000	0.2543	0.2658	0.2773	0.2885	0.2996	0.3105	0.3211	0.3316	0.3419	0.3519	0.3618
3/31/2003	$36.1200	0.2595	0.2707	0.2818	0.2927	0.3035	0.3140	0.3243	0.3345	0.3444	0.3542	0.3637
6/30/2003	$36.1700	0.2631	0.2743	0.2853	0.2961	0.3068	0.3172	0.3274	0.3375	0.3474	0.3570	0.3665
7/3/2003	$36.0000	0.2653	0.2765	0.2875	0.2983	0.3089	0.3194	0.3297	0.3397	0.3496	0.3592	0.3687
7/21/2003	$36.0500	0.2655	0.2767	0.2877	0.2985	0.3091	0.3195	0.3298	0.3398	0.3496	0.3593	0.3687
7/22/2003	$36.5300	0.2600	0.2711	0.2820	0.2928	0.3033	0.3137	0.3240	0.3340	0.3438	0.3534	0.3629
8/4/2003	$39.4300	0.2314	0.2397	0.2502	0.2607	0.2709	0.2811	0.2911	0.3009	0.3106	0.3201	0.3295
8/8/2003	$37.2100	0.2530	0.2640	0.2749	0.2855	0.2960	0.3064	0.3165	0.3265	0.3363	0.3459	0.3553
9/30/2003	$39.3900	0.2344	0.2428	0.2533	0.2637	0.2739	0.2840	0.2940	0.3038	0.3134	0.3229	0.3322
10/1/2003	$40.8300	0.2244	0.2318	0.2391	0.2488	0.2589	0.2688	0.2786	0.2883	0.2979	0.3073	0.3165
10/2/2003	$40.9800	0.2235	0.2308	0.2381	0.2473	0.2574	0.2673	0.2771	0.2868	0.2963	0.3057	0.3150

		Price of our Common Stock on the expiration date of this offer
Option Grant Date	Option Exercise Price	$38.00 to $38.99	$39.00 to $39.99	$40.00 to $40.99	$41.00 to $41.99	$42.00 to $42.99	$43.00 to $43.99	$44.00 to $44.99	$45.00 to $45.99	$46.00 to $46.99	$47.00 to $47.99	$48.00 and higher
10/6/2003	$42.8700	0.2116	0.2186	0.2256	0.2326	0.2396	0.2487	0.2583	0.2678	0.2772	0.2864	0.2955
10/8/2003	$43.9500	0.2053	0.2121	0.2189	0.2257	0.2326	0.2394	0.2481	0.2575	0.2667	0.2759	0.2849
10/9/2003	$43.9700	0.2052	0.2120	0.2189	0.2257	0.2325	0.2393	0.2480	0.2573	0.2666	0.2757	0.2848
10/13/2003	$44.8000	0.2007	0.2074	0.2140	0.2208	0.2274	0.2341	0.2408	0.2498	0.2589	0.2680	0.2770
10/14/2003	$45.5600	0.1966	0.2031	0.2097	0.2163	0.2228	0.2294	0.2360	0.2426	0.2520	0.2610	0.2699
10/15/2003	$44.9500	0.2000	0.2066	0.2133	0.2199	0.2266	0.2333	0.2399	0.2485	0.2576	0.2667	0.2757
10/16/2003	$45.7500	0.1957	0.2022	0.2087	0.2153	0.2218	0.2283	0.2349	0.2415	0.2504	0.2594	0.2682
10/20/2003	$45.3400	0.1981	0.2046	0.2113	0.2178	0.2244	0.2311	0.2377	0.2452	0.2543	0.2633	0.2722
10/21/2003	$45.8200	0.1955	0.2020	0.2086	0.2151	0.2216	0.2282	0.2347	0.2413	0.2500	0.2589	0.2678
10/23/2003	$44.4800	0.2030	0.2097	0.2164	0.2232	0.2299	0.2366	0.2439	0.2532	0.2624	0.2715	0.2805
10/27/2003	$44.7800	0.2015	0.2081	0.2148	0.2215	0.2282	0.2349	0.2416	0.2506	0.2598	0.2688	0.2778
12/16/2003	$47.9200	0.1874	0.1936	0.1999	0.2061	0.2124	0.2186	0.2249	0.2312	0.2374	0.2437	0.2518
12/17/2003	$48.8100	0.1833	0.1894	0.1955	0.2016	0.2077	0.2139	0.2200	0.2261	0.2323	0.2384	0.2446
12/18/2003	$48.8100	0.1834	0.1894	0.1955	0.2016	0.2078	0.2139	0.2200	0.2262	0.2323	0.2385	0.2446
12/19/2003	$48.4900	0.1849	0.1910	0.1971	0.2033	0.2095	0.2156	0.2219	0.2280	0.2342	0.2404	0.2471
12/22/2003	$48.2300	0.1862	0.1924	0.1986	0.2048	0.2110	0.2172	0.2234	0.2297	0.2359	0.2421	0.2494
12/26/2003	$48.4900	0.1852	0.1913	0.1975	0.2036	0.2098	0.2160	0.2222	0.2283	0.2345	0.2407	0.2474
1/29/2004	$51.0000	0.1754	0.1812	0.1871	0.1929	0.1988	0.2046	0.2105	0.2164	0.2223	0.2282	0.2341
3/23/2004	$44.3800	0.2105	0.2172	0.2240	0.2308	0.2376	0.2444	0.2518	0.2611	0.2702	0.2792	0.2881
3/24/2004	$45.8100	0.2026	0.2092	0.2157	0.2223	0.2289	0.2354	0.2420	0.2485	0.2572	0.2661	0.2748
3/25/2004	$47.2800	0.1950	0.2014	0.2077	0.2141	0.2204	0.2268	0.2332	0.2395	0.2459	0.2532	0.2618
5/4/2004	$45.2500	0.2075	0.2141	0.2208	0.2274	0.2341	0.2407	0.2474	0.2550	0.2641	0.2730	0.2818
5/5/2004	$45.4800	0.2063	0.2129	0.2195	0.2261	0.2327	0.2394	0.2460	0.2530	0.2620	0.2709	0.2797
5/6/2004	$46.2600	0.2022	0.2086	0.2151	0.2216	0.2282	0.2347	0.2412	0.2477	0.2552	0.2640	0.2727
5/7/2004	$47.7500	0.1946	0.2009	0.2072	0.2135	0.2198	0.2261	0.2324	0.2387	0.2450	0.2513	0.2597
5/10/2004	$48.4500	0.1914	0.1975	0.2038	0.2100	0.2162	0.2224	0.2286	0.2348	0.2410	0.2472	0.2540
5/13/2004	$48.0400	0.1935	0.1997	0.2060	0.2122	0.2185	0.2247	0.2310	0.2373	0.2436	0.2498	0.2575
5/17/2004	$46.8300	0.1997	0.2061	0.2125	0.2189	0.2254	0.2318	0.2382	0.2446	0.2511	0.2595	0.2681
5/18/2004	$47.8500	0.1946	0.2009	0.2072	0.2134	0.2198	0.2261	0.2323	0.2386	0.2449	0.2512	0.2594
5/19/2004	$47.5800	0.1960	0.2023	0.2086	0.2149	0.2213	0.2276	0.2339	0.2402	0.2466	0.2529	0.2617
5/21/2004	$47.3800	0.1971	0.2034	0.2098	0.2161	0.2225	0.2288	0.2352	0.2415	0.2479	0.2549	0.2635
5/24/2004	$47.4900	0.1966	0.2030	0.2093	0.2157	0.2220	0.2283	0.2347	0.2410	0.2473	0.2541	0.2627
6/9/2004	$48.2800	0.1935	0.1997	0.2059	0.2122	0.2184	0.2247	0.2309	0.2371	0.2434	0.2496	0.2567
6/10/2004	$48.9100	0.1906	0.1967	0.2028	0.2090	0.2151	0.2213	0.2275	0.2336	0.2398	0.2459	0.2520
6/14/2004	$48.8200	0.1911	0.1973	0.2035	0.2096	0.2158	0.2220	0.2281	0.2343	0.2404	0.2466	0.2528
6/15/2004	$50.1500	0.1851	0.1911	0.1971	0.2031	0.2091	0.2151	0.2211	0.2271	0.2331	0.2391	0.2451
6/16/2004	$50.1400	0.1852	0.1912	0.1971	0.2031	0.2092	0.2152	0.2212	0.2272	0.2332	0.2392	0.2452
6/21/2004	$49.6000	0.1878	0.1939	0.2000	0.2060	0.2121	0.2182	0.2242	0.2303	0.2364	0.2425	0.2485
9/8/2004	$39.2700	0.2510	0.2597	0.2700	0.2802	0.2902	0.3000	0.3097	0.3192	0.3286	0.3377	0.3467
9/9/2004	$40.8800	0.2398	0.2471	0.2545	0.2639	0.2737	0.2834	0.2930	0.3024	0.3117	0.3208	0.3297
9/29/2004	$42.2100	0.2320	0.2391	0.2463	0.2534	0.2616	0.2712	0.2806	0.2899	0.2991	0.3082	0.3170
11/30/2004	$40.9600	0.2429	0.2502	0.2575	0.2667	0.2764	0.2861	0.2956	0.3049	0.3141	0.3232	0.3321
2/3/2005	$38.8400	0.2606	0.2705	0.2808	0.2909	0.3008	0.3106	0.3201	0.3296	0.3388	0.3479	0.3568
4/29/2005	$37.3100	0.2797	0.2902	0.3005	0.3107	0.3207	0.3304	0.3400	0.3494	0.3586	0.3677	0.3765
4/29/2005	$57.3100	0.1703	0.1756	0.1809	0.1862	0.1915	0.1968	0.2021	0.2074	0.2127	0.2180	0.2233
5/25/2005	$39.0700	0.2637	0.2729	0.2830	0.2930	0.3028	0.3125	0.3220	0.3313	0.3405	0.3494	0.3582
6/14/2005	$38.1600	0.2726	0.2830	0.2933	0.3033	0.3132	0.3229	0.3324	0.3418	0.3509	0.3599	0.3687
6/21/2005	$37.9100	0.2755	0.2860	0.2962	0.3063	0.3162	0.3259	0.3354	0.3447	0.3539	0.3629	0.3717
7/7/2005	$38.7900	0.2676	0.2775	0.2876	0.2976	0.3075	0.3171	0.3266	0.3359	0.3450	0.3540	0.3627
7/29/2005	$41.9700	0.2465	0.2537	0.2609	0.2680	0.2768	0.2862	0.2955	0.3046	0.3136	0.3224	0.3311
10/11/2005	$39.9900	0.2629	0.2704	0.2795	0.2893	0.2990	0.3085	0.3178	0.3270	0.3360	0.3449	0.3535
11/2/2005	$35.8300	0.3034	0.3139	0.3242	0.3343	0.3442	0.3538	0.3633	0.3726	0.3816	0.3905	0.3992
11/4/2005	$37.0400	0.2902	0.3007	0.3109	0.3209	0.3307	0.3404	0.3498	0.3591	0.3681	0.3770	0.3857
11/11/2005	$36.0400	0.3014	0.3119	0.3222	0.3322	0.3421	0.3518	0.3612	0.3705	0.3796	0.3884	0.3971
12/30/2005	$36.2400	0.3011	0.3115	0.3218	0.3318	0.3416	0.3512	0.3607	0.3699	0.3789	0.3877	0.3963

MINIMUM VALUE EXCHANGE RATIOS

	Price of our Common Stock on the expiration date of this offer
Option Grant Date	$38.00 to $38.99	$39.00 to $39.99	$40.00 to $40.99	$41.00 to $41.99	$42.00 to $42.99	$43.00 to $43.99	$44.00 to $44.99	$45.00 to $45.99	$46.00 to $46.99	$47.00 to $47.99	$48.00 and higher
ALL OPTION GRANT DATES LISTED ABOVE	0.1818	0.1899	0.1975	0.1928	0.1882	0.1839	0.1798	0.1758	0.1720	0.1684	0.1649

SCHEDULE D

APPROXIMATE DOLLAR VALUES

STANDARD EXCHANGE RATIO—APPROXIMATE DOLLAR VALUES

		Price of our Common Stock on the expiration date of this offer
Option Grant Date	Option Exercise Price	$38.00 to $38.99	$39.00 to $39.99	$40.00 to $40.99	$41.00 to $41.99	$42.00 to $42.99	$43.00 to $43.99	$44.00 to $44.99	$45.00 to $45.99	$46.00 to $46.99	$47.00 to $47.99	$48.00 and higher
6/23/1999	$37.3200	$6.41	$7.07	$7.74	$8.45	$9.17	$9.92	$10.69	$11.47	$12.28	$13.10	$13.93
7/12/1999	$35.2500	$7.52	$8.23	$8.96	$9.71	$10.49	$11.28	$12.09	$12.92	$13.76	$14.62	$15.48
7/14/1999	$36.7188	$6.76	$7.43	$8.13	$8.85	$9.59	$10.35	$11.13	$11.92	$12.74	$13.57	$14.41
7/15/1999	$35.1563	$7.57	$8.29	$9.02	$9.78	$10.56	$11.35	$12.16	$12.99	$13.84	$14.69	$15.56
7/21/1999	$38.8000	$5.84	$6.43	$7.07	$7.73	$8.42	$9.13	$9.87	$10.62	$11.39	$12.18	$12.99
9/7/1999	$35.5000	$7.53	$8.23	$8.96	$9.71	$10.48	$11.26	$12.07	$12.89	$13.72	$14.57	$15.43
9/9/1999	$36.0938	$7.23	$7.92	$8.63	$9.36	$10.12	$10.89	$11.68	$12.49	$13.31	$14.15	$15.00
9/20/1999	$36.5938	$7.01	$7.68	$8.38	$9.10	$9.84	$10.61	$11.39	$12.18	$13.00	$13.83	$14.67
9/21/1999	$41.0100	$5.47	$5.86	$6.28	$6.83	$7.47	$8.13	$8.81	$9.52	$10.24	$10.98	$11.74
9/22/1999	$36.1875	$7.21	$7.90	$8.61	$9.34	$10.09	$10.86	$11.65	$12.46	$13.28	$14.12	$14.96
10/6/1999	$36.5625	$7.06	$7.74	$8.44	$9.16	$9.91	$10.67	$11.45	$12.25	$13.06	$13.89	$14.73
10/7/1999	$35.1875	$7.77	$8.49	$9.22	$9.98	$10.75	$11.54	$12.35	$13.18	$14.02	$14.87	$15.73
10/11/1999	$35.3281	$7.71	$8.42	$9.15	$9.90	$10.67	$11.46	$12.27	$13.09	$13.93	$14.78	$15.64
10/13/1999	$38.8500	$6.05	$6.64	$7.28	$7.94	$8.63	$9.34	$10.07	$10.83	$11.59	$12.38	$13.18
10/22/1999	$35.2188	$7.80	$8.51	$9.24	$9.99	$10.77	$11.56	$12.37	$13.19	$14.03	$14.88	$15.74
10/25/1999	$35.6875	$7.56	$8.26	$8.98	$9.72	$10.48	$11.26	$12.06	$12.88	$13.71	$14.55	$15.41
10/26/1999	$42.7400	$5.18	$5.56	$5.95	$6.36	$6.79	$7.40	$8.04	$8.71	$9.39	$10.10	$10.82
11/1/1999	$39.1875	$6.01	$6.53	$7.17	$7.82	$8.51	$9.21	$9.93	$10.68	$11.44	$12.22	$13.01
11/3/1999	$41.3438	$5.50	$5.90	$6.32	$6.81	$7.44	$8.09	$8.77	$9.46	$10.18	$10.91	$11.67
11/4/1999	$41.4688	$5.48	$5.87	$6.29	$6.75	$7.38	$8.03	$8.70	$9.40	$10.11	$10.84	$11.59
11/8/1999	$42.3438	$5.30	$5.68	$6.08	$6.50	$6.99	$7.62	$8.27	$8.95	$9.64	$10.36	$11.09
11/11/1999	$43.5313	$5.07	$5.43	$5.82	$6.21	$6.63	$7.06	$7.71	$8.36	$9.03	$9.72	$10.43
11/15/1999	$42.2813	$5.33	$5.71	$6.11	$6.54	$7.04	$7.67	$8.33	$9.00	$9.70	$10.41	$11.15
11/16/1999	$42.0625	$5.38	$5.77	$6.17	$6.60	$7.14	$7.78	$8.44	$9.12	$9.82	$10.54	$11.28
11/17/1999	$41.0313	$5.61	$6.01	$6.44	$6.99	$7.63	$8.29	$8.97	$9.67	$10.40	$11.14	$11.90
11/18/1999	$43.5000	$5.09	$5.46	$5.84	$6.24	$6.66	$7.12	$7.75	$8.40	$9.07	$9.76	$10.47
11/22/1999	$41.7500	$5.46	$5.86	$6.27	$6.70	$7.30	$7.95	$8.61	$9.30	$10.01	$10.73	$11.48
11/23/1999	$41.4063	$5.54	$5.94	$6.36	$6.84	$7.46	$8.12	$8.79	$9.49	$10.20	$10.94	$11.69
11/29/1999	$41.1875	$5.60	$6.01	$6.43	$6.95	$7.58	$8.24	$8.92	$9.62	$10.34	$11.08	$11.84
11/30/1999	$40.1563	$5.85	$6.27	$6.80	$7.43	$8.09	$8.77	$9.47	$10.20	$10.94	$11.70	$12.47
12/1/1999	$42.6250	$5.30	$5.68	$6.08	$6.49	$6.93	$7.56	$8.20	$8.87	$9.56	$10.27	$11.00
12/2/1999	$45.5313	$4.75	$5.09	$5.45	$5.82	$6.21	$6.61	$7.03	$7.47	$8.12	$8.77	$9.43
12/6/1999	$47.4688	$4.45	$4.76	$5.09	$5.44	$5.80	$6.18	$6.57	$6.98	$7.40	$7.88	$8.50
12/8/1999	$45.5000	$4.77	$5.11	$5.47	$5.84	$6.23	$6.64	$7.06	$7.52	$8.15	$8.80	$9.47
12/9/1999	$45.2500	$4.81	$5.16	$5.52	$5.90	$6.29	$6.70	$7.13	$7.64	$8.27	$8.93	$9.60
12/13/1999	$43.2188	$5.20	$5.58	$5.97	$6.38	$6.80	$7.32	$7.95	$8.61	$9.29	$9.98	$10.70
12/14/1999	$39.8750	$5.95	$6.38	$6.96	$7.61	$8.27	$8.96	$9.67	$10.40	$11.15	$11.91	$12.69
12/15/1999	$42.0938	$5.44	$5.83	$6.24	$6.67	$7.21	$7.85	$8.51	$9.19	$9.89	$10.61	$11.35
12/21/1999	$45.9500	$4.72	$5.06	$5.41	$5.78	$6.16	$6.57	$6.98	$7.42	$7.99	$8.63	$9.29
12/22/1999	$47.9375	$4.41	$4.72	$5.05	$5.39	$5.75	$6.12	$6.51	$6.91	$7.33	$7.77	$8.34
12/27/1999	$45.5000	$4.81	$5.16	$5.52	$5.89	$6.28	$6.69	$7.11	$7.59	$8.21	$8.86	$9.53
12/29/1999	$47.1875	$4.54	$4.86	$5.20	$5.55	$5.92	$6.30	$6.70	$7.12	$7.55	$8.08	$8.71
1/3/2000	$49.0625	$4.27	$4.57	$4.89	$5.22	$5.56	$5.92	$6.30	$6.69	$7.09	$7.51	$7.94
1/4/2000	$47.2500	$4.54	$4.87	$5.20	$5.55	$5.92	$6.31	$6.71	$7.12	$7.55	$8.07	$8.70
1/5/2000	$47.3750	$4.52	$4.85	$5.18	$5.53	$5.90	$6.28	$6.68	$7.09	$7.52	$8.02	$8.65
1/10/2000	$50.5000	$4.09	$4.38	$4.68	$5.00	$5.32	$5.67	$6.02	$6.40	$6.78	$7.18	$7.60
1/12/2000	$49.0000	$4.30	$4.60	$4.92	$5.25	$5.60	$5.96	$6.33	$6.73	$7.13	$7.55	$7.99

		Price of our Common Stock on the expiration date of this offer
Option Grant Date	Option Exercise Price	$38.00 to $38.99	$39.00 to $39.99	$40.00 to $40.99	$41.00 to $41.99	$42.00 to $42.99	$43.00 to $43.99	$44.00 to $44.99	$45.00 to $45.99	$46.00 to $46.99	$47.00 to $47.99	$48.00 and higher
1/18/2000	$50.5625	$4.10	$4.39	$4.69	$5.01	$5.33	$5.68	$6.03	$6.40	$6.79	$7.19	$7.61
1/19/2000	$54.3750	$3.65	$3.91	$4.18	$4.46	$4.75	$5.05	$5.36	$5.69	$6.03	$6.38	$6.75
1/21/2000	$48.4375	$4.40	$4.71	$5.04	$5.37	$5.73	$6.10	$6.48	$6.88	$7.30	$7.73	$8.21
1/24/2000	$49.6250	$4.24	$4.54	$4.85	$5.18	$5.51	$5.87	$6.24	$6.62	$7.02	$7.43	$7.86
1/25/2000	$52.1875	$3.91	$4.19	$4.48	$4.77	$5.08	$5.41	$5.75	$6.10	$6.46	$6.84	$7.24
1/25/2000	$53.7700	$3.73	$3.99	$4.27	$4.55	$4.85	$5.15	$5.48	$5.81	$6.16	$6.52	$6.89
1/26/2000	$50.0000	$4.19	$4.49	$4.79	$5.12	$5.45	$5.80	$6.17	$6.54	$6.94	$7.35	$7.77
1/28/2000	$49.1875	$4.31	$4.61	$4.93	$5.26	$5.61	$5.96	$6.34	$6.73	$7.14	$7.56	$7.99
1/31/2000	$50.1250	$4.19	$4.48	$4.79	$5.11	$5.44	$5.79	$6.16	$6.53	$6.92	$7.33	$7.75
2/1/2000	$51.6875	$3.99	$4.27	$4.56	$4.86	$5.18	$5.51	$5.86	$6.22	$6.59	$6.97	$7.38
2/2/2000	$52.0625	$3.94	$4.22	$4.51	$4.81	$5.12	$5.45	$5.79	$6.15	$6.51	$6.90	$7.29
2/7/2000	$57.5000	$3.38	$3.61	$3.86	$4.12	$4.38	$4.66	$4.94	$5.25	$5.56	$5.88	$6.21
2/9/2000	$58.0000	$3.34	$3.57	$3.81	$4.06	$4.33	$4.60	$4.88	$5.18	$5.49	$5.80	$6.13
2/14/2000	$58.6875	$3.29	$3.51	$3.75	$4.00	$4.26	$4.52	$4.80	$5.09	$5.40	$5.71	$6.03
2/15/2000	$58.1875	$3.33	$3.56	$3.80	$4.05	$4.32	$4.59	$4.87	$5.17	$5.47	$5.79	$6.12
2/16/2000	$54.3750	$3.71	$3.96	$4.23	$4.52	$4.81	$5.12	$5.43	$5.76	$6.11	$6.46	$6.83
2/17/2000	$56.0000	$3.54	$3.79	$4.04	$4.31	$4.59	$4.88	$5.18	$5.50	$5.82	$6.16	$6.52
2/22/2000	$54.9375	$3.66	$3.91	$4.18	$4.46	$4.74	$5.05	$5.36	$5.68	$6.02	$6.37	$6.74
2/23/2000	$57.8750	$3.38	$3.61	$3.85	$4.11	$4.37	$4.65	$4.93	$5.23	$5.54	$5.86	$6.19
3/1/2000	$63.6875	$2.92	$3.12	$3.33	$3.55	$3.78	$4.01	$4.26	$4.51	$4.77	$5.05	$5.33
3/3/2000	$64.2500	$2.89	$3.08	$3.29	$3.51	$3.73	$3.96	$4.20	$4.45	$4.71	$4.98	$5.26
3/6/2000	$63.7500	$2.93	$3.13	$3.34	$3.55	$3.78	$4.02	$4.26	$4.51	$4.78	$5.05	$5.33
3/9/2000	$68.4375	$2.63	$2.81	$3.00	$3.19	$3.39	$3.60	$3.82	$4.05	$4.28	$4.53	$4.78
3/13/2000	$63.5625	$2.95	$3.15	$3.36	$3.58	$3.81	$4.05	$4.30	$4.55	$4.82	$5.09	$5.38
3/15/2000	$57.8125	$3.42	$3.65	$3.90	$4.16	$4.42	$4.70	$4.99	$5.29	$5.60	$5.93	$6.26
3/20/2000	$64.4375	$2.90	$3.10	$3.31	$3.52	$3.74	$3.98	$4.22	$4.47	$4.73	$5.00	$5.28
3/21/2000	$69.9375	$2.56	$2.73	$2.92	$3.11	$3.30	$3.51	$3.72	$3.94	$4.17	$4.40	$4.65
3/22/2000	$73.6875	$2.37	$2.53	$2.70	$2.87	$3.05	$3.24	$3.43	$3.64	$3.85	$4.06	$4.29
3/23/2000	$71.6250	$2.47	$2.64	$2.82	$3.00	$3.19	$3.38	$3.59	$3.80	$4.02	$4.25	$4.48
3/27/2000	$70.1875	$2.56	$2.73	$2.91	$3.10	$3.29	$3.50	$3.71	$3.93	$4.16	$4.39	$4.64
3/28/2000	$61.8800	$3.10	$3.31	$3.53	$3.76	$4.00	$4.25	$4.51	$4.78	$5.06	$5.35	$5.65
3/28/2000	$70.1250	$2.56	$2.73	$2.92	$3.11	$3.30	$3.51	$3.72	$3.94	$4.16	$4.40	$4.65
3/29/2000	$65.4375	$2.85	$3.04	$3.24	$3.45	$3.67	$3.90	$4.14	$4.39	$4.64	$4.90	$5.18
3/30/2000	$61.6250	$3.12	$3.34	$3.56	$3.79	$4.03	$4.28	$4.55	$4.82	$5.10	$5.39	$5.69
4/3/2000	$65.5625	$2.85	$3.04	$3.24	$3.45	$3.67	$3.90	$4.14	$4.38	$4.64	$4.90	$5.17
4/10/2000	$63.8750	$2.97	$3.18	$3.39	$3.61	$3.84	$4.08	$4.32	$4.58	$4.85	$5.12	$5.41
4/11/2000	$62.7500	$3.06	$3.26	$3.48	$3.71	$3.95	$4.19	$4.45	$4.71	$4.98	$5.27	$5.57
4/12/2000	$58.0000	$3.45	$3.69	$3.93	$4.19	$4.46	$4.74	$5.03	$5.33	$5.65	$5.97	$6.31
4/13/2000	$57.1875	$3.53	$3.77	$4.02	$4.29	$4.56	$4.85	$5.15	$5.46	$5.78	$6.11	$6.45
4/14/2000	$50.3125	$4.31	$4.61	$4.93	$5.25	$5.59	$5.95	$6.32	$6.70	$7.10	$7.51	$7.94
4/17/2000	$62.0000	$3.12	$3.33	$3.56	$3.79	$4.03	$4.28	$4.54	$4.81	$5.09	$5.38	$5.69
4/19/2000	$59.1875	$3.36	$3.59	$3.83	$4.08	$4.34	$4.61	$4.89	$5.18	$5.49	$5.80	$6.13
4/19/2000	$59.1900	$3.36	$3.58	$3.83	$4.08	$4.34	$4.61	$4.89	$5.18	$5.48	$5.80	$6.13
4/24/2000	$58.8125	$3.40	$3.63	$3.87	$4.13	$4.39	$4.67	$4.95	$5.25	$5.55	$5.87	$6.20
4/25/2000	$62.1600	$3.12	$3.34	$3.56	$3.79	$4.03	$4.28	$4.54	$4.81	$5.09	$5.39	$5.68
4/28/2000	$64.8125	$2.93	$3.13	$3.34	$3.56	$3.79	$4.02	$4.26	$4.52	$4.78	$5.05	$5.33
5/1/2000	$67.6875	$2.75	$2.94	$3.13	$3.34	$3.55	$3.77	$3.99	$4.23	$4.47	$4.73	$4.99
5/2/2000	$63.8750	$3.01	$3.21	$3.43	$3.65	$3.88	$4.12	$4.37	$4.63	$4.90	$5.17	$5.46
5/8/2000	$70.8750	$2.58	$2.75	$2.93	$3.12	$3.32	$3.52	$3.73	$3.96	$4.18	$4.42	$4.66
5/9/2000	$63.6406	$3.04	$3.24	$3.46	$3.68	$3.92	$4.16	$4.41	$4.67	$4.94	$5.22	$5.51
5/10/2000	$56.0625	$3.69	$3.94	$4.21	$4.48	$4.77	$5.07	$5.38	$5.70	$6.03	$6.38	$6.74
5/11/2000	$61.8750	$3.17	$3.39	$3.61	$3.85	$4.09	$4.35	$4.61	$4.88	$5.17	$5.46	$5.77
5/15/2000	$59.8750	$3.34	$3.57	$3.81	$4.06	$4.31	$4.58	$4.86	$5.15	$5.45	$5.76	$6.08

		Price of our Common Stock on the expiration date of this offer
Option Grant Date	Option Exercise Price	$38.00 to $38.99	$39.00 to $39.99	$40.00 to $40.99	$41.00 to $41.99	$42.00 to $42.99	$43.00 to $43.99	$44.00 to $44.99	$45.00 to $45.99	$46.00 to $46.99	$47.00 to $47.99	$48.00 and higher
5/16/2000	$61.8750	$3.18	$3.39	$3.62	$3.86	$4.10	$4.36	$4.62	$4.90	$5.18	$5.48	$5.78
5/17/2000	$59.5625	$3.37	$3.60	$3.84	$4.09	$4.35	$4.62	$4.91	$5.20	$5.50	$5.82	$6.14
5/18/2000	$57.3125	$3.58	$3.82	$4.08	$4.35	$4.62	$4.91	$5.21	$5.53	$5.85	$6.18	$6.53
5/22/2000	$58.8750	$3.44	$3.67	$3.92	$4.18	$4.44	$4.72	$5.01	$5.31	$5.61	$5.94	$6.27
5/23/2000	$52.4375	$4.12	$4.40	$4.70	$5.01	$5.33	$5.66	$6.01	$6.37	$6.75	$7.14	$7.54
5/24/2000	$57.8750	$3.54	$3.78	$4.03	$4.29	$4.57	$4.85	$5.15	$5.45	$5.77	$6.10	$6.45
5/25/2000	$54.9375	$3.83	$4.09	$4.37	$4.66	$4.96	$5.27	$5.59	$5.92	$6.27	$6.63	$7.01
5/26/2000	$56.1250	$3.71	$3.96	$4.23	$4.51	$4.79	$5.10	$5.41	$5.73	$6.07	$6.42	$6.77
5/30/2000	$62.3750	$3.16	$3.38	$3.60	$3.84	$4.08	$4.33	$4.59	$4.87	$5.15	$5.44	$5.75
6/1/2000	$67.6875	$2.80	$2.99	$3.19	$3.39	$3.60	$3.83	$4.06	$4.30	$4.54	$4.80	$5.06
6/5/2000	$70.0625	$2.66	$2.84	$3.03	$3.22	$3.43	$3.64	$3.86	$4.08	$4.32	$4.56	$4.81
6/7/2000	$66.4375	$2.89	$3.08	$3.29	$3.50	$3.72	$3.95	$4.19	$4.43	$4.69	$4.95	$5.23
6/8/2000	$67.0000	$2.85	$3.04	$3.25	$3.46	$3.67	$3.90	$4.13	$4.38	$4.63	$4.89	$5.16
6/9/2000	$68.8750	$2.74	$2.92	$3.11	$3.31	$3.52	$3.74	$3.97	$4.20	$4.44	$4.69	$4.95
6/12/2000	$65.0000	$2.99	$3.19	$3.41	$3.63	$3.86	$4.09	$4.34	$4.59	$4.86	$5.13	$5.42
6/15/2000	$69.1250	$2.73	$2.92	$3.11	$3.31	$3.52	$3.73	$3.96	$4.19	$4.43	$4.68	$4.93
6/19/2000	$75.6875	$2.39	$2.55	$2.72	$2.89	$3.07	$3.26	$3.45	$3.66	$3.87	$4.08	$4.30
6/20/2000	$67.6300	$2.83	$3.02	$3.22	$3.43	$3.64	$3.87	$4.10	$4.34	$4.59	$4.85	$5.12
6/21/2000	$74.7500	$2.44	$2.60	$2.77	$2.95	$3.13	$3.32	$3.52	$3.73	$3.94	$4.16	$4.39
6/22/2000	$68.4375	$2.78	$2.97	$3.17	$3.37	$3.58	$3.80	$4.03	$4.27	$4.51	$4.77	$5.03
6/26/2000	$69.8750	$2.70	$2.88	$3.08	$3.27	$3.48	$3.69	$3.91	$4.14	$4.38	$4.62	$4.88
6/29/2000	$62.2500	$3.22	$3.44	$3.67	$3.91	$4.15	$4.41	$4.67	$4.95	$5.24	$5.53	$5.84
6/30/2000	$67.9375	$2.82	$3.01	$3.21	$3.42	$3.64	$3.86	$4.09	$4.33	$4.58	$4.84	$5.10
7/3/2000	$70.8750	$2.65	$2.83	$3.02	$3.21	$3.42	$3.62	$3.84	$4.07	$4.30	$4.54	$4.79
7/5/2000	$66.3125	$2.94	$3.14	$3.34	$3.56	$3.78	$4.02	$4.26	$4.50	$4.76	$5.03	$5.31
7/7/2000	$71.9375	$2.60	$2.78	$2.96	$3.15	$3.35	$3.55	$3.76	$3.98	$4.21	$4.45	$4.69
7/10/2000	$71.6875	$2.62	$2.80	$2.98	$3.17	$3.37	$3.58	$3.79	$4.01	$4.24	$4.48	$4.72
7/12/2000	$74.5000	$2.48	$2.64	$2.82	$3.00	$3.18	$3.38	$3.58	$3.79	$4.00	$4.23	$4.46
7/17/2000	$76.1250	$2.40	$2.57	$2.73	$2.91	$3.09	$3.28	$3.47	$3.68	$3.89	$4.10	$4.32
7/18/2000	$73.0625	$2.56	$2.73	$2.91	$3.10	$3.29	$3.49	$3.70	$3.91	$4.14	$4.37	$4.61
7/19/2000	$72.4375	$2.59	$2.77	$2.95	$3.14	$3.33	$3.54	$3.75	$3.97	$4.19	$4.43	$4.67
7/20/2000	$70.9900	$2.67	$2.85	$3.04	$3.23	$3.44	$3.65	$3.86	$4.09	$4.32	$4.57	$4.82
7/20/2000	$72.5000	$2.59	$2.76	$2.94	$3.13	$3.33	$3.53	$3.74	$3.96	$4.19	$4.42	$4.66
7/24/2000	$67.5625	$2.88	$3.08	$3.28	$3.49	$3.71	$3.94	$4.17	$4.42	$4.67	$4.93	$5.20
7/26/2000	$67.3125	$2.90	$3.10	$3.30	$3.51	$3.74	$3.96	$4.20	$4.45	$4.70	$4.97	$5.24
7/27/2000	$63.6250	$3.16	$3.37	$3.60	$3.83	$4.07	$4.32	$4.58	$4.85	$5.13	$5.42	$5.72
7/28/2000	$62.5625	$3.24	$3.46	$3.69	$3.93	$4.18	$4.44	$4.70	$4.98	$5.27	$5.56	$5.87
7/31/2000	$66.0625	$2.99	$3.19	$3.41	$3.62	$3.85	$4.09	$4.33	$4.59	$4.85	$5.12	$5.40
8/1/2000	$63.9375	$3.14	$3.36	$3.58	$3.81	$4.05	$4.30	$4.56	$4.83	$5.10	$5.39	$5.69
8/2/2000	$62.1875	$3.28	$3.50	$3.73	$3.98	$4.23	$4.49	$4.76	$5.03	$5.33	$5.63	$5.93
8/4/2000	$63.0625	$3.22	$3.43	$3.66	$3.90	$4.14	$4.40	$4.66	$4.93	$5.22	$5.51	$5.82
8/7/2000	$67.2500	$2.92	$3.12	$3.33	$3.54	$3.76	$3.99	$4.23	$4.48	$4.74	$5.00	$5.28
8/9/2000	$68.3125	$2.86	$3.05	$3.25	$3.46	$3.68	$3.90	$4.14	$4.38	$4.63	$4.89	$5.16
8/10/2000	$67.1875	$2.93	$3.13	$3.34	$3.55	$3.77	$4.00	$4.24	$4.49	$4.75	$5.02	$5.29
8/14/2000	$74.6250	$2.51	$2.68	$2.86	$3.04	$3.23	$3.43	$3.63	$3.84	$4.06	$4.29	$4.52
8/15/2000	$76.0000	$2.45	$2.61	$2.78	$2.96	$3.14	$3.34	$3.53	$3.74	$3.95	$4.17	$4.40
8/16/2000	$78.5000	$2.33	$2.49	$2.65	$2.82	$3.00	$3.18	$3.37	$3.56	$3.76	$3.97	$4.19
8/21/2000	$80.6875	$2.25	$2.40	$2.55	$2.72	$2.88	$3.06	$3.24	$3.43	$3.62	$3.82	$4.03
8/23/2000	$84.0625	$2.12	$2.26	$2.41	$2.56	$2.72	$2.88	$3.05	$3.23	$3.41	$3.60	$3.79
8/24/2000	$84.4375	$2.11	$2.25	$2.39	$2.54	$2.70	$2.86	$3.03	$3.21	$3.39	$3.58	$3.77
8/28/2000	$83.6250	$2.14	$2.28	$2.43	$2.59	$2.75	$2.91	$3.08	$3.26	$3.45	$3.64	$3.83
8/30/2000	$83.3750	$2.15	$2.29	$2.44	$2.60	$2.76	$2.93	$3.10	$3.28	$3.46	$3.66	$3.86
9/1/2000	$87.0625	$2.02	$2.16	$2.30	$2.44	$2.59	$2.75	$2.91	$3.08	$3.25	$3.43	$3.62

		Price of our Common Stock on the expiration date of this offer
Option Grant Date	Option Exercise Price	$38.00 to $38.99	$39.00 to $39.99	$40.00 to $40.99	$41.00 to $41.99	$42.00 to $42.99	$43.00 to $43.99	$44.00 to $44.99	$45.00 to $45.99	$46.00 to $46.99	$47.00 to $47.99	$48.00 and higher
9/5/2000	$85.0000	$2.10	$2.24	$2.38	$2.53	$2.69	$2.85	$3.02	$3.20	$3.38	$3.56	$3.76
9/11/2000	$78.5000	$2.37	$2.52	$2.69	$2.86	$3.04	$3.22	$3.41	$3.61	$3.81	$4.03	$4.24
9/12/2000	$77.9375	$2.39	$2.55	$2.72	$2.89	$3.07	$3.26	$3.45	$3.65	$3.86	$4.07	$4.29
9/13/2000	$81.0000	$2.26	$2.41	$2.57	$2.73	$2.90	$3.08	$3.26	$3.45	$3.64	$3.84	$4.05
9/18/2000	$75.0000	$2.54	$2.71	$2.89	$3.07	$3.26	$3.46	$3.66	$3.88	$4.10	$4.32	$4.56
9/19/2000	$80.9375	$2.27	$2.42	$2.58	$2.74	$2.92	$3.09	$3.27	$3.46	$3.66	$3.86	$4.07
9/22/2000	$80.2500	$2.30	$2.46	$2.62	$2.78	$2.96	$3.13	$3.32	$3.51	$3.71	$3.92	$4.13
9/25/2000	$75.6875	$2.52	$2.68	$2.86	$3.04	$3.23	$3.43	$3.63	$3.84	$4.06	$4.28	$4.51
9/27/2000	$79.2500	$2.35	$2.51	$2.67	$2.84	$3.02	$3.20	$3.39	$3.59	$3.79	$4.00	$4.22
10/2/2000	$78.3750	$2.40	$2.56	$2.72	$2.90	$3.08	$3.26	$3.46	$3.66	$3.86	$4.08	$4.30
10/2/2000	$78.3800	$2.40	$2.56	$2.72	$2.90	$3.08	$3.26	$3.46	$3.66	$3.86	$4.07	$4.30
10/3/2000	$77.0000	$2.46	$2.63	$2.80	$2.98	$3.16	$3.35	$3.55	$3.75	$3.97	$4.19	$4.41
10/4/2000	$81.5625	$2.26	$2.41	$2.57	$2.73	$2.90	$3.08	$3.26	$3.45	$3.64	$3.84	$4.05
10/9/2000	$75.1875	$2.56	$2.73	$2.91	$3.09	$3.28	$3.48	$3.69	$3.90	$4.12	$4.35	$4.59
10/10/2000	$46.4300	$5.28	$5.64	$6.02	$6.41	$6.82	$7.24	$7.68	$8.14	$8.64	$9.28	$9.94
10/10/2000	$67.1250	$3.03	$3.23	$3.44	$3.66	$3.89	$4.13	$4.37	$4.63	$4.89	$5.16	$5.44
10/11/2000	$67.1875	$3.02	$3.23	$3.44	$3.66	$3.89	$4.12	$4.37	$4.62	$4.89	$5.16	$5.44
10/16/2000	$70.6250	$2.82	$3.00	$3.20	$3.40	$3.62	$3.83	$4.06	$4.30	$4.54	$4.79	$5.06
10/17/2000	$69.5625	$2.88	$3.07	$3.28	$3.48	$3.70	$3.92	$4.16	$4.40	$4.65	$4.91	$5.17
10/18/2000	$68.1250	$2.97	$3.17	$3.38	$3.60	$3.82	$4.05	$4.29	$4.54	$4.80	$5.07	$5.34
10/24/2000	$53.0500	$4.33	$4.63	$4.93	$5.25	$5.58	$5.93	$6.28	$6.65	$7.04	$7.44	$7.84
10/24/2000	$77.4375	$2.47	$2.63	$2.80	$2.98	$3.17	$3.36	$3.56	$3.76	$3.97	$4.19	$4.42
10/25/2000	$57.1875	$3.87	$4.13	$4.41	$4.69	$4.98	$5.29	$5.61	$5.93	$6.27	$6.63	$6.99
10/25/2000	$60.5656	$3.55	$3.79	$4.04	$4.30	$4.57	$4.85	$5.14	$5.44	$5.75	$6.07	$6.40
10/30/2000	$62.7500	$3.38	$3.61	$3.84	$4.09	$4.34	$4.61	$4.88	$5.17	$5.46	$5.77	$6.08
10/31/2000	$66.3125	$3.11	$3.32	$3.54	$3.77	$4.00	$4.24	$4.50	$4.76	$5.03	$5.31	$5.59
11/6/2000	$65.3125	$3.19	$3.41	$3.63	$3.86	$4.10	$4.35	$4.61	$4.88	$5.16	$5.44	$5.74
11/7/2000	$62.3125	$3.43	$3.66	$3.90	$4.15	$4.40	$4.67	$4.95	$5.24	$5.54	$5.85	$6.16
11/8/2000	$59.0000	$3.72	$3.97	$4.23	$4.50	$4.78	$5.07	$5.38	$5.69	$6.02	$6.35	$6.70
11/13/2000	$61.5625	$3.50	$3.73	$3.98	$4.23	$4.50	$4.77	$5.06	$5.35	$5.65	$5.97	$6.30
11/27/2000	$56.5625	$4.00	$4.26	$4.54	$4.84	$5.14	$5.45	$5.78	$6.11	$6.46	$6.83	$7.20
11/28/2000	$53.4688	$4.35	$4.64	$4.95	$5.27	$5.60	$5.94	$6.30	$6.66	$7.05	$7.44	$7.85
11/29/2000	$52.2500	$4.50	$4.81	$5.13	$5.46	$5.80	$6.15	$6.52	$6.90	$7.30	$7.71	$8.13
11/30/2000	$51.0000	$4.67	$4.99	$5.32	$5.66	$6.02	$6.38	$6.77	$7.17	$7.58	$8.00	$8.44
12/14/2000	$51.0000	$4.70	$5.02	$5.35	$5.69	$6.05	$6.42	$6.81	$7.20	$7.62	$8.04	$8.48
12/15/2000	$37.8900	$7.50	$8.15	$8.83	$9.52	$10.24	$10.97	$11.72	$12.48	$13.26	$14.06	$14.86
12/18/2000	$36.7400	$8.03	$8.71	$9.41	$10.13	$10.87	$11.62	$12.39	$13.18	$13.98	$14.79	$15.62
12/18/2000	$56.1250	$4.08	$4.35	$4.64	$4.94	$5.24	$5.56	$5.90	$6.24	$6.59	$6.96	$7.34
12/20/2000	$47.7500	$5.20	$5.55	$5.92	$6.30	$6.70	$7.11	$7.54	$7.98	$8.44	$8.91	$9.54
12/29/2000	$47.8125	$5.21	$5.56	$5.93	$6.31	$6.71	$7.12	$7.55	$7.99	$8.44	$8.92	$9.53
1/2/2001	$46.3750	$5.46	$5.83	$6.22	$6.62	$7.04	$7.47	$7.92	$8.38	$8.90	$9.55	$10.21
1/8/2001	$52.0625	$4.60	$4.91	$5.24	$5.57	$5.92	$6.28	$6.65	$7.05	$7.44	$7.86	$8.29
1/22/2001	$44.5100	$5.86	$6.25	$6.67	$7.10	$7.54	$8.00	$8.48	$9.14	$9.80	$10.48	$11.18
1/30/2001	$58.1250	$3.95	$4.21	$4.48	$4.77	$5.07	$5.37	$5.69	$6.02	$6.36	$6.71	$7.07
3/19/2001	$48.1250	$5.32	$5.68	$6.05	$6.43	$6.83	$7.25	$7.68	$8.12	$8.58	$9.05	$9.62
3/20/2001	$42.2100	$6.47	$6.91	$7.36	$7.83	$8.38	$9.03	$9.69	$10.38	$11.08	$11.80	$12.54
3/26/2001	$47.7000	$5.41	$5.77	$6.14	$6.53	$6.94	$7.36	$7.80	$8.25	$8.71	$9.19	$9.83
3/30/2001	$41.5900	$6.64	$7.08	$7.54	$8.03	$8.68	$9.34	$10.02	$10.71	$11.43	$12.16	$12.90
3/30/2001	$46.6200	$5.60	$5.97	$6.36	$6.77	$7.19	$7.63	$8.08	$8.54	$9.02	$9.67	$10.33
4/2/2001	$38.5600	$7.43	$8.09	$8.75	$9.44	$10.14	$10.86	$11.59	$12.35	$13.11	$13.90	$14.69
4/3/2001	$36.5900	$8.34	$9.02	$9.73	$10.45	$11.19	$11.95	$12.72	$13.50	$14.30	$15.12	$15.94
4/5/2001	$39.1800	$7.27	$7.82	$8.47	$9.14	$9.83	$10.54	$11.27	$12.01	$12.76	$13.53	$14.32
4/9/2001	$35.1600	$9.05	$9.76	$10.50	$11.25	$12.02	$12.80	$13.60	$14.41	$15.23	$16.06	$16.91
4/9/2001	$35.2188	$9.02	$9.73	$10.47	$11.22	$11.98	$12.76	$13.56	$14.37	$15.19	$16.02	$16.87
4/9/2001	$35.2900	$8.98	$9.70	$10.43	$11.18	$11.94	$12.72	$13.52	$14.32	$15.14	$15.98	$16.82

		Price of our Common Stock on the expiration date of this offer
Option Grant Date	Option Exercise Price	$38.00 to $38.99	$39.00 to $39.99	$40.00 to $40.99	$41.00 to $41.99	$42.00 to $42.99	$43.00 to $43.99	$44.00 to $44.99	$45.00 to $45.99	$46.00 to $46.99	$47.00 to $47.99	$48.00 and higher
4/10/2001	$38.1900	$7.63	$8.28	$8.95	$9.64	$10.35	$11.07	$11.82	$12.58	$13.35	$14.14	$14.94
4/11/2001	$41.3100	$6.73	$7.18	$7.65	$8.19	$8.83	$9.50	$10.18	$10.89	$11.61	$12.34	$13.09
4/16/2001	$41.5800	$6.68	$7.12	$7.59	$8.07	$8.72	$9.38	$10.06	$10.76	$11.48	$12.21	$12.95
4/16/2001	$42.2852	$6.51	$6.95	$7.40	$7.87	$8.41	$9.06	$9.73	$10.41	$11.11	$11.83	$12.56
4/16/2001	$42.2900	$6.51	$6.95	$7.40	$7.87	$8.41	$9.06	$9.72	$10.41	$11.11	$11.83	$12.56
4/16/2001	$50.0000	$5.08	$5.42	$5.77	$6.14	$6.52	$6.91	$7.32	$7.74	$8.18	$8.63	$9.09
4/23/2001	$47.1800	$5.55	$5.92	$6.31	$6.71	$7.12	$7.55	$7.99	$8.46	$8.93	$9.49	$10.14
4/30/2001	$50.8500	$4.98	$5.32	$5.66	$6.02	$6.39	$6.77	$7.17	$7.58	$8.01	$8.45	$8.90
5/2/2001	$53.6000	$4.62	$4.93	$5.24	$5.57	$5.92	$6.27	$6.64	$7.02	$7.42	$7.82	$8.24
5/7/2001	$51.6300	$4.89	$5.21	$5.55	$5.90	$6.26	$6.64	$7.03	$7.43	$7.85	$8.28	$8.73
5/8/2001	$52.0000	$4.84	$5.16	$5.50	$5.84	$6.20	$6.57	$6.96	$7.36	$7.77	$8.20	$8.64
5/9/2001	$49.4900	$5.21	$5.55	$5.91	$6.28	$6.67	$7.07	$7.49	$7.92	$8.36	$8.82	$9.29
5/14/2001	$47.5400	$5.53	$5.90	$6.28	$6.68	$7.09	$7.52	$7.96	$8.41	$8.89	$9.37	$10.04
5/15/2001	$48.9600	$5.30	$5.65	$6.02	$6.40	$6.79	$7.20	$7.62	$8.06	$8.51	$8.98	$9.46
5/21/2001	$58.1400	$4.13	$4.41	$4.69	$4.99	$5.29	$5.61	$5.94	$6.28	$6.63	$6.99	$7.36
5/23/2001	$54.4600	$4.55	$4.85	$5.16	$5.49	$5.83	$6.18	$6.54	$6.91	$7.30	$7.70	$8.11
5/29/2001	$52.2500	$4.85	$5.17	$5.50	$5.85	$6.20	$6.58	$6.96	$7.36	$7.77	$8.19	$8.63
6/4/2001	$52.0900	$4.88	$5.20	$5.54	$5.88	$6.25	$6.62	$7.01	$7.41	$7.82	$8.25	$8.69
6/11/2001	$52.7600	$4.80	$5.12	$5.45	$5.79	$6.15	$6.51	$6.89	$7.28	$7.69	$8.11	$8.54
6/18/2001	$46.0700	$5.86	$6.25	$6.65	$7.07	$7.51	$7.96	$8.42	$8.90	$9.48	$10.14	$10.81
6/25/2001	$42.6600	$6.58	$7.01	$7.46	$7.93	$8.42	$9.06	$9.72	$10.40	$11.10	$11.81	$12.54
9/28/2001	$39.7400	$7.49	$7.98	$8.62	$9.28	$9.96	$10.66	$11.38	$12.11	$12.86	$13.62	$14.39
10/2/2001	$50.3125	$5.36	$5.71	$6.07	$6.45	$6.84	$7.24	$7.66	$8.09	$8.53	$8.99	$9.46
10/2/2001	$51.0000	$5.26	$5.60	$5.96	$6.33	$6.71	$7.10	$7.51	$7.93	$8.37	$8.82	$9.28
10/2/2001	$58.6875	$4.30	$4.58	$4.88	$5.18	$5.49	$5.81	$6.15	$6.50	$6.85	$7.22	$7.60
10/2/2001	$64.4375	$3.77	$4.01	$4.27	$4.53	$4.81	$5.09	$5.38	$5.69	$6.00	$6.32	$6.65
10/8/2001	$41.3800	$7.09	$7.56	$8.04	$8.57	$9.22	$9.89	$10.58	$11.28	$12.00	$12.74	$13.48
10/9/2001	$39.4100	$7.61	$8.14	$8.79	$9.46	$10.14	$10.85	$11.57	$12.31	$13.06	$13.83	$14.60
10/10/2001	$42.6100	$6.81	$7.25	$7.71	$8.19	$8.69	$9.34	$10.00	$10.69	$11.38	$12.10	$12.83
10/15/2001	$44.5000	$6.41	$6.83	$7.26	$7.71	$8.18	$8.66	$9.18	$9.83	$10.49	$11.18	$11.87
10/30/2001	$43.1500	$6.73	$7.17	$7.62	$8.09	$8.58	$9.15	$9.81	$10.48	$11.17	$11.87	$12.59
11/1/2001	$49.5600	$5.53	$5.89	$6.27	$6.65	$7.05	$7.47	$7.90	$8.34	$8.79	$9.27	$9.75
11/2/2001	$48.6500	$5.68	$6.05	$6.44	$6.83	$7.24	$7.67	$8.11	$8.56	$9.03	$9.51	$10.01
11/5/2001	$50.9500	$5.33	$5.67	$6.03	$6.41	$6.79	$7.19	$7.60	$8.03	$8.47	$8.92	$9.39
11/20/2001	$50.5800	$5.41	$5.76	$6.13	$6.50	$6.89	$7.30	$7.72	$8.15	$8.59	$9.05	$9.52
11/28/2001	$51.3100	$5.32	$5.66	$6.02	$6.39	$6.77	$7.17	$7.58	$8.00	$8.44	$8.89	$9.35
12/24/2001	$51.9400	$5.27	$5.61	$5.97	$6.34	$6.71	$7.11	$7.51	$7.93	$8.36	$8.80	$9.26
12/28/2001	$54.6100	$4.92	$5.24	$5.57	$5.91	$6.27	$6.63	$7.01	$7.40	$7.80	$8.22	$8.64
2/28/2002	$45.7600	$6.43	$6.84	$7.27	$7.71	$8.17	$8.64	$9.12	$9.63	$10.26	$10.93	$11.61
2/28/2002	$49.5000	$5.77	$6.14	$6.52	$6.92	$7.33	$7.75	$8.19	$8.64	$9.11	$9.58	$10.08
2/28/2002	$52.0000	$5.38	$5.73	$6.09	$6.46	$6.84	$7.24	$7.65	$8.07	$8.51	$8.96	$9.42
3/25/2002	$51.8100	$5.46	$5.81	$6.17	$6.55	$6.93	$7.33	$7.75	$8.17	$8.61	$9.06	$9.53
4/26/2002	$48.1900	$6.09	$6.48	$6.88	$7.30	$7.73	$8.17	$8.63	$9.10	$9.59	$10.09	$10.67
6/14/2002	$43.1200	$7.19	$7.64	$8.12	$8.60	$9.10	$9.69	$10.35	$11.03	$11.72	$12.43	$13.15
6/25/2002	$35.9200	$9.56	$10.27	$10.99	$11.72	$12.47	$13.24	$14.02	$14.81	$15.61	$16.43	$17.25
7/10/2002	$35.5000	$9.79	$10.50	$11.23	$11.97	$12.73	$13.50	$14.29	$15.09	$15.90	$16.72	$17.55
3/31/2003	$36.1200	$9.99	$10.69	$11.41	$12.15	$12.90	$13.66	$14.43	$15.22	$16.02	$16.82	$17.64
6/30/2003	$36.1700	$10.13	$10.84	$11.55	$12.29	$13.04	$13.80	$14.57	$15.36	$16.15	$16.96	$17.77
7/3/2003	$36.0000	$10.21	$10.92	$11.64	$12.38	$13.13	$13.89	$14.67	$15.46	$16.26	$17.06	$17.88
7/21/2003	$36.0500	$10.22	$10.93	$11.65	$12.39	$13.14	$13.90	$14.67	$15.46	$16.26	$17.07	$17.88
7/22/2003	$36.5300	$10.01	$10.71	$11.42	$12.15	$12.89	$13.65	$14.42	$15.20	$15.99	$16.79	$17.60
8/4/2003	$39.4300	$8.91	$9.47	$10.13	$10.82	$11.51	$12.23	$12.95	$13.69	$14.44	$15.21	$15.98
8/8/2003	$37.2100	$9.74	$10.43	$11.13	$11.85	$12.58	$13.33	$14.09	$14.86	$15.64	$16.43	$17.23
9/30/2003	$39.3900	$9.03	$9.59	$10.26	$10.94	$11.64	$12.36	$13.08	$13.82	$14.57	$15.34	$16.11
10/1/2003	$40.8300	$8.64	$9.16	$9.68	$10.33	$11.00	$11.69	$12.40	$13.12	$13.85	$14.60	$15.35
10/2/2003	$40.9800	$8.60	$9.12	$9.64	$10.27	$10.94	$11.63	$12.33	$13.05	$13.78	$14.52	$15.28

		Price of our Common Stock on the expiration date of this offer
Option Grant Date	Option Exercise Price	$38.00 to $38.99	$39.00 to $39.99	$40.00 to $40.99	$41.00 to $41.99	$42.00 to $42.99	$43.00 to $43.99	$44.00 to $44.99	$45.00 to $45.99	$46.00 to $46.99	$47.00 to $47.99	$48.00 and higher
10/6/2003	$42.8700	$8.15	$8.63	$9.14	$9.65	$10.18	$10.82	$11.50	$12.19	$12.89	$13.61	$14.33
10/8/2003	$43.9500	$7.90	$8.38	$8.86	$9.37	$9.88	$10.41	$11.04	$11.71	$12.40	$13.10	$13.82
10/9/2003	$43.9700	$7.90	$8.37	$8.86	$9.37	$9.88	$10.41	$11.03	$11.71	$12.40	$13.10	$13.81
10/13/2003	$44.8000	$7.73	$8.19	$8.67	$9.16	$9.67	$10.18	$10.72	$11.36	$12.04	$12.73	$13.43
10/14/2003	$45.5600	$7.57	$8.02	$8.49	$8.98	$9.47	$9.98	$10.50	$11.04	$11.72	$12.40	$13.09
10/15/2003	$44.9500	$7.70	$8.16	$8.64	$9.13	$9.63	$10.15	$10.68	$11.31	$11.98	$12.67	$13.37
10/16/2003	$45.7500	$7.54	$7.99	$8.45	$8.93	$9.43	$9.93	$10.46	$10.99	$11.64	$12.32	$13.01
10/20/2003	$45.3400	$7.63	$8.08	$8.56	$9.04	$9.54	$10.05	$10.58	$11.16	$11.82	$12.51	$13.20
10/21/2003	$45.8200	$7.53	$7.98	$8.45	$8.93	$9.42	$9.93	$10.44	$10.98	$11.62	$12.30	$12.99
10/23/2003	$44.4800	$7.81	$8.28	$8.76	$9.26	$9.77	$10.29	$10.85	$11.52	$12.20	$12.90	$13.60
10/27/2003	$44.7800	$7.76	$8.22	$8.70	$9.19	$9.70	$10.22	$10.75	$11.40	$12.08	$12.77	$13.47
12/16/2003	$47.9200	$7.22	$7.65	$8.10	$8.55	$9.03	$9.51	$10.01	$10.52	$11.04	$11.57	$12.21
12/17/2003	$48.8100	$7.06	$7.48	$7.92	$8.37	$8.83	$9.30	$9.79	$10.29	$10.80	$11.32	$11.86
12/18/2003	$48.8100	$7.06	$7.48	$7.92	$8.37	$8.83	$9.31	$9.79	$10.29	$10.80	$11.33	$11.86
12/19/2003	$48.4900	$7.12	$7.54	$7.98	$8.44	$8.90	$9.38	$9.87	$10.38	$10.89	$11.42	$11.98
12/22/2003	$48.2300	$7.17	$7.60	$8.04	$8.50	$8.97	$9.45	$9.94	$10.45	$10.97	$11.50	$12.10
12/26/2003	$48.4900	$7.13	$7.56	$8.00	$8.45	$8.92	$9.39	$9.89	$10.39	$10.91	$11.43	$12.00
1/29/2004	$51.0000	$6.75	$7.16	$7.58	$8.01	$8.45	$8.90	$9.37	$9.85	$10.34	$10.84	$11.35
3/23/2004	$44.3800	$8.10	$8.58	$9.07	$9.58	$10.10	$10.63	$11.21	$11.88	$12.56	$13.26	$13.97
3/24/2004	$45.8100	$7.80	$8.26	$8.74	$9.22	$9.73	$10.24	$10.77	$11.31	$11.96	$12.64	$13.33
3/25/2004	$47.2800	$7.51	$7.95	$8.41	$8.89	$9.37	$9.87	$10.38	$10.90	$11.43	$12.03	$12.70
5/4/2004	$45.2500	$7.99	$8.46	$8.94	$9.44	$9.95	$10.47	$11.01	$11.60	$12.28	$12.97	$13.67
5/5/2004	$45.4800	$7.94	$8.41	$8.89	$9.38	$9.89	$10.41	$10.95	$11.51	$12.18	$12.87	$13.57
5/6/2004	$46.2600	$7.78	$8.24	$8.71	$9.20	$9.70	$10.21	$10.73	$11.27	$11.86	$12.54	$13.23
5/7/2004	$47.7500	$7.49	$7.94	$8.39	$8.86	$9.34	$9.84	$10.34	$10.86	$11.39	$11.94	$12.60
5/10/2004	$48.4500	$7.37	$7.80	$8.25	$8.71	$9.19	$9.67	$10.17	$10.68	$11.21	$11.74	$12.32
5/13/2004	$48.0400	$7.45	$7.89	$8.34	$8.81	$9.29	$9.78	$10.28	$10.80	$11.33	$11.87	$12.49
5/17/2004	$46.8300	$7.69	$8.14	$8.61	$9.09	$9.58	$10.08	$10.60	$11.13	$11.67	$12.32	$13.00
5/18/2004	$47.8500	$7.49	$7.94	$8.39	$8.86	$9.34	$9.83	$10.34	$10.86	$11.39	$11.93	$12.58
5/19/2004	$47.5800	$7.55	$7.99	$8.45	$8.92	$9.40	$9.90	$10.41	$10.93	$11.47	$12.01	$12.69
5/21/2004	$47.3800	$7.59	$8.04	$8.50	$8.97	$9.46	$9.95	$10.47	$10.99	$11.53	$12.11	$12.78
5/24/2004	$47.4900	$7.57	$8.02	$8.48	$8.95	$9.43	$9.93	$10.44	$10.97	$11.50	$12.07	$12.74
6/9/2004	$48.2800	$7.45	$7.89	$8.34	$8.80	$9.28	$9.77	$10.27	$10.79	$11.32	$11.86	$12.45
6/10/2004	$48.9100	$7.34	$7.77	$8.21	$8.67	$9.14	$9.63	$10.12	$10.63	$11.15	$11.68	$12.22
6/14/2004	$48.8200	$7.36	$7.79	$8.24	$8.70	$9.17	$9.65	$10.15	$10.66	$11.18	$11.71	$12.26
6/15/2004	$50.1500	$7.13	$7.55	$7.98	$8.43	$8.88	$9.36	$9.84	$10.33	$10.84	$11.36	$11.89
6/16/2004	$50.1400	$7.13	$7.55	$7.98	$8.43	$8.89	$9.36	$9.84	$10.34	$10.84	$11.36	$11.89
6/21/2004	$49.6000	$7.23	$7.66	$8.10	$8.55	$9.01	$9.49	$9.98	$10.48	$10.99	$11.52	$12.05
9/8/2004	$39.2700	$9.66	$10.26	$10.94	$11.63	$12.33	$13.05	$13.78	$14.52	$15.28	$16.04	$16.82
9/9/2004	$40.8800	$9.23	$9.76	$10.31	$10.95	$11.63	$12.33	$13.04	$13.76	$14.49	$15.24	$15.99
9/29/2004	$42.2100	$8.93	$9.45	$9.97	$10.51	$11.12	$11.80	$12.49	$13.19	$13.91	$14.64	$15.38
11/30/2004	$40.9600	$9.35	$9.88	$10.43	$11.07	$11.75	$12.44	$13.15	$13.87	$14.61	$15.35	$16.11
2/3/2005	$38.8400	$10.03	$10.69	$11.37	$12.07	$12.78	$13.51	$14.25	$15.00	$15.75	$16.52	$17.30
4/29/2005	$37.3100	$10.77	$11.46	$12.17	$12.89	$13.63	$14.37	$15.13	$15.90	$16.68	$17.46	$18.26
4/29/2005	$57.3100	$6.56	$6.93	$7.33	$7.73	$8.14	$8.56	$8.99	$9.44	$9.89	$10.36	$10.83
5/25/2005	$39.0700	$10.15	$10.78	$11.46	$12.16	$12.87	$13.59	$14.33	$15.07	$15.83	$16.60	$17.37
6/14/2005	$38.1600	$10.50	$11.18	$11.88	$12.59	$13.31	$14.05	$14.79	$15.55	$16.32	$17.10	$17.88
6/21/2005	$37.9100	$10.61	$11.30	$12.00	$12.71	$13.44	$14.18	$14.93	$15.69	$16.46	$17.24	$18.03
7/7/2005	$38.7900	$10.30	$10.96	$11.65	$12.35	$13.07	$13.79	$14.53	$15.28	$16.04	$16.81	$17.59
7/29/2005	$41.9700	$9.49	$10.02	$10.57	$11.12	$11.76	$12.45	$13.15	$13.86	$14.58	$15.31	$16.06
10/11/2005	$39.9900	$10.12	$10.68	$11.32	$12.01	$12.71	$13.42	$14.14	$14.88	$15.62	$16.38	$17.15
11/2/2005	$35.8300	$11.68	$12.40	$13.13	$13.87	$14.63	$15.39	$16.17	$16.95	$17.75	$18.55	$19.36
11/4/2005	$37.0400	$11.17	$11.88	$12.59	$13.32	$14.06	$14.81	$15.57	$16.34	$17.12	$17.91	$18.71
11/11/2005	$36.0400	$11.60	$12.32	$13.05	$13.79	$14.54	$15.30	$16.07	$16.86	$17.65	$18.45	$19.26
12/30/2005	$36.2400	$11.59	$12.31	$13.03	$13.77	$14.52	$15.28	$16.05	$16.83	$17.62	$18.42	$19.22

MINIMUM VALUE EXCHANGE RATIO—APPROXIMATE DOLLAR VALUES

	Price of our Common Stock on the expiration date of this offer
Option Grant Date	$38.00 to $38.99	$39.00 to $39.99	$40.00 to $40.99	$41.00 to $41.99	$42.00 to $42.99	$43.00 to $43.99	$44.00 to $44.99	$45.00 to $45.99	$46.00 to $46.99	$47.00 to $47.99	$48.00 and higher
ALL OPTION GRANT DATES LISTED ABOVE	$7.00	$7.50	$8.00	$8.00	$8.00	$8.00	$8.00	$8.00	$8.00	$8.00	$8.00

SCHEDULE E

GUIDE TO ISSUES IN COUNTRIES OUTSIDE THE UNITED STATES

* * * * * * * * * * * * * *

OFFER TO EXCHANGE: A GUIDE TO ISSUES IN AUSTRIA

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible service providers subject to tax in Austria. This summary is based on the law in effect in Austria as of January 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant of Restricted Stock Units

You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units

You will be subject to income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting.

A tax exemption up to €620 or a flat 6% tax rate may be available if the restricted stock units can be characterized as a non-recurring additional payment to you. Your total additional payments, including income derived from restricted stock units, will be tax exempt up to €620. If 1/6 of your total annual regular income is less than €2,000, any additional income up to €2,000 is tax exempt. If your total additional payments, including income derived from restricted stock units, exceed €620, the excess will be subject to 6% flat income tax up to 1/6 of your total annual regular income (assuming that 1/6 of your total annual regular income exceeds €2,000).

For example, if you receive annual regular income of €60,000, 1/6 of this income would be €10,000. Generally, any additional payment in one calendar year up to €10,000 would be taxed at a flat 6%. However, any additional payments from the same employer, up to €620, are tax exempt. As €10,000 is more than €2,000, no further tax exemption is available for your additional payments. Therefore, any additional payments from the same employer above €620, up to €10,000, are taxed at a flat 6% rate. If you receive additional payments exceeding €10,000, any excess amount will be taxed at the regular income tax rates. Please note that this preferential tax regime may not be applicable to the income derived from restricted stock units if you have already used the exemptions for the 13th and 14th monthly salary regularly paid in Austria.

Sale of Shares

If you sell the shares acquired upon vesting of your restricted stock units within 12 months of the date of vesting, you will be subject to tax on the gain, provided the total gain from the sale of the shares (and the sale of other moveable property) within one year after their acquisition and from the sale of real estate within 10 (and in certain cases 15) years after its acquisition exceeds €440 in any given calendar year. The gain is calculated as the difference between the sale price and the fair market value of the shares on the date of vesting. If you hold the shares at least 12 months, you will not be subject to tax when you subsequently sell the shares.

Dividends

If you receive shares upon vesting, you may be entitled to receive dividends if the Board of Directors, in its discretion, declares a dividend. Any dividend paid will be subject to income tax in Austria and also to United States federal withholding tax. You may be entitled to a foreign tax credit against your Austrian income tax for the United States federal income tax withheld.

Withholding and Reporting

Under current laws, withholding and reporting for income tax and social insurance contributions (subject to the applicable contribution ceiling) are required when you vest in the restricted stock units, except to the extent that the exemptions for income tax (which also apply to social insurance contributions) apply. Your employer will report your taxable earnings at vesting to the Austrian tax authorities and will withhold accordingly. You are, however, responsible for reporting any income resulting from the sale of shares and the receipt of any dividends and paying all corresponding taxes.

Other Information

Exchange Control Information

If you hold shares outside Austria (even if you hold them outside of Austria with an Austrian bank) you must submit a report to the Austrian National Bank using the form “Standmeldung/Wertpapiere.” An exemption applies if the value of your securities on December 31 does not exceed €75,000. The reporting date is December 31; the deadline for filing the report is March 31 of the following year. The report should be filed at the following postal address: Österreichische Nationalbank, Büro für Devisenstatistik, Postfach 61, 1011 Wien. The forms can be obtained at the Austrian National Bank:

Österreichische Nationalbank

Otto-Wagner-Platz 3

1090 Wien

Tel: +43 1 404 20-0

Fax: +43 1 404 20-94 00

When shares are sold, there may be exchange control obligations if the cash received is held outside Austria. A non-Austrian cash account must be reported to the Austrian National Bank at the postal address listed above on or before the tenth day of the month following the month in which the account is opened. In addition, if the transaction volume of all your accounts abroad exceeds €2.5 million, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the tenth day of the following month by filing the form “Auslandskontenmeldung.” If the transaction value of all cash accounts abroad is less than €2.5 million, no ongoing reporting requirements apply.

OFFER TO EXCHANGE: A GUIDE TO ISSUES IN CANADA

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible service providers subject to tax in Canada. This summary is based on the law in effect in Canada as of January 2006. This summary is general in nature and does not discuss all of the provincial or other tax laws that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. It should be noted that, although most provinces use the same definitions of income and taxable income as is used at the federal level, certain provinces impose their own income tax through comprehensive tax legislation. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units. However, the tax treatment of the exchange of an existing option for the grant of restricted stock units is uncertain. It is possible that the Canada Customs and Revenue Agency (the “CCRA”) will treat the exchange as either (1) a taxable exchange of employee stock options in exchange for the grant of restricted stock units, or (2) two separate transactions (i.e., a tender of existing options for cancellation, followed by a grant of new and unrelated restricted stock units), whereby the tender is viewed as a disposition for no consideration. For the purposes of this summary, it is assumed that the transactions will qualify as two separate transactions under Canadian tax law and accordingly, you disposed of your options for no consideration.

Please note that your eligible options likely qualify for favorable tax treatment in Canada. In particular, you should be able to exclude one-half of the income you realize upon exercise of the option (i.e., the difference between the exercise price you pay and the fair market value of the shares at exercise) from taxation. Furthermore, you should be able to defer taxation on the remaining one-half of option income until the earliest of the time that you sell the shares purchased upon exercise, die or become a non-resident of Canada, provided you file a deferral election with your employer and your options are not worth more than C$100,000 (calculated based on the fair market value of the shares subject to the option at grant).

No such favorable tax treatment will be available for restricted stock units which are taxed as described below. Therefore, before you decide to participate in the offer, you should carefully consider the impact of the favorable tax treatment on your eligible options.

Grant of Restricted Stock Units

You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units

You will be subject to income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting.

Sale of Shares

When you subsequently sell the shares acquired upon vesting, you will be subject to income tax at your marginal tax rate or any gain you realize. The taxable gain will be calculated as one-half of the difference between the sale price and the adjusted cost basis of the shares (generally, the fair market value of the shares on the date of vesting less any brokerage fees).

One-half of any loss arising from the sale of the shares may be deducted from any taxable gain for the year, the previous three years, or any subsequent tax year.

Dividends

If you receive shares upon vesting, you may be entitled to receive dividends if the Board of Directors, in its discretion, declares a dividend. Any dividend paid will be subject to income tax in Canada and also to United States federal withholding tax. You may be entitled to a foreign tax credit against your Canadian income tax for the United States federal income tax withheld.

Withholding and Reporting

Your employer will withhold income tax and any applicable social insurance contributions when your restricted stock units vest and report the income recognized to the CCRA. A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which your restricted stock units vest. It is your responsibility to pay tax on the income arising from the sale of shares and the receipt of any dividends.

OFFER TO EXCHANGE: A GUIDE TO ISSUES IN CHINA

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible service providers subject to tax in China. This summary is based on the law in effect in China as of January 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant of Restricted Stock Units

You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units

You likely will be subject to income tax when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting. You also may be subject to social insurance contributions at vesting.

Sale of Shares

When you subsequently sell the shares acquired upon vesting of, you will be subject to tax on any gain you realize. The taxable gain will be calculated as the difference between the sale price of the shares and the fair market value of the shares at vesting and will be treated as income from the assignment of property.

Dividends

If you receive shares upon vesting, you may be entitled to receive dividends if the Board of Directors, in its discretion, declares a dividend. Any dividend paid will be subject to income tax in China and also to United States federal withholding tax. You may be entitled to a foreign tax credit against your Chinese income tax for the United States federal income tax withheld.

Withholding and Reporting

Your employer may be required to report the grant of restricted stock units to the tax authorities. When your restricted stock units vest and shares are issued to you, your employer will withhold income tax and report your taxable earnings to the tax authorities. Your employer may also withhold and report social insurance contributions if it is of the opinion that applicable legislation requires this. It is your responsibility to report any gain and pay any taxes resulting from the sale of your shares or the receipt of any dividends.

Other Information

Exchange Control Information

When you subsequently sell shares, PRC exchange controls may limit your ability to withdraw/convert funds received upon the sale of shares, particularly if these amounts exceed US $10,000. You should confirm the procedures and requirements for withdrawals and conversions of foreign exchange with your local bank prior to sale.

OFFER TO EXCHANGE: A GUIDE TO ISSUES IN FINLAND

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible service providers subject to tax in Finland. This summary is based on the law in effect in Finland as of January 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant of Restricted Stock Units

You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units

You will be subject to income tax at your normal marginal income tax rate and to social insurance contributions (i.e., health insurance premiums) when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting. Furthermore, you may be subject to church tax on this amount.

Sale of Shares

When you subsequently sell the shares acquired upon vesting, you will be subject to tax on any gain you realize. The taxable gain will be calculated as the difference between the sale proceeds and the fair market value of the shares at vesting. When determining the applicable capital gain, you may deduct from the sale proceeds either: (1) the acquisition cost of the shares (which will be nil) and any other costs in connection with the gain; or (2) 20% of the sale proceeds (40%) if the shares are held at least ten years). If the sale proceeds are less than the fair market value of the shares at vesting, you will be entitled to deduct such a capital loss from capital gains either for the current year or during the next three years.

Wealth Tax

If your assets exceed €250,000, you may be subject to wealth tax in Finland. Please note, however, that draft legislation has been issued according to which the wealth tax obligation may be abolished. Therefore, we recommend that you check with your personal tax advisor if wealth tax is due. If you are subject to wealth tax, you are required to pay wealth tax on the taxable value of any shares you hold at the end of the tax year.

Dividends

If you receive shares upon vesting, you may be entitled to receive dividends if the Board of Directors, in its discretion, declares a dividend. Any dividend paid will be subject to income tax in Finland and also to United States federal withholding tax. You may be entitled to a foreign tax credit against your Finland income tax for the United States federal income tax withheld.

Withholding and Reporting

Your employer will withhold and report income tax and social insurance contributions when your restricted stock units vest. It will be your responsibility to report and pay any wealth tax and any taxes resulting from the sale of shares or receipt of any dividends.

OFFER TO EXCHANGE: A GUIDE TO ISSUES IN FRANCE

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible service providers subject to tax in France. This summary is based on the law in effect in France as of January 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

It is intended that the restricted stock units granted to you as a result of your participation in the offer be eligible for the favorable income tax and social security treatment in France applicable to shares granted for no consideration under the Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code. To qualify for the favorable treatment, your restricted stock units will vest and the shares underlying your restricted stock units may be sold only after the expiration of the applicable vesting and holding period, respectively, under French tax law, as will be set forth in your grant materials.

This means that, except as otherwise provided in your grant materials, your restricted stock units will not vest until the second anniversary of the grant date of the restricted stock units, and you may not sell the shares issued to you upon vesting for an additional two years from the respective vesting date. Please carefully consider these vesting and holding period requirements (which differ from the treatment of restricted stock units granted to eligible service providers in other countries) before you decide to participate in the offer.

In addition, some or all of your eligible options may also qualify for favorable income tax and social security treatment in France, provided they have been granted in accordance with the rules and restrictions applicable to French-qualified options. In particular, any French-qualified options are also subject to a holding period pursuant to which the shares underlying the options may not be sold for at least four years form the grant date. If you decide to exchange any French-qualified options for French-qualified restricted stock units, you will not receive any credit for the holding period elapsed for your options. This means that the vesting and holding period requirements for French-qualified restricted stock units (as described above) apply regardless of whether you exchange French-qualified or nonqualified options. Finally, please note that the favorable tax treatment available for French-qualified options is similar, but not identical, to the favorable treatment applicable to French-qualified restricted stock units. Therefore, we recommend that you consult with your personal tax advisor on the difference in tax treatment before you decide to participate in the offer.

Grant of Restricted Stock Units

You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units

You will not be subject to income tax or social security contributions when the restricted stock units vest and shares are issued to you, provided the minimum vesting period required for French-qualified restricted stock units is satisfied and your restricted stock units retain their French-qualified status.

Sale of Shares

When you subsequently sell the shares acquired upon vesting, you will be subject to tax on the gain you realize. Your gain will be divided into two portions: the gain at vesting equal to the fair market value of the shares at the time of vesting and the capital gain, if any, equal to the difference between the net sale price of the shares and the fair market value of the shares at the time of vesting.

(1)    Gain at vesting: Provided your restricted stock units retain their French-qualified status, the fair market value of the shares issued to you on the vesting date will be taxed at a rate of 41% (i.e., 30% income tax plus 11% additional social taxes1). Alternatively, you may elect for this income to be taxed at your marginal personal income tax rate (up to 48.09% for 2005) plus 11% additional social taxes. There are no social security contributions on the gain at vesting.

(2)    Capital gain: If your total gross proceeds from the sale of securities (including sales by members of your household) during the relevant calendar year exceed a certain amount, set annually (€15,000 for 2005), you must pay capital gains tax on the capital gain realized (i.e., the difference between the net sale price and the fair market value of the shares issued to you on the vesting date). Capital gains tax applies at the rate of 27% (i.e., 16% income tax plus 11% additional social taxes). You will not be subject to capital gains tax if your total gross proceeds from the sale of securities (including sales by members of your household) during the relevant calendar year do not exceed the set amount (€15,000 for 2005).

If the sale price is less than the fair market value of the share on the vesting date, you will realize a capital loss. Provided the above €15,000 threshold is exceeded, such capital loss can be offset against capital gains realized from the sale of securities during the year in which you sold the shares and/or during the ten following years. Capital losses cannot be offset against other types of income (such as salary).

Dividends

If you receive shares upon vesting, you may be entitled to receive dividends, if the Board of Directors, in its discretion, declares a dividend. Any dividend paid will be subject to income tax in France and also to United States federal withholding tax. You may be entitled to a foreign tax credit against your French income tax for the United States federal income tax withheld.

Withholding and Reporting

There is currently no withholding or income tax reporting obligation for your employer with respect to French-qualified restricted stock units. However, your employer will report the vesting of your restricted stock units to the French social security authorities. You will be responsible for paying any taxes resulting from the vesting of your restricted stock units, the sale of shares and the receipt of any dividends.

Other Information

Exchange Control Information

You may hold shares issued upon vesting of your restricted stock units outside of France provided you declare all foreign accounts, whether open, current, or closed, in your income tax return. Furthermore, you must declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution if the value of the cash or securities is equal to or exceeds a certain amount which is set annually (€7,600 for 2005).

[1]	The 11% additional social taxes are comprised of the following social taxes: 8.2% CSG, 0.5% CRDS, a 2% special social tax, and a 0.3% additional contribution to the special tax.

OFFER TO EXCHANGE: A GUIDE TO ISSUES IN GERMANY

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible service providers subject to tax in Germany. This summary is based on the law in effect in Germany as of January 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant of Restricted Stock Units

You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units

You will be subject to income tax at your marginal tax rate and to social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting. The fair market value of the shares is determined on the date the shares are debited from Maxim’s books for issuance to you.

Pursuant to Section 19a of the German Income Tax Act (Einkommensteurgesetz), you may be able to deduct from the income you receive at vesting the lesser of (i) €135, and (ii) 50% of the value of the shares subject to the restricted stock units on the date of vesting (per calendar year) because the income results from the acquisition of shares in your employer’s parent company at no cost. This deduction may not be available if your restricted stock units are settled in cash rather than in shares. Please check the availability of this deduction with your tax advisor.

Sale of Shares

When you subsequently sell the shares acquired upon vesting, you will not be subject to tax provided that: (i) you own the shares for more than 12 months; (ii) you do not own 1% or more of Maxim’s stated capital (and have not owned 1% or more at ay time in the last five years); and (iii) the shares are not held as business assets (this requirement should be met since you acquired the shares as an employee).

If you are subject to tax upon sale, you will be subject to tax on one-half of the gain as capital gain (less one-half f the sale-related expense). Furthermore, you will be subject to tax only if your total capital gain is €512 or more in the relevant tax year. If this threshold is exceeded, you will be taxed on the full gain (and not only the gain in excess of €512).

Dividends

If you receive shares upon vesting, you may be entitled to receive dividends if the Board of Directors, in its discretion, declares a dividend. Any dividend paid will be subject to income tax in Germany and also to United States federal withholding tax. You may be entitled to a foreign tax credit against your German income tax for the United States federal income tax withheld.

Withholding and Reporting

Your employer will report and withhold income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) when your restricted stock units vest. Should there be a difference between the actual tax liability and the amount withheld, the tax office may assess additional taxes or refund excess taxes after review of your annual tax return. It is your responsibility to report and pay any taxes due as a result of the sale of shares and the receipt of any dividends.

Other Information

Exchange Control Information

If you remit proceeds in excess of €12,500 into Germany, such cross-border payment must be reported monthly to the State Central Bank. This reporting is normally accomplished through the German bank involved in processing your payment. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, you must report your share holding on an annual basis in the unlikely event that you hold shares representing 10% or more of the total or voting capital of Maxim.

OFFER TO EXCHANGE: A GUIDE TO ISSUES IN INDIA

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible service providers subject to tax in India. This summary is based on the law in effect in India as of January 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Please note that your eligible options may qualify for favorable tax treatment in India. In general, employees are subject to tax on the difference (or spread) between the exercise price and the fair market value of the shares at exercise. However, you should be able to defer taxation until the time of sale of your shares, provided the options were offered in accordance with the Guidelines issued by the Central Government of India. Please check with us to determine whether your eligible options qualify for the favorable tax treatment.

No such favorable tax treatment will be available for restricted stock units which are taxed as described below. Therefore, before you decide to participate in the offer, you should consider the impact of the favorable tax treatment on your eligible options.

Grant of Restricted Stock Units

You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units

You will be subject to income tax when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting.

You should not be subject to provident fund contributions or other social insurance contributions upon vesting of your restricted stock units.

Sale of Shares

The following analysis assumes that you are an ordinary resident of India. If you are not an ordinary resident of India, different tax treatment may apply and you are strongly encouraged to consult with your personal tax advisor.

When you subsequently sell the shares acquired upon vesting, you will be subject to tax on any gain you realize. The taxable gain will be calculated as the difference between the sale price and the fair market value of the shares issued to you at vesting. If you hold the shares for more than 12 months, you will be taxed at the more favorable long-term capital gains tax rate. If you hold the shares for 12 months or less, the gain will be treated as short-term gain which is included with your other income and taxed at your marginal tax rate.

Dividends

If you receive shares upon vesting, you may be entitled to receive dividends if the Board of Directors, in its discretion, declares a dividend. Any dividend paid will be subject to income tax in India and also to United States federal withholding tax. You may be entitled to a foreign tax credit against your Indian income tax for the United States federal income tax withheld.

Withholding and Reporting

Your employer will report and withhold income tax when your restricted stock units vest. However, it is your responsibility to pay any tax resulting from the sale of shares and the receipt of any dividends.

Other Information

Exchange Control Information

You must repatriate all sale proceeds and any cash dividends to India and convert the proceeds into local currency within a reasonable period of time (i.e., within seven days) after the sale of your shares or the receipt of any dividends, as applicable. You will receive a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or your employer requests proof of repatriation.

OFFER TO EXCHANGE: A GUIDE TO ISSUES IN ISRAEL

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible service providers subject to tax in Israel. This summary is based on the law in effect in Israel as of January 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant of Restricted Stock Units

You likely will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units

You will not be subject to tax when the restricted stock units vest and shares are issued to you.

Sale of Shares

When you sell the shares acquired upon vesting, you will be subject to income tax at your marginal income tax rate and to national insurance and health insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) on the gain you realize. The taxable gain will be equal to the sale proceeds (minus any brokerage fees or other costs related to the sale of the shares).

Dividends

If you receive shares acquired upon vesting, you may be entitled to receive dividends if the Board of Directors, in its discretion, declares a dividend. Any dividends paid on the shares will be subject to tax in Israel and also to United States federal withholding tax. You may be entitled to a foreign credit against your Israeli income tax for the United States federal income tax withheld.

Withholding and Reporting

Your employer will withhold and report income tax and any applicable national insurance and health insurance contributions on the gain realized when you sell the shares acquired upon vesting of your restricted stock units.

OFFER TO EXCHANGE: A GUIDE TO ISSUES IN JAPAN

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible service providers subject to tax in Japan. This summary is based on the law in effect in Japan as of January 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units. Please note, however, that the Japanese tax treatment of an option exchange for restricted stock units is uncertain because there are no specific tax provisions related to such an exchange. Therefore, we recommend that you check with your personal tax advisor on the potential tax consequences of the offer.

Grant of Restricted Stock Units

Although the tax treatment of restricted stock units is uncertain in Japan, under the current practice of the tax authorities, you likely will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units

You will likely be subject to income tax when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting.

Based on a recent decision of the Supreme Court of Japan on the taxation of stock options, this income will likely be characterized as “remuneration income” and taxed at your marginal tax rate. However, as there is a chance that this Supreme Court decision may not be applicable to the taxation of income realized under other employee equity awards, we recommend that you consult with your personal tax advisor to obtain more information on the income classification issue.

You likely will not be subject to social insurance contributions upon vesting of your restricted stock units.

Sale of Shares

When you subsequently sell the shares acquired upon vesting, you will be subject to tax on any gain you realize. The taxable gain will be calculated as the difference between the sale proceeds and your tax basis in the shares. Your tax basis will likely be the amount you recognize as income at vesting (i.e., the fair market value of the shares at vesting). Generally, you will be subject to capital gains tax at a flat rate of 20%. You may be eligible for a reduced flat tax rate of 10%, as opposed to the standard flat rate of 20%. The 10% temporary lower rate is in effect (until 2007) subject to conditions including: (1) the stock must be traded on a recognized exchange (i.e., the NASDAQ National Market); and (2) the stock must be sold through a securities broker registered in Japan. Please consult with your tax advisor to find out if you are eligible for a reduced rate and/or other favorable stock-related tax treatment.

Dividends

If you receive shares upon vesting, you may be entitled to receive dividends if the Board of Directors, in its discretion, declares a dividend. Any dividends paid on the shares will be subject to income tax in Japan and also to United States federal withholding tax.

If the dividends are paid through a Japanese paying agent (i.e., a securities company in Japan), the paying agent will withhold Japanese income tax at a rate of 10% (as of April 1, 2003 and through March 31, 2008. The withholding rate thereafter will be 20%). You may be entitled to a foreign tax credit against your Japanese income tax for the United States federal income tax withheld.

Withholding and Reporting

Your employer is likely not required to withhold income tax when your restricted stock units vest. It is your responsibility to report any income resulting from the vesting of your restricted stock units, from the sale of shares or from the receipt of any dividends and to pay the applicable taxes.

When you sell the shares acquired upon vesting of your restricted stock units, any capital gains or losses must be reported in that year. However, if your gross annual salary amount is ¥20,000,000 or less and if your total annual income other than remuneration income paid by your main employer and retirement income (for example, bank interest, capital gains and divided income) is ¥200,000 or less for that year, you are not required to report such income. Please consult with your tax advisor to find out if you are eligible for this general exemption from filing a tax return.

Please note that Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn income as a result of their participation in equity incentive plans, and they are systematically auditing the tax returns of such employees to confirm that they have correctly reported the resulting income.

Other Information

Exchange Control information

If you are issued shares with a value that exceeds ¥100,000,000, you must file a report with the Ministry of Finance through the Bank of Japan within 20 days of receiving the shares (provided, however, that if you acquire the shares through a securities company in Japan, this requirement will not apply).

OFFER TO EXCHANGE: A GUIDE TO ISSUES IN KOREA

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible service providers subject to tax in Korea. This summary is based on the law in effect in Korea as of January 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant of Restricted Stock Units

You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units

You will be subject to income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting.

Sale of Shares

When you subsequently sell the shares acquired upon vesting, you will be subject to tax on any gain you realize. The taxable gain will be calculated as the difference between the sale proceeds and the fair market value of the shares at vesting, unless the gain you have realized from the sale of shares in that year is less than the exempt amount, which is currently KRW 2,500,000 per year per type of asset sold. Thus, any gain you realize on stock assets that exceeds KRW 2,500,000 will be subject to capital gains tax.

Dividends

If you receive shares upon vesting, you may be entitled to receive dividends if the Board of Directors, in its discretion, declares a dividend. Any dividend paid will be subject to income tax in Korea and also to United States federal withholding tax. You may be entitled to a foreign tax credit against your Korean income tax for the United States federal income tax withheld.

Withholding and Reporting

Provided your employer does not bear the costs of the restricted stock units, the taxable income recognized upon vesting of your restricted stock units will be considered Class B income. Your employer is not required to withhold or report income tax on such income.

Instead, it would be your responsibility to report and pay any income tax on such income. If you join a Taxpayer’s Association whereby you routinely report your overseas income, you will be eligible for a 10% tax deduction. Alternatively, you may report and pay the tax on the income earned as part of your Global Income Tax report which must be filed by May 31 of the year following the year in which vesting occurred.

Even if the income you earn upon vesting of the restricted stock units is considered Class B income for income tax purposes, your employer may be required to withhold any applicable social insurance contributions that may arise from the vesting of your restricted stock units.

If your employer bears the costs of the restricted stock units, the income recognized upon vesting of your restricted stock units will be considered Class A income. In this case, your employer will withhold and report income tax and any applicable social insurance contributions on such income.

Regardless of how the income recognized at vesting is characterized, you will be required to report and pay any taxes resulting from the sale of shares or the receipt of any dividends.

Other Information

Exchange Control Information

Exchange control laws require Korean residents who realize US $100,000 or more from the sale of shares or the receipt of any dividends to repatriate the proceeds to Korea within six months of the sale or the receipt of the dividends, as applicable.

OFFER TO EXCHANGE: A GUIDE TO ISSUES IN MALAYSIA

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible service providers subject to tax in Malaysia. This summary is based on the law in effect in Malaysia as of January 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant and Vesting of Restricted Stock Units

New tax rules have been enacted in Malaysia and will likely apply to grants made on or after January 1, 2006. However, it is uncertain at this time if and how the new tax rules apply to restricted stock units.

Under one interpretation, you will be subject to income tax when the restricted stock units vest and shares are issued to you, but the taxable amount would be based upon the fair market value of the shares at grant.

Under another interpretation you will be subject to income tax at vesting on the fair market value of the shares on the date of vesting. We recommend that you check with your personal tax advisor on the applicable tax treatment when your restricted stock units vest.

Please note that the Malaysian tax authorities calculate the fair market value of the shares as the average of the highest and lowest trading prices of the shares on the relevant date.

Finally, Employee Provident Fund contributions should not be due on any taxable income resulting from your restricted stock units.

Sale of Shares

You will not be subject to tax on any gain you realize when you subsequently sell the shares issued to you at vesting, provided you are not in the business of buying and selling shares.

Dividends

If you receive shares upon vesting, you may be entitled to receive dividends if the Board of Directors, in its discretion, declares a dividend. Any dividend paid will be subject United States federal withholding tax. You will not be subject to tax in Malaysia on any dividend paid by Maxim.

Withholding and Reporting

Your employer will report the grant of the restricted stock units to the Inland Revenue Board in order for the Inland Revenue Board to assess your taxable income. Your employer will also withhold income tax when you are issued shares at vesting. You will be responsible for reporting and paying any Malaysian tax due upon sale of the shares and for declaring all shares which are issued to you at vesting on your annual tax return.

Other Information

Exchange Control Notification

You must repatriate all proceeds from the sale of shares and the receipt of any dividends to Malaysia as soon as the proceeds are received.

Director Notification

If you are a director of a Malaysian affiliate of Maxim, you are subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian affiliate in writing when you receive an interest (e.g., restricted stock units, shares) in Maxim or any related companies. In addition, you must notify the Malaysian affiliate when you sell shares of Maxim or any related company (including when you sell shares received upon vesting of your restricted stock units). These notifications must be made within fourteen days of acquiring or disposing of any interest in Maxim or any related company.

OFFER TO EXCHANGE: A GUIDE TO ISSUES IN THE NETHERLANDS

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible service providers subject to tax in the Netherlands. This summary is based on the law in effect in the Netherlands as of January 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units, provided your options first vested on or after January 1, 2005. For options which vested prior to January 1, 2005, you were required to defer taxation to the time of exercise by properly completing an Election to Defer Taxation form. For these options, there is a risk that you may be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units. Please check with your personal tax advisor if tax applies under these circumstances.

Grant of Restricted Stock Units

You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units

You will be subject to income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting.

Sale of Shares

When you subsequently sell the shares acquired upon vesting, you will not be subject to tax on any gain you realize, provided you hold less than 5% of Maxim’s outstanding shares.

Annual Investment Tax

Investment yield tax (Box III) applies at a rate of 1.2% on the average value of all assets that you own at the end of the year (including shares of Maxim), subject to an annual exemption (€19,522 for 2005). It is your responsibility to pay any investment tax due.

Dividends

If you receive shares upon vesting, you may be entitled to receive dividends if the Board of Directors, in its discretion, declares a dividend. Any dividends paid will not be subject to income tax in the Netherlands. However, the dividend will be subject to United States federal withholding tax. You may be entitled to a foreign tax credit against your Dutch income tax for the United States federal income tax withheld.

Withholding and Reporting

Your employer will withhold and report income tax and any applicable social insurance contributions due when the restricted stock units vest. It is your responsibility to report any investment tax due and pay any tax due as a result of the sale of shares.

OFFER TO EXCHANGE: A GUIDE TO ISSUES IN THE PHILIPPINES

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible service providers subject to tax in the Philippines. This summary is based on the law in effect in the Philippines as of January 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant of Restricted Stock Units

You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units

You will be subject to income tax when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting. You will not be subject to social insurance contributions when you vest in the restricted stock units.

Sale of Shares

When you sell the shares acquired upon vesting, you will be subject to tax on any gain you realize. The taxable gain will be calculated as the difference between the sale price and the fair market value of the shares issued to you at vesting. If the shares are held for more than 12 months, only 50% of the gain will be included as taxable income.

Dividends

If you receive shares upon vesting, you may be entitled to receive dividends if the Board of Directors, in its discretion, declares a dividend. Any dividend paid will be subject to income tax in the Philippines and also to United States federal withholding tax. You may be entitled to a foreign tax credit against your Philippine income tax for the United States federal income tax withheld.

Withholding and Reporting

Provided your employer does not bear the costs of the restricted stock units, it will not be required to withhold or report income tax at vesting. Instead, it would be your responsibility to pay any tax due upon vesting of your restricted stock units.

If your employer bears the costs of the restricted stock units, it will withhold any report any income tax due at vesting.

In any event, it will be your responsibility to pay any tax due upon the sale of shares and the receipt of any dividends.

OFFER TO EXCHANGE: A GUIDE TO ISSUES IN SINGAPORE

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible service providers subject to tax in Singapore. This summary is based on the law in effect in Singapore as of January 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units because the eligible options are underwater and you have realized no economic gain from the cancellation. However, there is a risk that the Inland Revenue Authority of Singapore (the “IRAS”) may view the exchange as a taxable release, in which case, you will be subject to tax on the value of the shares subject to your eligible options at the time of cancellation. In practice, the IRAS is likely to disregard the release of options and tax only the restricted stock units upon vesting as described below.

Grant of Restricted Stock Units

You will not be subject to tax when restricted stock units are granted to you.

Vesting of Restricted Stock Units

You will be subject to income tax on the fair market value of the shares issued to you when the restricted stock units vest, unless you are eligible for an exemption or deferral, as described below. You likely will not be subject to Central Provident Fund contributions upon vesting of your restricted stock units.

Please note that, if you are neither a Singapore citizen nor a Singapore permanent resident or you are a Singapore resident who intends to leave Singapore permanently, different rules may apply to you and you are advised to consult your personal tax advisor.

As mentioned above, your tax treatment may be different if one of the following schemes applies. Please consult with your personal tax advisor to determine whether one or both of the favorable tax schemes apply and which portion, if any, of your restricted stock units may qualify for the favorable tax treatment.

Company Employee Equity-Based Remuneration Scheme (“CEEBR Scheme”)

Please note that the CEEBR Scheme is available only if restricted stock units are granted to at least 50% of the employees employed by the Singapore affiliate of Maxim (i.e., your employer). In addition, the CEEBR Scheme is available only with respect to restricted stock units that vest after the first anniversary of the restricted stock unit grant date.

You may qualify for a tax exemption on the first S$2,000 of the gain at vesting to the extent the restricted stock units fall under the CEEBR Scheme. If you qualify for the CEEBR Scheme, you will have to pay tax only on 75% of the remaining income (after the S$2,000 exemption) which falls under the exemption. However, tax exemptions under this scheme are limited to gains of up to S$1 million over a ten-year period.

Qualified Employee Equity-Based Remuneration Scheme (“QEEBR Scheme”)

Under the QEEBR Scheme, you may apply to the IRAS for a deferral of the tax due at vesting on the portion of the gain that was not exempt from tax at vesting under the CEEBR Scheme (if applicable). If you qualify for deferral under the QEEBR Scheme, interest will accrue on the deferred tax as explained below.

To qualify for tax deferral under the QEEBR Scheme, you must satisfy the following conditions:

(a) your restricted stock units must vest only after the first anniversary of the restricted stock unit grant date;

(b) you must be exercising employment in Singapore at the time the restricted stock units vest;

(c) you must be employed by the Singapore affiliate of Maxim at the time the restricted stock units vest and you must have been continuously employed by the Singapore affiliate of Maxim since the restricted stock units have been granted to you by Maxim; and

(d) the tax payable on the QEEBR gains must not be borne by your employer.

You will not qualify for the QEEBR Scheme if:

(a) you are an undischarged bankrupt;

(b) IRAS records show that you are a delinquent taxpayer;

(c) the tax on the QEEBR gains is less than S$200; or

(d) you are granted area representative status or generally are not allowed under existing guidelines to settle your tax by installments.

If you are a qualifying employee, you may apply to the IRAS for tax deferral at the time you file your income tax return for the year of assessment. You must submit to the IRAS the relevant application form, together with your employer’s certification on the application form that the QEEBR is properly qualified, together with your tax return.

The maximum deferral period is five years starting from 1 January of the year of assessment (i.e., the year after vesting) for which your QEEBR gains are assessed. You may defer the tax on the QEEBR gains for any period of time, up to the five year maximum subject to the payment of an interest charge.

The interest charge on the deferred tax will commence one month after the date of assessment. The applicable interest rate will be pegged to the average prime rate of the Big Three Banks offered on 15 April of each year and interest will be computed annually based at this rate using the simple interest method. The tax deferred and the corresponding amount of interest would be due upon the expiration of the deferral period. You may pay the deferred tax (together with the pro-rated amount of interest) early with a lump sum payment.

Tax payment deferral will cease and payment of the tax plus the corresponding interest will become due immediately in the following circumstances:

(a) if you are a foreign employee (including a Singapore permanent resident), when you:

(i) terminate your employment in Singapore and leave Singapore;

(ii) are posted overseas; or

(iii) leave Singapore for any period exceeding three months;

(b) if you become bankrupt; or

(c) if you die (the deferred tax and the appropriate interest charge would be recovered from your estate).

Sale of Shares

When you subsequently sell the shares acquired upon vesting, you will not be subject to tax on any gain you realize, unless you are engaged in the business of buying and selling securities.

Dividends

If you receive shares upon vesting, you may be entitled to receive dividends if the Board of Directors, in its discretion, declares a dividend. Any dividend paid will not be subject to income tax in Singapore. However, any dividend paid will be subject to United States federal withholding tax. You may be entitled to a foreign tax credit against your Singapore income tax for the United States federal income tax withheld.

Withholding and Reporting

Your employer is not required to withhold income tax when your restricted stock units vest. However, if you are not a Singapore citizen, nor a Singapore permanent resident or you are a Singapore permanent resident who intends to leave Singapore permanently, different tax withholding rules will apply to you and you are advised to consult your tax advisor.

Your employer will complete a Form IR8A on your behalf which will declare the taxable benefits you have derived from the vesting of the restricted stock units. The completed Form IR8A will state the salary or benefits paid to you by your employer during the year, whether in cash or in kind, including any income you have realized from your restricted stock units. It is your responsibility to file the Form IR8A with the IRAS, along with your income tax return, wherein you must report any income resulting from the vesting of your restricted stock units or from the sale of shares received upon vesting of the restricted stock units and pay the applicable taxes.

Other Information

Reporting Requirements for Directors

If you are a director, association director, or shadow director of a Singapore affiliate of Maxim (i.e., if you sit on the board of directors of a Singapore affiliate), you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest (e.g., restricted stock units, shares) in Maxim or any related companies. Please contact Maxim to obtain a copy of the notification form. In addition, you must notify the Singapore affiliate when you sell or receive shares of Maxim or any related company (including when you sell or receive shares received upon vesting of your restricted stock units). These notifications must be made within two business days of receiving or disposing of any interest in Maxim or any related company. In addition, a notification must be made of your interests in Maxim or any related company within two business days of becoming a director.

OFFER TO EXCHANGE: A GUIDE TO ISSUES IN SPAIN

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible service providers subject to tax in Spain. This summary is based on the law in effect in Spain as of January 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant of Restricted Stock Units

You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units

You will be subject to income tax when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting. This amount will likely be considered compensation in-kind subject to payment on account.

Notwithstanding the above, you may be entitled to a tax exemption on the first €12,000 of the income recognized at vesting, in any 12-month period, provided the following conditions are met:

(1) you hold the shares acquired upon vesting for at least three years after vesting; and

(2) you and your close relatives do not own more than 5% of the capital of Maxim or one of its affiliates.

If you sell your shares prior to the expiration of the three-year period, taxable income will arise at the moment of sale, and it will be your responsibility to file a supplemental tax return for the tax year in which you vested in your restricted stock units. Please confer with your tax advisor to determine if this exemption is available to you.

Social insurance contributions will also be due on the taxable amount for which the exemption above does not apply, unless the applicable contribution ceiling has already been met.

Sale of Shares

When you subsequently sell the shares acquired upon vesting, you will be subject to tax on any gain you realize. The taxable gain will be calculated as the difference between the sale price and the acquisition cost. The acquisition cost will comprise any amount considered for personal income tax purposes as compensation in-kind). Thus, if you included all the shares received upon vesting as compensation in-kind, you would include this amount as your acquisition cost. If a portion of the taxable amount was excluded at vesting due to the exemption described above, you probably would still have to include the exempted amount in your acquisition cost (although this is not clear). You should consult your tax advisor at the time of sale to determine the appropriate acquisition cost.

If you hold the shares for one year or less, any capital gain is taxed at your general income tax rate. If you hold the shares for more than one year, any capital gain will be taxed at a 15% flat rate.

Dividends

If you receive shares upon vesting, you may be entitled to receive dividends if the Board of Directors, in its discretion, declares a dividend. Any dividend paid will be subject to income tax in Spain and also to United States federal withholding tax. You may be entitled to a foreign tax credit against your Spanish income tax for the United States federal income tax withheld.

Withholding and Reporting

The taxable amount at vesting likely will be considered compensation in-kind and, therefore, subject to a payment on account obligation. The payment on account obligation will be charged to you. You will be entitled to deduct the payment on account and obtain a tax credit from your income tax obligation.

Other Information

Exchange Control Information

You must comply with exchange control regulations in Spain. The shares received upon vesting must be declared, for statistical purposes, by filing a form with the Spanish Dirección General de Comercio e Inversiones (the “DGCI”) of the Ministerio de Economia. If you receive the shares through a Spanish financial institution (i.e., a broker operating in Spain), that institution will automatically make the declaration to the DGCI for you. Otherwise, you must make the declaration by filing the appropriate form with the DGCI.

When receiving foreign currency payments derived from the ownership of Maxim shares (i.e., from the sale of shares or receipt of dividends), you must inform the financial institution receiving the payment of the basis upon which such payment is made. You will need to provide the institution with the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of Maxim; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin of the payment received; (vi) the reason for the payment; and (vii) any additional information that may be required.

OFFER TO EXCHANGE: A GUIDE TO ISSUES IN SWITZERLAND

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible service providers subject to tax in Switzerland. This summary is based on the law in effect in Switzerland as of January 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant of Restricted Stock Units

You likely will not be subject tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units

You likely will be subject to income tax (including federal, cantonal and municipal tax) when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting. You will also be subject to social insurance contributions on this income to the extent you have not already exceeded your applicable contribution ceiling.

Sale of Shares

You will not be subject to income tax when you subsequently sell the shares acquired under the Plan, provided the shares are held as private assets.

Dividends

If you receive shares upon vesting, you may be entitled to receive dividends if the Board of Directors, in its discretion, declares a dividend. Any dividend paid will be subject to income tax in Switzerland and also to United States federal withholding tax. You may be entitled to a foreign tax credit against your Swiss income tax for the United States federal income tax withheld.

Withholding and Reporting

If you are (i) a tax resident of Switzerland and (ii) a Swiss national or a foreign employee holding a “C” residence permit, your employer is not required to withhold income tax at the time of vesting, but will withhold and pay any applicable social insurance contributions due at the time of vesting.

If you are a foreign employee holding a “B” permit, or if you are for any other reason an employee subject to income taxation at source, your employer will withhold and report income tax and any applicable social insurance contributions. Depending on the amount of your annual income in Switzerland, you may be required to file a tax return and pay additional taxes (or receive a refund) when the Tax Administration computes your exact amount of taxes based on your tax return.

Regardless of your Swiss tax residency, your employer will report the grant and vesting of the restricted stock units on your annual “certificate of salary” issued to you as of the end of the calendar year during which the restricted stock units are granted or vest. It is your responsibility to attach the “certificate of salary” to your tax return and pay any taxes resulting from the restricted stock units.

In addition, you should declare your restricted stock units and the shares acquired upon vesting of your restricted stock units in your statement on bank accounts and securities (“Wertschriftenverzeichnis”) that you have to file with your personal income tax and wealth tax return.

OFFER TO EXCHANGE: A GUIDE TO ISSUES IN TAIWAN

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible service providers subject to tax in Taiwan. This summary is based on the law in effect in Taiwan as of January 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant of Restricted Stock Units

You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units

You will be subject to personal income tax when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting. You will not be subject to social insurance contributions upon vesting of your restricted stock units.

Sale of Shares

When you subsequently sell the shares acquired upon vesting, you will not be subject to tax on any gain you realize.

Dividends

If you receive shares upon vesting, you may be entitled to receive dividends if the Board of Directors, in its discretion, declares a dividend. You will not be subject to income tax in Taiwan on any dividends received. However, you will be subject to United States federal withholding tax.

Withholding and Reporting

Your employer likely is not required to withhold income tax when your restricted stock units vest. However, if your employer bears the costs of the restricted stock units, it may withhold income tax upon vesting (although this is not certain).

If your employer does not withhold tax, it will be your responsibility to report any income you derive from the vesting of the restricted stock units on your personal tax return and pay the applicable taxes.

OFFER TO EXCHANGE: A GUIDE TO ISSUES IN THAILAND

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible service providers subject to tax in Thailand. This summary is based on the law in effect in Thailand as of January 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant of Restricted Stock Units

You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units

You will be subject to income tax at your progressive rate when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting. For Thai tax purposes, the fair market value of the shares at vesting is defined as the average stock price (as quoted on the NASDAQ National Market) during the month preceding the vesting date. You will not be subject to social insurance contributions on this amount.

Sale of Shares

When you subsequently sell the shares acquired upon vesting, you will be subject to tax on any gain you realize, provided you are a Thai tax resident in the year of sale and you repatriate the sale proceeds to Thailand in the same year. You are considered a Thai tax resident if you reside in Thailand for at least 180 days in a calendar year. The taxable gain will calculated as the difference between the sale price and your cost base in the shares (i.e., the fair market value of the shares on the date of vesting, as defined above). Due to exchange control regulations (as described below), you likely will be required to repatriate the sale proceeds to Thailand in the year of sale; therefore, you likely will be subject to tax at sale.

Dividends

If you receive shares upon vesting, you may be entitled to receive dividends if the Board of Directors, in its discretion, declares a dividend. Any dividend paid will be subject to personal income tax in Thailand if you are a Thai tax resident and you repatriate the dividend to Thailand in the same year. The dividend is also subject to United States federal withholding tax. You may be entitled to a foreign tax credit against your Thai income tax for the United States federal income tax withheld.

Withholding and Reporting

Provided your employer does not bear the costs of the restricted stock units, it is not required to withhold any taxes or report any income recognized upon vesting of your restricted stock units. It would be your responsibility to report any income and pay any taxes resulting from the vesting of your restricted stock units.

If your employer bears the costs of the restricted stock units, it likely will withhold and report income tax when your restricted stock units vest.

Regardless of whether your employer bears the costs of the restricted stock units, it is your responsibility to pay any tax due upon the sale of shares and the receipt of any dividends.

Other Information

Exchange Control Information

You may hold the cash proceeds realized upon the sale of shares and any dividends distributed in foreign currency abroad. However, once such proceeds are repatriated into Thailand, they must be converted into Thai Baht within seven days of receipt through an authorized agent (i.e., those commercial banks in Thailand which are authorized by the Bank of Thailand to engage in business of purchase, exchange and withdrawal of foreign currencies).

OFFER TO EXCHANGE: A GUIDE TO ISSUES IN THE UNITED KINGDOM

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible service providers subject to tax in the United Kingdom. This summary is based on the law in effect in the United Kingdom as of January 2006. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant of Restricted Stock Units

You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units

You will be subject to income tax when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting. Your employer will calculate the income tax due when your restricted stock units vest and will account for this amount to the HM Revenue and Customs (“HMRC”) through the Pay As You Earn (“PAYE”) tax withholding system. If, for any reason, income tax is not withheld by your employer, you are required to pay the income tax due to your employer within 90 days of the date of vesting. If payment is not made within 90 days of the tax event, the amount of any uncollected tax due from you will constitute a loan owed by you to your employer, bearing interest at the then-current HMRC official rate.

You will also be required to pay employees’ National Insurance Contributions (“NICs”) on the fair market value of the shares at vesting. Employees’ NICs apply at a rate of 11% to the extent your total earnings have not exceeded the upper earnings limit, which for the tax year 6 April 2005 to 5 April 2006 is £630 per week. To the extent your total earnings have exceeded the upper earnings limit, you will be subject to employees’ NICs at a rate of 1%, without limit.

In addition, the restricted stock units will be granted to you on the condition that you agree to meet any liability for employer’s NICs, which also become due at vesting of the restricted stock units. To accomplish the foregoing, you will be asked to execute a joint election form. Your restricted stock units shall become null and void if you do not execute and return the joint election form to your employer. For the tax year 6 April 2005 to 5 April 2006, employer NICs are charged at a rate of 12.8%. You will be able to deduct the amount of employer NICs that you must pay from the total taxable income resulting from the vesting of your restricted stock units.

Please note that most (if not all) of your eligible options also were granted on the condition that you agreed to assume the employer’s NICs (which become due at exercise of your stock options). Therefore, the transfer of employer NICs upon vesting of your restricted stock units should not represent a disadvantage compared to the tax treatment of your eligible options (provided you were required to assume employer’s NICs with respect to your eligible options).

Sale of Shares

When you subsequently sell the shares acquired upon vesting, you will be subject to tax on any gain you realize. The taxable gain will be calculated as the difference between the sale proceeds and the fair market value of the shares at vesting. Any capital gains you realize are subject to taper relief calculated depending on the period of time during which you held the shares following the vesting date and whether you continue to be employed by Maxim or one of its affiliates. Further, capital gains tax is payable only on gains from all sources in excess of the annual personal exemption in any tax year (currently £8,500 for the U.K. tax year 6 April 2005 to 5 April 2006).

Dividends

If you receive shares upon vesting, you may be entitled to receive dividends if the Board of Directors, in its discretion, declares a dividend. Any dividend paid will be subject to income tax in the United Kingdom and also to United States federal withholding tax. You may be entitled to a foreign tax credit against your U.K. income tax for the United States federal income tax withheld.

Withholding and Reporting

As described above, your employer is required to withhold income tax and NICs at vesting through the PAYE system. Your employer will also report the details of the grant and vesting of your restricted stock units on its annual U.K. tax return. Your employer will operate PAYE withholding on the amount of the taxable gain at vesting as reduced by the amount of employer NICs transferred to you pursuant to the joint election form. If the amount withheld is not sufficient to cover your actual liability, you will be responsible for paying the difference.

It is your responsibility to report and pay any taxes resulting from the sale of shares and the receipt of any dividends. You will also be required to report the vesting of your restricted stock units, the subsequent disposal of your shares and the receipt of any dividends on your annual U.K. Tax Return.

Other Information

Director Notification Requirements

If you are a director or shadow director of a U.K. subsidiary of Maxim, you may be subject to certain notification requirements under the U.K Companies Act 1985. You may have to notify the U.K. subsidiary in writing of your interest in Maxim and the number and class of shares or rights to which the interest relates. You may also have to notify the U.K. subsidiary when you acquire shares upon vesting of your restricted stock units or sell shares acquired upon vesting. This disclosure requirement may also apply to any rights or shares acquired by your spouse or child(ren) (under the age of 18).

SCHEDULE F

ELECTION FORM

MAXIM INTEGRATED PRODUCTS, INC.

STOCK OPTION/RESTRICTED STOCK UNIT EXCHANGE PROGRAM

ELECTION FORM

Before signing this election form, please make sure you have received, read and understand the documents that make up this offer, including: (1) the Offer to Exchange Certain Outstanding Stock Options for Restricted Stock Units (referred to as the “Offer To Exchange Document”); (2) the letter from John F. Gifford, our Chief Executive Officer, dated February 1, 2006; (3) this election form; and (4) the withdrawal form. The offer contained in this Stock Option/Restricted Stock Unit Exchange Program (the “Offer”) is subject to the terms of these documents as they may be amended. The Offer provides eligible employees holding eligible stock options (“Eligible Options”) the opportunity to exchange those options for restricted stock units as set forth in Section 2 of the Offer To Exchange Document. Unless extended, the Offer will expire at 5:00 p.m., Pacific Standard Time, on March 1, 2006 (the “Expiration Date”). PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you participate in this Offer, you may exchange as many of your eligible Maxim stock options as you choose. The number of restricted stock units you receive will be based on the applicable exchange ratios set forth in Section 2 of the Offer To Exchange Document. Each restricted stock unit will vest in accordance with the schedule described in Section 9 of the Offer To Exchange Document, and will be subject to your continued service to Maxim through each relevant vesting date. You will lose your rights to all exchanged options that are tendered and cancelled in connection with this Offer.

BY PARTICIPATING IN THIS OFFER, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in this Offer, please indicate in the table below: (i) the grant number corresponding to each Eligible Option you wish to tender; (ii) the precise number of Eligible Options you wish to tender; and (iii) the exchange ratio you wish to apply – either the Standard Exchange Ratio or the Minimum Value Exchange Ratio. After you have filled in the table, you must sign, print your name and employee number and date the election form. Please be sure to follow the attached instructions.

You may withdraw your election to participate in the Offer by properly completing and signing the withdrawal form which has been provided to you, and faxing it to Carl Jasper, our Chief Financial Officer, at fax number (408) 530-9176, or delivering it by hand, interoffice mail, First Class United States Mail (or, for eligible employees outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper at Stock Administration, Maxim Integrated Products, 120 San Gabriel Drive, Sunnyvale, CA 94086 before 5:00 p.m., Pacific Standard Time, on March 1, 2006. Responses submitted by any other means are not permitted. Only responses that are complete, signed and actually received by Carl Jasper by the deadline will be accepted.

Option Grant Number (Please Fill In Number)	Number of Eligible Options I Want to Tender from this Option Grant (Please Fill In Number)	Select the Exchange Ratio You Wish to Apply* (Select One)

		☐ Standard Exchange Ratio	☐ Minimum Value Exchange Ratio

		☐ Standard Exchange Ratio	☐ Minimum Value Exchange Ratio

		☐ Standard Exchange Ratio	☐ Minimum Value Exchange Ratio

		☐ Standard Exchange Ratio	☐ Minimum Value Exchange Ratio

		☐ Standard Exchange Ratio	☐ Minimum Value Exchange Ratio

		☐ Standard Exchange Ratio	☐ Minimum Value Exchange Ratio

		☐ Standard Exchange Ratio	☐ Minimum Value Exchange Ratio

		☐ Standard Exchange Ratio	☐ Minimum Value Exchange Ratio

		☐ Standard Exchange Ratio	☐ Minimum Value Exchange Ratio

		☐ Standard Exchange Ratio	☐ Minimum Value Exchange Ratio

*	As explained in the Offer To Exchange Document (to which you should refer for complete information):

1.	Any restricted stock units granted in exchange for Eligible Options for which you elect to use the Standard Exchange Ratio will vest ratably over four quarters starting on May 15, 2006.

2.	The Minimum Value Exchange Ratio, if you elect to use it, will be applied only if it results in the grant of a greater number of restricted stock units in exchange for your Eligible Options. If you elect to use the Minimum Value Exchange Ratio, the restricted stock units will vest ratably over six quarters. If, however, you elect to use the Minimum Value Exchange Ratio, and the Standard Exchange Ratio would result in the grant of a greater number of restricted stock units in exchange for your Eligible Options, then the Standard Exchange Ratio will be applied and the restricted stock units will vest ratably over four quarters starting on May 15, 2006.

I understand that the Eligible Options I have chosen to tender in this Offer will be irrevocably cancelled upon expiration of the offer (presently scheduled for March 1, 2006).

Employee Signature	Date and Time
Employee Name (Please print)	E-mail Address
Employee Number

RETURN THIS ELECTION FORM TO CARL JASPER NO LATER THAN 5:00 P.M., PACIFIC STANDARD TIME, ON MARCH 1, 2006 BY FACSIMILE AT (408) 530-9176, OR BY HAND DELIVERY, INTEROFFICE MAIL, FIRST CLASS UNITED STATES MAIL (OR, FOR ELIGIBLE EMPLOYEES OUTSIDE THE U.S., AN EQUIVALENT PRIORITY MAIL SERVICE), OR PRIVATE EXPRESS MAIL (SUCH AS FEDERAL EXPRESS, UPS OR DHL) TO:

STOCK ADMINISTRATION

CARL JASPER, CHIEF FINANCIAL OFFICER

120 SAN GABRIEL DRIVE

SUNNYVALE, CA 94086

MAXIM INTEGRATED PRODUCTS, INC. STOCK OPTION/RESTRICTED STOCK UNIT EXCHANGE PROGRAM

INSTRUCTIONS TO THE ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of Election Form.

You must submit a properly completed and signed original of this election form (or a facsimile of it) to Carl Jasper, our Chief Financial Officer, either by facsimile at fax number (408) 530-9176 or by hand delivery, interoffice mail, First Class United States Mail (or, for eligible employees outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper at Stock Administration, Maxim Integrated Products, 120 San Gabriel Drive, Sunnyvale, CA 94086 before 5:00 p.m., Pacific Standard Time, on March 1, 2006 (referred to as the “Expiration Date”).

The delivery of all required documents, including election forms, is your sole responsibility. Delivery will be deemed made only when actually received by Maxim in one of the following ways: (1) you may fax the completed form to Carl Jasper, our Chief Financial Officer, at fax number (408) 530-9176, or (2) you may deliver it by hand, interoffice mail, First Class United States Mail (or, for eligible employees outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper, Stock Administration, Maxim Integrated Products, Inc., 120 San Gabriel Drive, Sunnyvale, CA 94086. Responses submitted by any other means are not permitted. In all cases, you should allow sufficient time to ensure timely delivery. Only responses that are complete, signed and actually received by Carl Jasper by the Expiration Date will be accepted.

Our receipt of your election form does not, by itself, constitute our acceptance of your tendered options for exchange. Subject to our rights to terminate the Offer, discussed in Section 16 of the Offer To Exchange Document, we will accept promptly after the expiration date all properly tendered eligible options that are not validly withdrawn. We will give oral or written notice to our option holders generally that we have accepted such options for exchange, which notice may be delivered by press release, e-mail or other method of communication.

Maxim will not accept any alternative, conditional or contingent tenders. By signing this election form you waive any right to receive any notice of the receipt of the tender of your Eligible Options, except as provided for in the Offer To Exchange Document. In addition, any confirmation of receipt that we may send to you will merely be a notification that we have received your election form and does not mean that your options have been accepted for exchange or cancelled. Your Eligible Options that are accepted for exchange will be cancelled on the same U.S. business day as the expiration of the Offer, which is scheduled for March 1, 2006.

2.	Withdrawal and Additional Tenders.

You may withdraw a previously-submitted election form – and thereby withdraw the Eligible Options you had agreed to tender in connection with this Offer – at any time before 5:00 p.m., Pacific Standard Time, on the Expiration Date (or, if Maxim extends the Expiration Date, before the extended expiration of the Offer). To do so, you must complete, sign and date a withdrawal form and either (i) fax it to Carl Jasper, our Chief Financial Officer, at fax number (408) 530-9176, or (ii) deliver it by hand, interoffice mail, First Class United States Mail (or, for eligible employees outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper at Stock Administration, Maxim Integrated Products, Inc., 120 San Gabriel Drive, Sunnyvale, CA 94086. You should note that you may not rescind any withdrawal form, and any eligible options withdrawn will be deemed not properly tendered for purposes of the Offer, unless you properly re-elect to exchange those options before the Expiration Date. If, after submitting your withdrawal form, you change your mind and decide that you would in fact like to participate in the Offer, then, if the Expiration Date has not yet passed, you may re-elect to exchange your Eligible Options. To re-elect to tender your previously-withdrawn Eligible Options, you must, before the Expiration Date, submit a new election form to Carl Jasper, our

Chief Financial Officer, at fax number (408) 530-9176, or deliver it by hand, interoffice mail, First Class United States Mail (or, for eligible employees outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper at Stock Administration, Maxim Integrated Products, 120 San Gabriel Drive, Sunnyvale, CA 94086 by following the procedures described in these instructions. Your new election form must include the required information regarding all of the Eligible Options you want to exchange, and must be signed and clearly dated after the date of your original election form and any withdrawal form you have submitted. Once we have timely received your new, properly completed, signed and dated election form, any previously-submitted election form or withdrawal form will be disregarded and will be considered superseded in all respects by the new election form. You will be bound by the last properly-submitted election form or withdrawal form we receive prior to the Expiration Date.

3.	Tenders.

If you intend to participate in the Offer, you may tender as many of your Eligible Options as you choose and you may select which of your Eligible Options you wish to exchange as well as the applicable exchange ratio(s). Please note that the Minimum Value Exchange Ratio will be available for any given Eligible Options if and only if it is greater than the applicable Standard Exchange Ratio for those same Eligible Options. However, it will not be possible to make this determination until the Expiration Date (currently scheduled for March 1, 2006), as the Standard Exchange Ratio and Minimum Value Exchange Ratio applicable to any given Eligible Options is in part a function of the price of Maxim common stock on the Expiration Date. Accordingly, if you select the Minimum Value Exchange Ratio for any Eligible Options and it turns out that it is unavailable (because it is lower than the Standard Exchange Ratio applicable to those Eligible Options), then the Standard Exchange Ratio will automatically be applied to those Eligible Options.

If you have already exercised a portion of an Eligible Option, your election will apply to the vested portion that remains outstanding and unexercised. However, if an Eligible Option is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), only the portion beneficially owned by the eligible employee may be tendered in the Stock Option/Restricted Stock Unit Exchange Program.

4.	Signatures on this Election Form.

If this election form is signed by the holder of the Eligible Options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the Eligible Options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Maxim of the authority of that person to act in that capacity must be submitted with this election form.

5.	Other Information on This Election Form.

In addition to signing this election form, you must print your name and indicate the date and time at which you signed. Please include a current e-mail address if you have one.

6.	Requests For Assistance or Additional Copies.

Any questions may be directed to Tim Ruehle at (408) 737-7600, ext. 7126. Any requests for additional copies of the Offer To Exchange Document or this election form may be directed to Carl Jasper at (408) 737-7600, ext. 4192. Copies will be furnished promptly at Maxim’s expense.

7.	Irregularities.

We retain sole discretion to resolve all questions related to the form of documents and the validity, form, and eligibility (including time of receipt and acceptance) of any election form. Our resolution of these matters will be conclusive and binding on all parties. We reserve the right to reject any election form or any Eligible Options elected to be exchanged that we determine are not in appropriate form, or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions related to the Offer, or any defect or irregularity in any tender of any particular Eligible Options, or for any particular option holder, provided that if we grant any such waiver, it shall be granted with respect to all option holders tendering Eligible Options in connection with this Offer. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice. This is a one-time offer, and we will strictly enforce the Expiration Date, subject only to an extension thereof that we may grant in our sole discretion.

Important: The election form (or a facsimile copy of it), together with all other required documents, must be faxed to Carl Jasper, our Chief Financial Officer, at fax number (408) 530-9176, or delivered by hand, interoffice mail, First Class United States Mail (or, for eligible employees outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper at Stock Administration, Maxim Integrated Products, 120 San Gabriel Drive, Sunnyvale, CA 94086 on or before the Expiration Date (or, if Maxim extends the Expiration Date, on or before the extended expiration of the Offer).

8.	Additional Documents to Read.

Before deciding to participate in the Offer, you should be sure to read the Offer To Exchange Document, all documents referenced therein, and the letter from John F. Gifford dated February 1, 2006.

9.	Important Tax Information.

If you are a U.S. tax resident, we encourage you to carefully review Section 14 of the Offer To Exchange Document, which contains important U.S. federal income tax information. If you are a tax resident of a country outside the U.S., we encourage you to carefully review Schedule E of the Offer to Exchange Document, which contains information on the tax treatment and other considerations for the Offer. We also recommend that you consult with your personal legal, financial and tax advisors before deciding whether or not to participate in this Offer.

SCHEDULE G

WITHDRAWAL FORM

COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE CHANGED YOUR MIND

AND YOU DO NOT WANT TO EXCHANGE YOUR STOCK OPTIONS

MAXIM INTEGRATED PRODUCTS, INC.

STOCK OPTION/RESTRICTED STOCK UNIT EXCHANGE PROGRAM

WITHDRAWAL FORM

You previously received (1) a copy of the Offer to Exchange Certain Outstanding Stock Options for Restricted Stock Units (referred to as the “Offer To Exchange Document”); (2) the letter from John F. Gifford, our Chief Executive Officer, dated February 1, 2006; (3) an election form; and (4) this withdrawal form. You previously signed and returned the election form in which you elected to ACCEPT Maxim’s offer to exchange certain of your eligible options (the “Offer”). You should submit this form only if you now wish to change that election and REJECT Maxim’s Offer with respect to all or any portion of your previously-tendered eligible options.

To withdraw your previously-submitted election to exchange your eligible options, you must sign, date and deliver this withdrawal form by facsimile to Carl Jasper, our Chief Financial Officer, at fax number (408) 530-9176, or deliver it by hand, interoffice mail, First Class United States Mail (or, for eligible employees outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper at Stock Administration, Maxim Integrated Products, Inc. 120 San Gabriel Drive, Sunnyvale, CA 94086 before 5:00 p.m., Pacific Standard Time, on March 1, 2006 (the “Expiration Date”). If Maxim extends the Expiration Date, this withdrawal form must be received by Carl Jasper by the date and time of the extended expiration of the offer.

You should note that if you withdraw your acceptance of the Offer, you will not receive any restricted stock units pursuant to the Offer in replacement for the withdrawn options. Rather, you will keep all of the options that you so withdraw, and they will continue to be governed by the stock option plan(s) under which they were granted and the existing option agreement(s) between you and Maxim.

You may cancel this withdrawal, and again elect to accept our Offer, by submitting a new election form to Carl Jasper before the Expiration Date (or, if Maxim extends the Expiration Date, on or before the extended expiration of the offer).

Please check ONE of the following boxes:

☐	I wish to withdraw my election to exchange eligible options and instead REJECT the offer to exchange my eligible options. I do not wish to exchange ANY of my eligible options.

☐	I wish to withdraw my election to exchange eligible options and instead REJECT the offer to exchange with respect to those eligible options. If I hold more than one option grant covering such eligible options, I have designated in the following table (i) the specific option grants (by option grant number) to which this withdrawal form applies, and (ii) the number of eligible options in each such option grant to which this withdrawal form applies:

Option Grant Number (Please Fill In Number)	Number of Eligible Options from Each Option Grant Being Withdrawn from the Option Exchange Program (Please Fill In Number)

Please sign this withdrawal form and print your name exactly as it appears on the election form.

Employee Signature
Employee Name (Please print)
Employee Number
Date and Time	E-mail Address

RETURN TO CARL JASPER NO LATER THAN 5:00 P.M., PACIFIC STANDARD TIME,

ON MARCH 1, 2006 BY FAX AT (408) 530-9176, OR DELIVER IT BY HAND, INTEROFFICE

MAIL, FIRST CLASS UNITED STATES MAIL (OR, FOR ELIGIBLE EMPLOYEES OUTSIDE

THE U.S., AN EQUIVALENT PRIORITY MAIL SERVICE), OR PRIVATE EXPRESS MAIL

(SUCH AS FEDERAL EXPRESS, UPS OR DHL) TO CARL JASPER, STOCK ADMINISTRATION,

MAXIM INTEGRATED PRODUCTS, 120 SAN GABRIEL DRIVE, SUNNYVALE, CA 94086

MAXIM INTEGRATED PRODUCTS, INC.

STOCK OPTION/RESTRICTED STOCK UNIT EXCHANGE PROGRAM

INSTRUCTIONS TO THE WITHDRAWAL FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of Withdrawal Form.

A properly completed and signed original of this withdrawal form (or a facsimile of it), must be received by Carl Jasper, our Chief Financial Officer, at fax number (408) 530-9176, or by hand, interoffice mail, First Class United States Mail (or, for eligible employees outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper at Stock Administration, Maxim Integrated Products, 120 San Gabriel Drive, Sunnyvale, CA 94086 on or before 5:00 p.m., Pacific Standard Time, on March 1, 2006 (as noted above, referred to as the “Expiration Date”). If Maxim extends the Expiration Date, this withdrawal form must be received by Carl Jasper by the date and time of the extended expiration of the Offer.

The delivery of all required documents, including withdrawal forms, is your sole responsibility. Delivery will be deemed made only when actually received by Maxim in one of the following ways: (1) you may fax the completed form to Carl Jasper, our Chief Financial Officer, at fax number (408) 530-9176, or (2) you may deliver it by hand, interoffice mail, First Class United States Mail (or, for eligible employees outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper, Stock Administration, Maxim Integrated Products, Inc., 120 San Gabriel Drive, Sunnyvale, CA 94086. Responses submitted by any other means are not permitted. In all cases, you should allow sufficient time to ensure timely delivery. Only responses that are complete, signed and actually received by Carl Jasper by the Expiration Date will be accepted.

Your submission of a withdrawal form withdraws from the Offer all of your previously tendered eligible options. However, you may change your mind and re-elect to exchange any or all of the withdrawn eligible options up until the Expiration Date (or, if Maxim extends the Expiration Date, up until the extended expiration of the Offer). You should note that you may not rescind any withdrawal, and any eligible options withdrawn will be deemed not properly tendered for purposes of the Offer, unless you properly re-elect to exchange those options before the Expiration Date. To re-elect to tender your previously-withdrawn options, you must, before the Expiration Date, submit a later-dated and signed election form with the required information form to Carl Jasper, our Chief Financial Officer, at fax number (408) 530-9176, or deliver it by hand, interoffice mail, First Class United States Mail (or, for eligible employees outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper at Stock Administration, Maxim Integrated Products, 120 San Gabriel Drive, Sunnyvale, CA 94086 by following the procedures described in the instructions to the election form. Your new election form must include the required information regarding all of the eligible options you want to exchange, and must be signed and clearly dated after the date of your original election form and any withdrawal form you have submitted. Once we have timely received your new, properly completed, signed and dated election form, any previously-submitted election form or withdrawal form will be disregarded and will be considered superseded in all respects by the new election form. You will be bound by the last properly-submitted election form or withdrawal form we receive prior to the Expiration Date.

Although we intend to send you an e-mail confirmation of receipt of this withdrawal form, by signing this withdrawal form, you waive any right to receive any notice of the withdrawal of the tender of your eligible options.

2.	Signatures on this Withdrawal Form.

If this withdrawal form is signed by the holder of the eligible options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Maxim of the authority of that person so to act must be submitted with this withdrawal form.

3.	Other Information on this Withdrawal Form.

In addition to signing this withdrawal form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address.

4.	Requests for Assistance or Additional Copies.

Any questions may be directed to Tim Ruehle at (408) 737-7600, ext. 7126. Any requests for additional copies of the Offer To Exchange Document, the election form or this withdrawal form may be directed to Carl Jasper at (408) 737-7600, ext. 4192. Copies will be furnished promptly at Maxim’s expense.

5.	Irregularities.

We retain sole discretion to resolve all questions related to the form of documents and the validity, form, and eligibility (including time of receipt and acceptance) of any withdrawal form. Our resolution of these matters will be conclusive and binding on all parties. We reserve the right to reject any withdrawal form that we determine is not in appropriate form, or that we determine is unlawful to accept. We also reserve the right to waive any of the conditions related to the Offer, or any defect or irregularity in any withdrawal form, or for any particular option holder, provided that if we grant any such waiver, it shall be granted with respect to all option holders tendering eligible options in connection with this Offer. No withdrawal of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in withdrawals, nor will anyone incur any liability for failure to give any such notice. This is a one-time offer, and we will strictly enforce the Expiration Date, subject only to an extension that we may grant in our sole discretion.

Important: The withdrawal form (or a facsimile copy of it), together with all other required documents, must be faxed to Carl Jasper, our Chief Financial Officer, at fax number (408) 530-9176, or delivered by hand, interoffice mail, First Class United States Mail (or, for eligible employees outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper at Stock Administration, Maxim Integrated Products, 120 San Gabriel Drive, Sunnyvale, CA 94086 on or before the Expiration Date (or, if Maxim extends the Expiration Date, on or before the extended expiration of the Offer).

6.	Additional Documents to Read.

Before making any decision to participate in, or to withdraw from, the Offer, you should be sure to read the Offer To Exchange Document, all documents referenced therein, and the letter from John F. Gifford, dated February 1, 2006.

7.	Important Tax Information.

If you are a U.S. tax resident, we encourage you to carefully review Section 14 of the Offer To Exchange Document, which contains important U.S. federal income tax information. If you are a tax resident of a country outside the U.S., we encourage you to carefully review Schedule D of the Offer To Exchange Document, which contains information on the tax treatment and other considerations for the Offer. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this Offer.

G-4